UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

Amendment No. 3

GENERAL FORM REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

State Bank Financial Corporation

(Exact name of registrant as specified in its charter)

Georgia	27-1744232
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

415 East Paces Ferry Road, NE, Suite 200, Atlanta, Georgia	30305
(Address of principal executive offices)	(Zip Code)

478-722-6200

(Registrant’s telephone number, including area code)

Securities registered under Section 12(b) of the Exchange Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

None.	Not Applicable.

Securities registered under Section 12(g) of the Exchange Act:

Common Stock, $0.01 par value per share

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerate filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

We are filing this Amendment No. 3 (the “Amendment”) to our registration statement on Form 10, which was originally filed with the Securities Exchange Commission on October 29, 2010, as amended by that Amendment No. 1 to Form 10 filed on November 5, 2010 and Amendment No. 2 to Form 10 filed on December 14, 2010.  The purpose of this Amendment is to provide updated disclosure regarding the acquisition of certain of the assets and the assumption of certain of the liabilities of United Americas Bank, N.A., from the FDIC, as receiver, on December 17, 2010 and to amend certain previously provided disclosure.  Exhibits required to be filed hereunder are incorporated by reference where specified.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this registration statement on Form 10 that are not statements of historical fact may constitute forward-looking statements. These forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “would,” “could,” “will,” “expect,” “anticipate,” “believe,” “intend,” “plan” and “estimate,” as well as similar expressions.  These forward-looking statements include statements related to our projected growth, anticipated future financial performance, and management’s long-term performance goals, as well as statements relating to the anticipated effects on results of operations and financial condition from expected developments or events, or business and growth strategies, including anticipated internal growth and plans to establish or acquire banks or the assets of failed banks.

These forward-looking statements involve significant risks and uncertainties that could cause our actual results to differ materially from those anticipated in such statements.  Potential risks and uncertainties include those described under “Risk Factors” and the following:

•                  general economic conditions (both generally and in our markets) may be less favorable than expected, which could result in, among other things, a continued deterioration in credit quality, a further reduction in demand for credit and a further decline in real estate values;

•                  the general decline in the real estate and lending markets, particularly in our market areas, may continue to negatively affect our financial results;

•                  our ability to raise additional capital may be impaired if current levels of market disruption and volatility continue or worsen;

•                  we may be unable to collect reimbursements on losses that we incur on our assets covered under loss share agreements with the FDIC as we anticipate;

•                  costs or difficulties related to the integration of the banks we acquired from the FDIC as receiver may be greater than expected;

•                  restrictions or conditions imposed by our regulators on our operations may make it more difficult for us to achieve our goals;

•                  legislative or regulatory changes, including changes in accounting standards and compliance requirements, may adversely affect us;

•                  competitive pressures among depository and other financial institutions may increase significantly;

•                  changes in the interest rate environment may reduce margins or the volumes or values of the loans we make or have acquired;

•                  other financial institutions have greater financial resources and may be able to develop or acquire products that enable them to compete more successfully than we can;

•                  our ability to attract and retain key personnel can be affected by the increased competition for experienced employees in the banking industry;

•                  adverse changes may occur in the bond and equity markets;

•                  war or terrorist activities may cause further deterioration in the economy or cause instability in credit markets;

•                  economic, governmental or other factors may prevent the projected population, residential and commercial growth in the markets in which we operate; and

•                  we will or may continue to face the risk factors discussed from time to time in the periodic reports we file with the SEC.

You should not place undue reliance on the forward-looking statements, which speak only as of the date of this registration statement.  All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. See Item 1A, Risk Factors, for a description of some of the important factors that may affect actual outcomes.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Voluntary Filing

We are voluntarily filing this registration statement on Form 10 to become a reporting company under the Securities Exchange Act of 1934 (the “Exchange Act”). Following the effective date of this registration statement, we will be obligated to file various reports required by the Exchange Act, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K.

Item 1.  Business

General Overview

State Bank Financial Corporation (the “Company”) is a bank holding company incorporated under the laws of the State of Georgia in January 2010 to serve as the holding company for State Bank and Trust Company (the “Bank”).  The Bank is a Georgia state-chartered bank that opened in October 2005 in Pinehurst, Georgia.  The Company was organized at the direction of the board of directors of the Bank for the purpose of acquiring all of the capital stock of the Bank.  On July 23, 2010, the Company became the bank holding company of the Bank under a plan of reorganization and share exchange that was approved by the boards of directors of the Company and the Bank and adopted by the shareholders of the Bank at its annual meeting held on March 11, 2010.

Unless the context indicates otherwise, all references to “we,” “us” and “our” refer to State Bank Financial Corporation and our wholly-owned subsidiary, State Bank and Trust Company, except that if the discussions relate to a period before July 23, 2010, these terms refer solely to State Bank and Trust Company. All references to the “Bank” refer to State Bank and Trust Company.

Under the plan of reorganization and share exchange, the holding company reorganization was effected through a contribution of all of the outstanding shares of the Bank’s common stock to the Company in a one-for-one exchange for shares of the Company’s common stock.  Upon consummation of the reorganization, the Bank became the wholly-owned subsidiary of the Company and all of the former shareholders of the Bank became shareholders of the Company.  Before the reorganization, the Company did not engage in any operations other than organizational activities.  As a result, the consolidated financial statements included in Item 15 of this registration statement reflect the holding company reorganization.  The only significant activities of the Company are the ownership and supervision of the Bank.

We offer a variety of community banking services to individuals and businesses within our middle Georgia and metropolitan Atlanta markets.  Our product line includes loans to small and medium-sized businesses, residential and commercial construction and development loans, commercial real estate loans, farmland and agricultural production loans, residential mortgage loans, home equity loans, consumer loans and a variety of commercial and consumer demand, savings and time deposit products.  We also offer online banking and bill payment services, online cash management, safe deposit box rentals, debit card and ATM card services and the availability of a network of ATMs for our customers.

As of September 30, 2010, our total assets were approximately $2.7 billion, our total loans receivable were approximately $1.2 billion, our total deposits were approximately $2.3 billion and our total shareholders’ equity was approximately $346.4 million.  We are headquartered at 415 East Paces Ferry Road, Suite 200, Atlanta, Georgia 30305.   The Bank’s main office is located at 4219 Forsyth Road, Macon, Georgia 31210.

Recent Developments

July 2009 Offering and Acquisitions

In early 2009, Joseph W. Evans, J. Daniel Speight and Kim M. Childers began negotiations with the Bank to develop a plan to acquire and recapitalize the Bank to be able to use the Bank’s charter to acquire failed banks from the FDIC. During this process, Mr. Evans, Mr. Speight and Mr. Childers performed extensive due diligence on potential failed bank targets, recruited new personnel for the Bank, raised contingent capital from investors, negotiated a change in control transaction with prior management of the Bank, and obtained the necessary support and approval of the Bank’s primary regulators.

On July 24, 2009, the Bank’s new management team led by Mr. Evans, Mr. Speight and Mr. Childers took control of the Bank.  Simultaneously with the change in control transaction, we raised approximately $292.1 million in gross proceeds (before expenses) from investors in a private placement of our common stock, including investments from our new executive management team.  The purchase price for the shares in the offering was $10.00 per share.  The investors in the offering, either directly or through affiliated funds, included hedge funds, mutual funds, an insurance company and individuals.  These new investors now own approximately 92% of our outstanding common stock.

Also on July 24, 2009, the Bank assumed all of the deposits and acquired certain assets and liabilities of the six bank subsidiaries of Security Bank Corporation, Macon, Georgia, from the FDIC, as receiver, under the terms of a purchase and assumption agreement between the Bank and the FDIC dated July 24, 2009 (the “Security Bank Agreement”).

The six banks involved in the transaction were:

•                  Security Bank of Bibb County in Macon, Georgia;

•                  Security Bank of Houston County in Perry and Warner Robins, Georgia;

•                  Security Bank of Jones County in Gray, Georgia;

•                  Security Bank of North Metro in Woodstock, Georgia;

•                  Security Bank of North Fulton in Alpharetta, Georgia; and

•                  Security Bank of Gwinnett County in Suwanee, Georgia.

The six acquired banks (the “Security Banks”) had a total of 20 branches that reopened as branches of our Bank on July 25, 2009.  As a result of the private offering, the acquisition of Security Bank and our other FDIC-assisted acquisitions described below, the Bank was transformed from a small community bank in Pinehurst, Georgia to a much larger commercial bank operating 21 full service branches throughout middle Georgia and metropolitan Atlanta.

Terms of the Security Bank Agreement. Under the terms of the Security Bank agreement, we assumed $2.2 billion of liabilities, including $1.2 billion of retail deposits and $817.4 million of wholesale deposits with no deposit premium paid.  The liabilities assumed also included $159.5 million of Federal Home Loan Bank advances and $23.5 million of other liabilities.  We acquired approximately $2.0 billion of the assets of the Security Banks, including $1.5 billion in loans, net of unearned income, and $115.2 million of other real estate with a discount of $57.6 million of fair value adjustments.  The assets acquired also included $878.1 million of cash and cash equivalents, securities, Federal Home Loan Bank stock and other assets, including the effect of the $316.5 million negative bid described in the following paragraph.

In connection with the acquisition, we conducted due diligence on the Security Banks’ loan portfolios and created financial models of the portfolios to determine expected losses, the costs of administering the portfolios and expected carrying costs and expenses.  Based on this due diligence, we submitted a negative bid to the FDIC to purchase the assets of the Security Banks at a discount of $316.5 million in exchange for the Bank assuming substantially all of the Security Banks’ deposits and certain other liabilities.  We did not pay any deposit premium or other consideration.  The negative bid represents an amount that we believed would be adequate to absorb our share of the probable losses and expenses relating to the Security Banks’ loan portfolios, expected carrying costs for the non-performing assets and the costs to manage those portfolios.  Our judgment as to the adequacy of our negative bid is based on a number of assumptions about future events that we believe to be reasonable but which may or may not prove to be accurate.  The terms of the agreement provide for the FDIC to indemnify us against claims with respect to liabilities and assets of the Security Banks that we did not assume and with respect to certain other claims made after the acquisition based on, among other things:

•                  rights of shareholders of the Security Banks or shareholders of any subsidiary or affiliate of the Security Banks;

•                  rights of creditors of the Security Banks;

•                  rights of any present or former director, officer, employee or agent of the Security Banks or of any subsidiary or affiliate of the Security Banks; and

•                  any action or inaction of the Security Banks, its directors, employees or agents, or any subsidiary or affiliate of the Security Banks before the acquisition.

Loss Share Arrangements.  In connection with the acquisition of the Security Banks, we entered into 12 loss share agreements with the FDIC (two for each Security Bank) that collectively cover approximately $1.6 billion of the acquired assets, including 100% of the acquired loans and other real estate. The first type of loss share agreement covers single-family residential mortgage loans (the “Single Family Loss Agreement”) and the second type of loss share agreement covers construction, commercial real estate and commercial and industrial loans, other real estate owned and other commercial assets (the “Commercial Loss Agreement”).  In this registration statement, we refer to all of the loans and other real estate covered under the loss share agreements as “covered assets.” These loss share agreements with the FDIC afford the Bank significant protection against future losses on the acquired loans and other real estate owned.

Under the terms of the loss share agreements for the Security Banks, the FDIC’s obligation to reimburse us for losses with respect to covered assets begins with the first dollar of loss incurred.  The FDIC agreed to assume 80% of losses and share 80% of loss recoveries on the first $563.0 million of losses on the acquired loans and other real estate owned, and assume 95% of losses and share 95% of loss recoveries on losses exceeding $563.0 million.  The loss share agreements cover losses on single-family residential mortgage loans for 10 years and all other losses for five years (eight years for recoveries on non-residential loans).  In addition to the $712.9 million of fair value discounts on loans and other real estate owned, the Bank recorded a $403.6 million indemnification asset from the FDIC as part of the loss share agreements.  The Bank has received $120.6 million in cash from the FDIC under the loss share agreements for the Security Banks as of September 30, 2010.

December 2009 Acquisitions

The Buckhead Community Bank

On December 4, 2009, the Bank assumed substantially all of the deposits and acquired certain assets and liabilities of The Buckhead Community Bank, Atlanta, Georgia, under the terms of a purchase and assumption agreement between the Bank and the FDIC dated December 4, 2009, similar to the Security Bank Agreement. The Buckhead Community Bank and its six branches operated under the following names:  The Sandy Springs Community Bank, The Midtown Community Bank, The Alpharetta Community Bank, The Cobb Community Bank, The Forsyth Community Bank and The Hall Community Bank.  Each of these branches reopened as branches of our Bank.

Under the purchase and assumption agreement for The Buckhead Community Bank, we assumed $810.0 million of liabilities, including $690.7 million of retail deposits and $99.6 million of wholesale deposits with no deposit premium paid.  The liabilities assumed also included $16.5 million of Federal Home Loan Bank advances and other borrowings and $3.2 million of other liabilities.  We acquired approximately $880.5 million of the assets of The Buckhead Community Bank, including $635.4 million in loans, net of unearned income, with a discount of $291.8 million of fair value adjustments and $62.1 million of other real estate with a discount of $27.4 million of fair value adjustments.  The assets acquired also included $211.8 million of cash and cash equivalents, securities, Federal Home Loan Bank and Federal Reserve Bank stock and other assets, including the effect of the $100.3 million negative bid described in the following paragraph.

In connection with the acquisition, we conducted due diligence on the The Buckhead Community Bank’s loan portfolio and created financial models of the portfolio to determine expected losses, the costs of administering the portfolio and expected carrying costs and expenses. Based on this due diligence, we submitted a negative bid to the FDIC to purchase the assets of The Buckhead Community Bank at a discount of $100.3 million in exchange for the Bank assuming substantially all of The Buckhead Community Bank’s deposits and certain other liabilities.  We did not pay any deposit premium or other consideration.  The negative bid represents an amount that we believe will be adequate to absorb the probable losses and expenses relating to The Buckhead Community Bank’s loan portfolio, expected carrying costs for the non-performing assets and the costs to manage that portfolio.  Our judgment as to the adequacy of our negative bid is based on a number of assumptions about future events that we believe to be reasonable but which may or may not prove to be accurate.

The Bank entered into two loss share agreements with the FDIC on approximately $697.5 million of The Buckhead Community Bank’s assets, including 100% of the acquired loans and other real estate, similar to the loss share agreements described above for the Security Banks.  The FDIC agreed to assume 80% of losses and share 80% of loss recoveries on the first $254.0 million of losses on the acquired loans and other real estate owned, and assume 95% of losses and share 95% of loss recoveries on losses exceeding $254.0 million.  In addition to the $319.2 million of fair value discounts on loans and other real estate owned, the Bank recorded a $213.8 million indemnification asset from the FDIC as part of the loss share agreements. The Bank has received $26.7 million in cash from the FDIC under the loss share agreements for The Buckhead Community Bank as of September 30, 2010.

First Security National Bank

On December 4, 2009, the Bank also assumed substantially all of the deposits and acquired certain assets and liabilities of First Security National Bank, Norcross, Georgia under the terms of a purchase and assumption agreement between the Bank and the FDIC dated December 4, 2009, similar to the agreements described above.  The four branches of First Security National Bank reopened as branches of our Bank. Under the purchase and assumption agreement, we assumed $118.9 million of liabilities, including $113.2 million of retail deposits and $4.5 million of wholesale deposits with no deposit premium paid.  The liabilities assumed also included $1.2 million of other liabilities.  We acquired approximately $113.0 million of the assets of First Security National Bank, including $50.7 million in loans, net of unearned income, with a discount of $17.4 million of fair value adjustments and $29.4 million of other real estate with a discount of $12.0 million of fair value adjustments.  The assets acquired also included $49.5 million of cash and cash equivalents, securities, and other assets, including the effect of the $10.7 million negative bid described in the following paragraph.

In connection with the acquisition, we conducted due diligence on the First Security National Bank’s loan portfolio and created financial models of the portfolio to determine expected losses, the costs of administering the portfolio and expected carrying costs and expenses. Based on this due diligence, we submitted a negative bid to the FDIC to purchase the assets of First Security National Bank at a discount of $10.7 million in exchange for the Bank assuming substantially all of First Security National Bank’s deposits and certain other liabilities.  We did not pay any deposit premium or other consideration.  The negative bid represents an amount that we believe will be adequate to absorb the probable losses and expenses relating to First Security National Bank’s loan portfolio, expected carrying costs for the non-performing assets and the costs to manage that portfolio.  Our judgment as to the adequacy of our negative bid is based on a number of assumptions about future events that we believe to be reasonable but which may or may not prove to be accurate.

The Bank entered into two loss share agreements on approximately $80.1 million of First Security National Bank’s assets, including 100% of the acquired loans and other real estate, similar to the loss share agreements described above for the Security Banks.  The FDIC agreed to assume 80% of losses and share 80% of loss recoveries on the first $27.0 million of losses on the acquired loans and other real estate owned, and assume 95% of losses and share 95% of loss recoveries on losses exceeding $27.0 million.  In addition to the $29.4 million of fair value discounts on loans and other real estate owned, the Bank recorded a $19.8 million indemnification asset from the FDIC as part of the loss share agreements.  The Bank has received $5.1 million in cash from the FDIC under the loss share agreements for First Security National Bank as of September 30, 2010.

2010 Acquisitions

NorthWest Bank and Trust

On July 30, 2010, the Bank entered into a purchase and assumption agreement with a loss share arrangement with the FDIC, as receiver of NorthWest Bank and Trust, Acworth, Georgia, to assume $133.3 million in liabilities and acquire approximately $154.5 million in assets of NorthWest Bank and Trust, a former full-service community bank headquartered in Acworth, Georgia.  The Bank now operates one former NorthWest Bank and Trust branch in Marietta, Georgia.  Under the purchase and assumption agreement, we assumed $132.6 million of retail deposits with no deposit premium paid.  The liabilities assumed also included $700,000 of other liabilities.  We acquired approximately $154.5 million of the assets of NorthWest Bank and Trust, including $97.8 million in loans, net of unearned income, with a discount of $40.9 million of fair market value adjustments and $5.0 million of other real estate with a discount of $2.5 million of fair value adjustments.  The assets acquired also included $32.0 million of cash and cash equivalents, securities, and other assets, including the effect of the $18.8 million negative bid described in the following paragraph.

In connection with the acquisition, we conducted due diligence on the NorthWest Bank and Trust’s loan portfolio and created financial models of the portfolio to determine expected losses, the costs of administering the portfolio and expected carrying costs and expenses.  Based on this due diligence, we submitted a negative bid to the FDIC to purchase the assets of NorthWest Bank and Trust at a discount of $18.8 million in exchange for the Bank assuming substantially all of NorthWest Bank and Trust’s deposits and certain other liabilities.  The negative bid represents an amount that we believe will be adequate to absorb the probable losses and expenses relating to NorthWest Bank and Trust’s loan portfolio, expected carrying costs for the non-performing assets and the costs to manage that portfolio.  Our judgment as to the adequacy of our negative bid is based on a number of assumptions about future events that we believe to be reasonable but which may or may not prove to be accurate.

The Bank entered into two loss share agreements on approximately $102.0 million of NorthWest Bank and Trust’s assets, including 100% of the acquired loans (with the exception of consumer loans) and other real estate, similar to the loss share agreements described above for the Security Banks.  The FDIC agreed to assume 80% of losses and share 80% of loss recoveries on the acquired loans and other real estate owned.  In addition to the $43.4 million of fair value discounts on loans and other real estate owned, the Bank recorded a $25.0 million indemnification asset from the FDIC as part of the loss share agreements.  The Bank has not received any cash from the FDIC under the loss share agreements for NorthWest Bank and Trust as of September 30, 2010.

United Americas Bank, N.A.

On December 17, 2010, the Bank entered into a purchase and assumption agreement with a loss share arrangement with the FDIC, as receiver of United Americas Bank, N.A., Atlanta, Georgia, to assume certain liabilities and acquire certain assets of United Americas Bank, a former full-service community bank headquartered in Atlanta, Georgia.  The Bank now operates two former United Americas Bank branches in Atlanta and Chamblee Georgia.  As of September 30, 2010, United Americas Bank had approximately $242.3 million in total assets and $193.8 million in total deposits.

In connection with the acquisition, we conducted due diligence on the United Americas Bank’s loan portfolio and created financial models of the portfolio to determine expected losses, the costs of administering the portfolio and expected carrying costs and expenses.  Based on this due diligence, we submitted a negative bid to the FDIC to purchase certain of the assets of United Americas Bank at a discount of $45.7 million in exchange for the Bank assuming substantially all of United Americas Bank’s deposits and certain other liabilities.  We did not pay any deposit premium or other consideration. The negative bid represents an amount that we believe will be adequate to absorb the probable losses and expenses relating to United Americas Bank’s loan portfolio, expected carrying costs for the non-performing assets and the costs to manage that portfolio.  Our judgment as to the adequacy of our negative bid is based on a number of assumptions about future events that we believe to be reasonable but which may or may not prove to be accurate.

The Bank entered into two loss share agreements on approximately $195.8 million of United Americas Bank’s assets, including 100% of the acquired loans (with the exception of consumer loans) and other real estate, similar to the loss share agreements described above for the Security Banks.  The FDIC agreed to assume 80% of losses and share 80% of loss recoveries on the acquired loans and other real estate owned.

In this registration statement, we refer to the six bank subsidiaries of Security Bank Corporation, Macon, Georgia; The Buckhead Community Bank, Atlanta, Georgia; First Security National Bank, Norcross, Georgia; NorthWest Bank and Trust; and United Americas Bank, N.A. collectively as the “Acquired Banks”; and we refer to the indemnification assets associated with the FDIC loss share agreements related to the Acquired Banks as the “FDIC receivable.” Because we acquired United Americas Bank after September 30, 2010, the date of the most recent financial statements included in this registration statement, the amount of the FDIC receivable as discussed in this registration statement, does not reflect the amount of the FDIC receivable attributable to United Americas Bank, which will be reflected in our audited financial statements at and for the year ended December 31, 2010.

Strategic Plan

As a result of the ten FDIC acquisitions over the past 17 months and the fair value discounts associated with each acquisition, we anticipate that a significant portion of our revenue over the next three years will be derived from the continued realization of accretable discounts on the loans that we purchased.  For example, in the third quarter of 2010, we recognized $24.4 million of income, or 49.8% of our total income from the quarter, from the realization of accretable discounts on covered loans and the FDIC receivable.  (See “Lending Activities — General” on page 9 below for an explanation of “accretable discounts.”)  Additionally, we have incurred, and expect to continue to incur, significantly higher non-interest expenses than many peer banks.  These additional expenses are primarily due to the costs associated with staffing and operating our Special Assets Division, which manages the non-performing assets acquired from the FDIC, and our Regulatory Relations Department, which manages compliance with our loss share agreements.

In the short term, we expect that the resolution of our non-performing assets acquired under the loss share agreements with the FDIC in the acquisitions of the Acquired Banks will result in decreasing loan balances as our Special Assets Division works to reduce and resolve these non-performing assets and when necessary liquidate the real estate collateral associated with these loans.  We are also seeking to expand our loan portfolio through traditional community bank lending, the purchase of select loan portfolios, whole loans and loan participations from correspondent banks and specialty lending, including loans acquired and marketed by the FDIC from failed banks.  We will also consider the purchase of select lines of business that complement our existing operations.

To achieve our goals, we have assembled an experienced senior management team, combining extensive market knowledge with an energetic and entrepreneurial culture. The members of our management team have close ties to, and are actively involved in, the communities where we operate, which is critical to our relationship banking focus.  We believe this experienced senior management team has implemented the necessary infrastructure to allow us to integrate the Acquired Banks into our operations and successfully manage the non-performing assets we acquired under the loss share agreements with the FDIC.

As noted above, we have created a Special Assets Division and a Regulatory Relations Department to manage our problem assets and compliance with the loss share agreements with the FDIC.  These departments are fully staffed with over 40 bankers with experience in debt restructuring, loan collection and recovery, real estate appraisal and evaluation and regulatory compliance.  The Special Assets Division works to resolve or liquidate those acquired assets that are non-performing, while the Regulatory Relations Department monitors compliance under the loss share agreements with the FDIC.

Our Market Area

Our primary market area is middle Georgia (including Macon) and metropolitan Atlanta.  In addition to our administrative offices located at 415 East Paces Ferry Road, NE, Suite 200, Atlanta, Georgia, we have 22 full service banking offices.  Our current banking market consists of Bibb, Cobb, Dooly, Houston, Jones, Fulton and Gwinnett Counties.

The following table shows key demographic information about our market areas:

County/ Market	Population (1)	2000-2009 Population Growth (2)	2008-2009 Employment Growth (Loss) (3)	Unemployment Rate (4)

Middle Georgia
Bibb	156,060	1.4%	(5.2)%	9.8%
Dooly	11,819	2.6%	0.6%	9.6%
Houston	135,715	22.5%	1.2%	7.0%
Jones	27,740	17.3%	(7.5)%	8.4%

Metro Atlanta
Cobb	714,692	17.6%	(5.1)%	9.3%
Fulton	1,033,756	26.7%	(4.7)%	10.5%
Gwinnett	808,167	37.3%	(5.2)%	9.1%

(1)       Estimated 2009 population provided by the U.S. Census Bureau.

(2)       Estimate percentage population change from April 1, 2000 to July 1, 2009 for counties provided by the U.S. Census Bureau.

(3)       Estimate based on Bureau of Labor Statistics Quarterly Census of Employment and Wages Year-to-Date percentage change from December 2008 to December 2009 (preliminary).

(4)       Estimate based on Bureau of Labor Statistics Labor force data by county, not seasonally adjusted, July 2009-September 2010 (preliminary).

Competition

The banking business is highly competitive, and we experience competition in our market areas from many other financial institutions.  Competition among financial institutions is based on interest rates offered on deposit accounts, interest rates charged on loans, other credit and service charges relating to loans, the quality and scope of the services rendered, the convenience of banking facilities, and, in the case of loans to commercial borrowers, relative lending limits.  We compete with commercial banks, credit unions, savings institutions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds and other mutual funds, as well as super-regional, national and international financial institutions that operate offices in our market areas and elsewhere.

We compete with these institutions both in attracting deposits and in making loans. In addition, we have to attract our customer base from other existing financial institutions and from new residents. Many of our competitors are well-established, larger financial institutions, such as SunTrust, Bank of America, Wells Fargo and BB&T.  These institutions offer some services, such as extensive and established branch networks, that we do not provide.  In addition, many of our non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks.

Loss Share Resolution

As described above, we have completed nine FDIC-assisted acquisitions that significantly grew our asset and liability base.  As of September 30, 2010, 87.4% of our outstanding principal balance of loans are covered by loss share agreements with the FDIC.

Because of the loss protection provided by the FDIC, the risks associated with the loans and foreclosed real estate we acquired in the FDIC-assisted acquisitions are significantly different from the risks associated with our loans and foreclosed real estate that are not covered under the FDIC loss share agreements.  Where applicable, we refer to loans subject to loss share agreements with the FDIC as “covered loans” and loans that are not subject to loss share agreements with the FDIC as “non-covered loans.”  As of September 30, 2010, our covered loans totaled $957.1 million and our non-covered loans totaled $221.2 million.  Given the FDIC loss share protection for our covered loans, our business model since July 24, 2009 and for the immediate future relies heavily on our loss share resolution business and on the income generated from the remediation and disposal of the assets we acquired from the FDIC, rather than interest earned on loans and other assets like a traditional community bank.

Both the Commercial Loss Agreement and the Single Family Loss Agreement for each of our acquisitions contain specific terms and conditions regarding the management of the covered assets that we must follow to receive reimbursement on losses from the FDIC.  In general, under the loss share agreements, we must:

•                  manage and administer covered loans and other assets and collect and effect charge-offs and recoveries in a manner consistent with our usual and prudent business and banking practices and, with respect to single family shared-loss loans, customary servicing procedures;

•                  exercise our best judgment in managing, administering and collecting amounts on covered loans and other assets and effecting charge-offs with respect to covered loans and other assets;

•                  use commercially reasonable efforts to maximize recoveries with respect to losses on single family shared-loss loans and use our best efforts to maximize collections with respect to shared-loss assets under the Commercial Loss Agreement;

•                  retain sufficient staff to perform the duties under the loss share agreements;

•                  adopt and implement accounting, reporting, record-keeping and similar systems with respect to the Commercial Loss Agreement;

•                  comply with the terms of the modification guidelines approved by the FDIC or another federal agency for any single-family shared-loss loan; and

•                  file quarterly certificates with the FDIC specifying the amount of losses, charge-offs and recoveries.

To ensure compliance with the terms and conditions of the loss share agreements, we use several departments to monitor, manage and administer the different aspects of the loss share agreements.

Our Credit Administration Department supervises the management of performing covered loans. Our personnel use a loan submission sheet to approve all new loans and renewals.  The loan submission sheet requires credit personnel completing the form to indicate whether or not the loan is covered under loss share.  We have trained our credit personnel to watch for any actions that could remove a loan from loss share protection and to contact the Regulatory Relations Department (described below) with any concerns. In that event, the Regulatory Relations Department reviews the situation and, if necessary, obtains advice from the appropriate FDIC personnel.

We have also created a 36-person Special Assets Division comprised of bankers with extensive experience working with borrowers in distressed situations to manage the part of the covered assets portfolio that consists of sub-performing loans, non-performing loans and other real estate owned.  The immediate objective of the Special Assets Division is to remediate the covered problem assets to a satisfactory level of performance or, when that cannot be achieved, liquidate the collateral securing a loan in a manner to minimize the loss to the Bank and the FDIC.  The Finance Department, working closely with the Special Assets Division, manages and tracks all expenses and losses on covered assets and reports these expenses and losses to the FDIC for reimbursement on a quarterly basis.  The FDIC typically reimburses us for our reported losses and expenses within 30 to 40 days after submission.

We monitor compliance with the loss share agreements through the Regulatory Relations Department, a subpart of the Bank’s Risk Management Division.  Specially trained personnel within the Regulatory Relations Department are responsible for reviewing the management of our covered assets to ensure full compliance with the loss share agreements.

Lending Activities

General

We offer a range of lending services, including commercial and residential real estate mortgage loans, real estate construction loans, commercial and industrial loans and consumer loans.  Our customers are generally individuals, owner-managed businesses, farmers, professionals, real estate investors and smaller community banks within our market areas.  At September 30, 2010, the outstanding principal balance of our loan portfolio was $1.8 billion.  After subtracting the accretable discount, non-accretable discount, allowance for loan losses and unamortized loan origination fees, net, we had total loans of $1.2 billion, representing 61.1% of our total earning assets.

We recorded the loans we acquired in each of our FDIC-assisted acquisitions at their estimated fair values on the date of each acquisition.  We calculated the fair value of performing loans by discounting scheduled cash flows through the estimated maturity date of the loan using estimated market discount rates that reflect the credit risk inherent in the loan. We refer to the excess of the performing loans’ estimated cash flows expected at acquisition over the estimated fair value as the “accretable discount.”  The accretable discount is recognized into interest income over the remaining life of the loan.  The “non-accretable discount” is the difference, calculated at acquisition, between contractually required payments (of both performing and non-performing loans) and the cash flows expected to be collected.  We expect to have sufficient non-accretable discounts to cover our estimated losses on the covered assets.

At September 30, 2010, our loan portfolio was comprised of the following:

	Loans (dollars in thousands)
	Balance at September 30, 2010		% of Loans
Residential real estate	$292,907		16.63%
Real estate construction and development	537,388		30.52%
Commercial real estate	669,737		38.04%
Commercial and industrial	179,478		10.19%
Consumer and other	81,323		4.62%
	1,760,833	(1)	100.00%
Less:
Non-accretable discount	445,064
Accretable discount	136,211
Allowance for loan losses	3,348
Unamortized loan origination fees, net	1,311
	$1,174,899

(1) As of September 30, 2010, 87.4% of our outstanding principal balance of loans were covered by loss share agreements with the FDIC.

Real Estate Loans

Loans secured by real estate are the principal component of our loan portfolio.  Real estate loans are subject to the same general risks as other loans and are particularly sensitive to fluctuations in the value of real estate.  Fluctuations in the value of real estate, as well as other factors arising after a loan has been made, could negatively affect a borrower’s cash flow, creditworthiness and ability to repay the loan.  When we make new real estate loans, we obtain a security interest in real estate whenever possible, in addition to any other available collateral, to increase the likelihood of the ultimate repayment of the loan.  To control concentration risk, we monitor collateral type and industry concentrations within this portfolio.

As of September 30, 2010, loans secured by first or second mortgages on real estate comprised approximately $1.5 billion, or 85.2% of our loan portfolio.  These loans generally fall into one of two categories: residential real estate loans or commercial real estate loans.

•                  Residential Real Estate Loans.  We generally originate and hold short-term first mortgages and traditional second mortgage residential real estate loans and home equity lines of credit.  With respect to fixed and adjustable rate long-term residential real estate loans with terms of up to 30 years, we typically originate these loans only for third-party investors.  At September 30, 2010, residential real estate loans amounted to $292.9 million, or 16.6% of our loan portfolio.  Home equity loans comprised $57.1 million, or 19.5% of our residential real estate loan portfolio.  Generally, at the inception of the loan, we limit the loan-to-value ratio on our residential real estate loans to 85%.  Our underwriting criteria for, and the risks associated with, home equity loans and lines of credit are generally the same as those for first mortgage loans.  Home equity lines of credit typically have terms of 35 months or less, and we generally limit the extension of credit to less than 90% of the available equity of each property.

•                  Commercial Real Estate Loans.  At September 30, 2010, commercial real estate loans amounted to $669.7 million, or approximately 38.0% of our loan portfolio.  These loans generally have terms of five years or less, although payments may be structured on a longer amortization basis.  We evaluate each borrower on an individual basis and attempt to determine the business risks and credit profile of each borrower.  We attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 85%.  We also generally require that a borrower’s cash flow exceeds 125% of monthly debt service obligations.  To ensure secondary sources of payment and liquidity to support a loan request, we typically review the personal financial statements of the principal owners and require their personal guarantees.

Real Estate Construction and Development Loans

At September 30, 2010, real estate construction and development loans amounted to $537.4 million, or approximately 30.5% of our loan portfolio.  We offer fixed and adjustable rate residential and commercial construction loans to builders and developers and to consumers who wish to build their own homes.  The term of our construction and development loans generally is limited to 18 months. In some instances a commercial construction loan may have an amortization period following the completion of construction, with a balloon maturity of not more than five years.  Construction and development loans generally carry a higher degree of risk than long-term financing of existing properties because repayment depends on the ultimate completion of the project and usually on the subsequent lease-up and/or sale of the property.  Specific risks include:

•                  cost overruns;

•                  mismanaged construction;

•                  inferior or improper construction techniques;

•                  economic changes or downturns during construction;

•                  a downturn in the real estate market;

•                  rising interest rates which may prevent sale of the property; and

•                  failure to lease-up or sell completed projects in a timely manner.

We attempt to reduce the risk associated with construction and development loans by obtaining personal guarantees and by keeping the loan-to-value ratio of the completed project at or below 85%.  Generally, we do not build interest reserves into loan commitments but require periodic cash payments for interest from the borrower’s cash flow.

We make residential land loans to both commercial entities and consumer borrowers for the purpose of financing land upon which to build a residential home.  Residential land loans are reclassified as residential construction loans once construction of the residential home commences.  These loans are further categorized as:

•                  pre-sold commercial, which is a loan to a commercial entity with a pre-identified buyer for the finished home;

•                  owner-occupied consumer, which is a loan to an individual who intends to occupy the finished home; and

•                  non owner-occupied commercial (speculative), which is a loan to a commercial entity intending to lease or sell the finished home.

We make commercial land loans to commercial entities for the purpose of financing land on which to build a commercial project.  These loans are for projects that typically involve small-and medium-sized single and multi-use commercial buildings.

We make commercial construction loans to the borrower for the purpose of financing the construction of a commercial development.  These loans are further categorized depending on whether the borrower intends (a) to occupy the finished development (owner-occupied) or (b) to lease or sell the finished development (non owner-occupied).

Commercial and Industrial Loans

At September 30, 2010, commercial and industrial loans amounted to $179.5 million, or 10.2% of our total loan portfolio.  We make loans for commercial purposes in various lines of businesses, including the manufacturing industry, service industry and professional service areas.  While these loans may have real estate as partial collateral, they are generally considered to have greater risk than first or second mortgages on real estate because these loans may be unsecured or, if they are secured, the value of the non-real estate collateral may be difficult to assess and more likely to decrease than real estate, and the control of the collateral is more at risk.

Consumer and Other Loans

At September 30, 2010, consumer and other loans amounted to $81.3 million, or 4.6% of our loan portfolio.  We make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment loans and revolving lines of credit.  We underwrite consumer loans based on the borrower’s income, current debt level, balance sheet composition, past credit history and the availability and value of collateral.  Consumer rates are both fixed and variable, with negotiable terms. Our installment loans typically amortize over periods up to 60 months.  Although we typically require monthly payments of interest and a portion of the principal on our loan products, we may offer consumer loans with a single maturity date when a specific source of repayment is available. Consumer loans not secured by real estate are generally considered to have greater risk than first or second mortgages on real estate because they may be unsecured, or, if they are secured, the value of the collateral may be difficult to assess and more likely to decrease in value, and is more difficult to control, than real estate.

Loan Approval

Certain credit risks are inherent in making loans.  These include repayment risks, risks resulting from uncertainties in the future value of collateral, risks resulting from changes in economic and industry conditions and risks inherent in dealing with individual borrowers.  We attempt to mitigate repayment risks by adhering to internal credit policies and procedures.  We employ consistent analysis and underwriting to examine credit information and prepare underwriting documentation.  We monitor and approve exceptions to policy as required, and we also track and address technical exceptions.

Our loan approval policy contains modest officer lending limits, with approval concurrence from experienced credit risk managers required as the size of the transaction and relationship exposure increases.  Generally, a lender must seek concurring approval from an Executive Vice President Regional Credit Officer to approve relationship debt of up to $2 million. Relationship debt that exceeds $2 million requires approval of two or more members of our loan committee, which includes our Executive Vice President Regional Credit Officers and our Chief Credit Officer.  Relationship debt of between $6 million and $20 million must be approved by a loan committee consisting of at least three members.  All loan committee approvals must be unanimous.  Total approved relationship debt that exceeds $10 million is reported to all senior executive officers of the Bank.

As a policy, we do not make loans to any director, executive officer or principal shareholder, or the related interests of each.  One of the banks that we acquired, however, maintained a loan balance with one of our directors totaling $48,519.  The director repaid the loan in January 2010.

Credit Administration and Loan Review

In our loan review process, we apply a credit grading system to each loan, and use an internal loan review specialist to review the loan underwriting of the portfolio and validate assigned loan grades.  The internal loan review specialist also assesses the adequacy of and adherence to our loan policy, systemic risk that may be inherent in our practices and procedures, concentration risk and portfolio trends. Each loan officer is responsible for each loan he or she makes, its performance and grade integrity, regardless of whether other individuals or committees joined in the approval.  This responsibility continues until the loan is repaid or until the loan is officially assigned to another officer.

On an ongoing basis, the internal loan review specialist monitors, tests and reviews various areas of the loan portfolio to assess and report risk to the Bank’s senior management.  This internal loan review is risk-based to measure areas of highest perceived risk. We also engaged Steve H. Powell & Company, a third party loan review specialist, to review our loan portfolio and to validate the work performed by our internal loan review specialist.  Powell & Company completed its review in October 2010 and generally focused on our non-covered loans with relationship balances exceeding $2 million, although they also reviewed a sample of our covered loans.  Non-covered loans reviewed totaled $123.3 million, or approximately 57% of the gross balance in our non-covered loan portfolio as of September 30, 2010.  The review assessed a variety of factors, including the accuracy of our risk ratings, our adherence to applicable regulations and bank policies, documentation exceptions and potential loan administration deficiencies. Powell & Company noted that our underwriting and loan portfolio management was generally sound and recommended only one loan relationship for adverse classification.  In addition, as our non-covered loan portfolio grows, management plans to increase the frequency of the external loan review from an annual to a semi-annual basis.

We also manage our performing covered loans that are subject to loss share agreements with the FDIC to ensure continued coverage under the loss share agreements. Generally, under the Commercial Loss Agreement, coverage will be lost on a covered loan if we make certain advances, amendments, modifications, renewals or extensions that are not permitted under the agreement.  For instance, coverage will be lost if we make any additional advance or commitment on a covered loan unless:

•                  the advance or commitment is made within one year of the acquisition date;

•                  total advances are less than 10% of the loan’s book value; and

•                  such advances are made in good faith and supported by documentation in the credit files and in accordance with our credit policy guidelines.

Covered loans also cannot be amended, modified, renewed or extended, or any term, right or remedy thereunder waived, unless made in good faith and otherwise in accordance with our credit policy guidelines, provided that no such amendment, modification, renewal, extension or waiver can:

•                  extend the term of the loan beyond the end of the final quarter in which the agreement terminates (or beyond the term of the loan as currently in effect);

•                  increase the amount of principal under a term loan (unless such increase is a permitted advance described above); or

•                  increase the maximum amount of principal authorized under a revolving line of credit.

Under both the Single Family Loss Agreement and Commercial Loss Agreement, the FDIC is not required to make any payments with respect to any charge-off or loss event that it determines we should not have effected.  For instance, under the Single Family Loss Agreement, the FDIC can deny coverage if it finds we failed to undertake reasonable and customary loss mitigation efforts in accordance with the applicable modification guidelines or failed to follow customary servicing procedures.  Under both loss share agreements, the FDIC must provide the Bank with notice and an opportunity to cure any such deficiency.  Any unresolved disputes with the FDIC regarding losses or payments will be subject to binding arbitration.

We have developed a loan submission sheet for all credit personnel to help us track all actions with respect to loans covered under loss share.  When we determine that a borrower is seeking an advance, amendment, modification, renewal or extension with respect to a covered loan, we first evaluate the covered loan as we would any other loan and seek to make the right banking decision.  We then determine whether the terms, rates and collateral are in line with our loan policy and whether the customer demonstrates the ability to repay the loan. Because significant changes in the terms of the loan could negate our loss share protection, we may need to work with the customer to arrive at a solution other than amending the terms of the loan.  As of September 30, 2010, approximately $3.7 million of covered loans have been renewed or modified out of loss share coverage.

The FDIC completed the Bank’s first loss share compliance examination on October 15, 2010.

Lending Limits

Our lending activities are subject to a variety of lending limits imposed by federal law. In general, the Bank is subject to a legal limit on loans to a single borrower equal to 15% of the Bank’s capital and unimpaired surplus, or 25% if the loan is fully secured.  This limit increases or decreases as the Bank’s capital increases or decreases.  Based upon the capitalization of the Bank at September 30, 2010, our legal lending limits were approximately $49.9 million (15%) and $83.2 million (25%) and we maintained an internal lending limit of $20.0 million.  We may seek to sell participations in our larger loans to other financial institutions, which will allow us to manage the risk involved in these loans and to meet the lending needs of our customers requiring extensions of credit in excess of these limits.  In the current economic environment, however, it has been difficult to sell participations to other financial institutions.  As market conditions improve and banks are in need of loan growth, however, we expect to be able to sell participations in soundly underwritten loans.

Deposit Products

We offer a full range of deposit services that are typically available in most banks and savings institutions, including checking accounts, commercial accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit.  Transaction accounts and time deposits are tailored to and offered at rates competitive to those offered in our primary market areas. In addition, we offer certain retirement account services.  We solicit accounts from individuals, businesses, associations, organizations and governmental authorities.  We believe that our branch infrastructure will assist us in obtaining deposits from local customers in the future.  Our local customer deposits were $2.3 billion at September 30, 2010, or 99.1% of our total deposits.

Employees

As of September 30, 2010, we had 426 full-time equivalent employees.

SUPERVISION AND REGULATION

Both State Bank Financial Corporation and State Bank and Trust Company are subject to extensive state and federal banking regulations that impose restrictions on and provide for general regulatory oversight of their operations.  These laws generally are intended to protect depositors and not shareholders.  The following summary is qualified by reference to the statutory and regulatory provisions discussed.  Changes in applicable laws or regulations may have a material effect on our business and prospects.  Our operations may be affected by legislative changes and the policies of various regulatory authorities.  We cannot predict the effect that fiscal or monetary policies, economic control or new federal or state legislation may have on our business and earnings in the future.

The following discussion is not intended to be a complete list of all the activities regulated by the banking laws or of the impact of those laws and regulations on our operations.  It is intended only to briefly summarize some material provisions.

Recent Legislative and Regulatory Initiatives to Address the Financial and Economic Crises

Markets in the United States and elsewhere have experienced extreme volatility and disruption for more than 18 months.  These circumstances have exerted significant downward pressure on prices of equity securities and virtually all other asset classes, and have resulted in substantially increased market volatility, severely constrained credit and capital markets, particularly for financial institutions, and an overall loss of investor confidence.  Loan portfolio performances have deteriorated at many institutions resulting from, among other factors, a weak economy and a decline in the value of the collateral supporting their loans.  Dramatic slowdowns in the housing industry, due in part to falling home prices and increasing foreclosures and unemployment, have created strains on financial institutions.  Many borrowers are now unable to repay their loans, and the collateral securing these loans has, in some cases, declined below the loan balance.  In response to the challenges facing the financial services sector, the following regulatory and governmental actions have recently been enacted.

Emergency Economic Stabilization Act.  On October 3, 2008, President Bush signed into law The Emergency Economic Stabilization Act of 2008 (“EESA”), which, among other provisions, allowed the U.S. Treasury to purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets.

Troubled Asset Relief Program.  On October 14, 2008, the U.S. Treasury announced the creation of a new program, the Troubled Asset Relief Program (the “TARP”) Capital Purchase Program (the “CPP”) that encourages and allows financial institutions to build capital through the sale of senior preferred shares to the U.S. Treasury on terms that are non-negotiable.

The American Recovery and Reinvestment Act.  On February 17, 2009, President Obama signed into law The American Recovery and Reinvestment Act of 2009 (“ARRA”), more commonly known as the economic stimulus or economic recovery package. ARRA includes a wide variety of programs intended to stimulate the economy and provide for extensive infrastructure, energy, health, and education needs.  In addition, ARRA imposes certain executive compensation and corporate expenditure limits on all current and future TARP recipients that are in addition to those previously announced by the U.S. Treasury.

The Dodd-Frank Wall Street Reform and Consumer Protection Act.  On July 21, 2010, President Obama signed into law The Dodd-Frank Wall Street Reform and Consumer Protection Act which, among other things, changes the oversight and supervision of financial institutions, introduces minimum capital requirements, creates a new federal agency to regulate consumer financial products and services and implements changes to corporate governance and compensation practices.  The act is focused in large part on the financial services industry, particularly large bank holding companies with consolidated assets of $50 billion or more, and contains a number of provisions that will affect us, including:

•                  Minimum Leverage and Risk-Based Capital Requirements.  Under the act, the appropriate Federal banking agencies are required to establish minimum leverage and risk-based capital requirements on a consolidated basis for all insured depository institutions and bank holding companies, which can be no less than the currently applicable leverage and risk-based capital requirements for depository institutions.

•                  Deposit Insurance Modifications.  The act modifies the FDIC’s assessment base upon which deposit insurance premiums are calculated.  The new assessment base will equal our average total consolidated assets minus the sum of our average tangible equity during the assessment period.  The act also makes permanent the increase in maximum federal deposit insurance limits from $100,000 to $250,000.

•                  Creation of New Consumer Protection Bureau.  The act creates a new Bureau of Consumer Financial Protection within the Federal Reserve with broad powers to supervise and enforce consumer protection laws. The Bureau of Consumer Financial Protection will have broad rule-making authority for a wide range of consumer protection laws that apply to all insured depository institutions. The Bureau of Consumer Financial Protection has examination and enforcement authority over all depository institutions with more than $10 billion in assets.  Depository institutions with $10 billion or less in assets, such as the Bank, will be examined by their applicable bank regulators.

•                  Executive Compensation and Corporate Governance Requirements.  The act requires us to include, at least once every three years, a separate non-binding “say on pay” vote in our proxy statement by which shareholders may vote on the compensation of our named executive officers. In addition, the act also includes provisions that may impact our corporate governance.  For instance, the act grants the SEC authority to issue rules that allow shareholders to nominate directors by using the company’s proxy solicitation materials and requires the SEC to adopt rules:

•                  prohibiting the listing of any equity security of a company that does not have an independent compensation committee; and

•                  requiring all exchange-traded companies to adopt clawback policies for incentive compensation paid to executive officers in the event of accounting restatements based on material non-compliance with financial reporting requirements.

Many provisions of the act require the adoption of additional rules to implement the changes. In addition, the act mandates multiple studies that could result in additional legislative action. Governmental intervention and new regulations under these programs could materially and adversely affect our business, financial condition and results of operations.

State Bank Financial Corporation

We own 100% of the outstanding capital stock of the Bank, and therefore we are required to be registered as a bank holding company under the federal Bank Holding Company Act of 1956 (the “Bank Holding Company Act”).  As a result, we are primarily subject to the supervision, examination and reporting requirements of the Board of Governors of the Federal Reserve (the “Federal Reserve”) under the Bank Holding Company Act and the regulations promulgated under it.  As a bank holding company located in Georgia, the Georgia Department of Banking and Finance also regulates and monitors our operations.

Permitted Activities.  Under the Bank Holding Company Act, a bank holding company is generally permitted to engage in, or acquire direct or indirect control of more than 5% of the voting shares of any company engaged in, the following activities:

•                  banking or managing or controlling banks;

•                  furnishing services to or performing services for its subsidiaries; and

•                  any activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

•                  factoring accounts receivable;

•                  making, acquiring, brokering or servicing loans and usual related activities;

•                  leasing personal or real property;

•                  operating a non-bank depository institution, such as a savings association;

•                  trust company functions;

•                  financial and investment advisory activities;

•                  conducting discount securities brokerage activities;

•                  underwriting and dealing in government obligations and money market instruments;

•                  providing specified management consulting and counseling activities;

•                  performing selected data processing services and support services;

•                  acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

•                  performing selected insurance underwriting activities.

As a bank holding company, we also can elect to be treated as a “financial holding company,” which would allow us to engage in a broader array of activities.  In sum, a financial holding company can engage in activities that are financial in nature or incidental or complementary to financial activities, including insurance underwriting, sales and brokerage activities, providing financial and investment advisory services, underwriting services and limited merchant banking activities.  We have not sought financial holding company status, but we may elect that status in the future as our business matures.  If we were to elect in writing for financial holding company status, we would be required to be well capitalized and well managed, and each insured depository institution we control would also have to be well capitalized, well managed and have at least a satisfactory rating under the CRA (discussed below).

The Federal Reserve has the authority to order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company’s continued ownership, activity or control constitutes a serious risk to the financial safety, soundness or stability of it or any of its bank subsidiaries.

Change in Control.  In addition, and subject to certain exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with regulations promulgated under them, require Federal Reserve approval before any person or company acquires “control” of a bank holding company.  Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of a bank holding company. Following the relaxing of these restrictions by the Federal Reserve in September 2008, control will be rebuttably presumed to exist if a person acquires more than 33% of the total equity of a bank or bank holding company, of which it may own, control or have the power to vote not more than 15% of any class of voting securities.

Source of Strength.  In accordance with Federal Reserve policy, we are expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances in which we might not otherwise do so.  If the Bank were to become “undercapitalized,” we would be required to provide a guarantee of the Bank’s plan to return to capital adequacy.  (See “State Bank and Trust Company — Prompt Corrective Action” below).  Additionally, under the Bank Holding Company Act, the Federal Reserve may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary, other than a nonbank subsidiary of a bank, upon the Federal Reserve’s determination that the activity or control constitutes a serious risk to the financial soundness or stability of any depository institution subsidiary of the bank holding company.  In addition, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiaries if the agency determines that divestiture may aid the depository institution’s financial condition.  Further, any loans by a bank holding company to a subsidiary bank are subordinate in right of payment to deposits and certain other indebtedness of the subsidiary bank.  In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank at a certain level would be assumed by the bankruptcy trustee and entitled to priority payment.

Capital Requirements.  The Federal Reserve imposes certain capital requirements on the bank holding company under the Bank Holding Company Act, including a minimum leverage ratio and a minimum ratio of “qualifying” capital to risk-weighted assets.  These requirements are essentially the same as those that apply to the Bank and are described below under “State Bank and Trust Company — Prompt Corrective Action.”  Subject to our capital requirements and certain other restrictions, including the consent of the Federal Reserve, we are able to borrow money to make a capital contribution to the Bank, and these loans may be repaid from dividends paid from the Bank to the Company.  Our ability to pay dividends depends on the Bank’s ability to pay dividends to us, which is subject to regulatory restrictions as described below in “State

Bank and Trust Company — Dividends.”  We are also able to raise capital for contribution to the bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

State Bank and Trust Company

The Bank operates as a state bank incorporated under the laws of the State of Georgia and is subject to examination by the Georgia Department of Banking and Finance and the FDIC. Deposits in the Bank are insured by the FDIC up to a maximum amount of $250,000.  The Bank is also participating in the FDIC’s Temporary Liquidity Guarantee Program which expires on December 31, 2010 and fully insures non-interest bearing transaction accounts.

The Georgia Department of Banking and Finance and the FDIC regulate or monitor virtually all areas of the Bank’s operations, including:

•                  security devices and procedures;

•                  adequacy of capitalization and loss reserves;

•                  loans;

•                  investments;

•                  borrowings;

•                  deposits;

•                  mergers;

•                  issuances of securities;

•                  payment of dividends;

•                  interest rates payable on deposits;

•                  interest rates or fees chargeable on loans;

•                  establishment of branches;

•                  corporate reorganizations;

•                  maintenance of books and records; and

•                  adequacy of staff training to carry on safe lending and deposit gathering practices.

The Georgia Department of Banking and Finance requires the Bank to maintain specified capital ratios and imposes limitations on the Bank’s aggregate investment in real estate, bank premises, and furniture and fixtures.  The Georgia Department of Banking and Finance also requires the Bank to prepare quarterly reports on the Bank’s financial condition in compliance with its minimum standards and procedures.

All insured institutions must undergo regular on site examinations by their appropriate banking agency.  The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate.  Insured institutions are required to submit annual reports to the FDIC, their federal regulatory agency, and their state supervisor when applicable. The FDIC has developed a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution.  The FDIC Improvement Act also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to the following:

•                  internal controls;

•                  information systems and audit systems;

•                  loan documentation;

•                  credit underwriting;

•                  interest rate risk exposure; and

•                  asset quality.

Prompt Corrective Action

As an insured depository institution, the Bank is required to comply with the capital requirements promulgated under the Federal Deposit Insurance Act and the regulations under it, which set forth five capital categories, each with specific regulatory consequences.  Under these regulations, the categories are:

•                  Well Capitalized - The institution exceeds the required minimum level for each relevant capital measure.  A well capitalized institution:

•               has total capital ratio of 10% or greater; and

•               has a tier 1 capital ratio of 6% or greater; and

•               has a leverage capital ratio of 5% or greater; and

•                  is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure.

•                  Adequately Capitalized — The institution meets the required minimum level for each relevant capital measure.  The institution may not make a capital distribution if it would result in the institution becoming undercapitalized.  An adequately capitalized institution:

•                  has a total capital ratio of 8% or greater; and

•                  has a tier 1 capital ratio of 4% or greater; and

•                  has a leverage capital ratio of 4% or greater or a leverage capital ratio of 3% or greater if the institution is rated composite 1 under the CAMELS (Capital, Assets, Management, Earnings, Liquidity and Sensitivity to market risk) rating system.

•                  Undercapitalized — The institution fails to meet the required minimum level for any relevant capital measure.  An undercapitalized institution:

•                  has a total capital ratio of less than 8%; or

•                  has a tier 1 capital ratio of less than 4%; or

•                  has a leverage capital ratio of less than 4%, or if the institution is rated a composite 1 under the CAMELS rating system, a leverage capital ratio of less than 3%.

•                  Significantly Undercapitalized — The institution is significantly below the required minimum level for any relevant capital measure.  A significantly undercapitalized institution:

•                  has a total capital ratio of less than 6%; or

•                  has a tier 1 capital ratio of less than 3%; or

•                  has a leverage capital ratio of less than 3%.

•                  Critically Undercapitalized — The institution fails to meet a critical capital level set by the appropriate federal banking agency.  A critically undercapitalized institution has a ratio of tangible equity to total assets that is equal to or less than 2%.

As a condition to the FDIC’s approval of the Interagency Change in Control Application filed by Joseph W. Evans, J. Daniel Speight and Kim M. Childers (our new management team) in connection with the July 2009 private placement and acquisition, the Bank was required to execute a Capital Maintenance Agreement with the FDIC. Under the terms of that agreement, the Bank must at all times maintain a leverage ratio of at least 10% and a total risk-based capital ratio of at least 12%.  The agreement terminates on July 23, 2012.

If the FDIC determines, after notice and an opportunity for hearing, that the institution is in an unsafe or unsound condition, the regulator is authorized to reclassify the institution to the next lower capital category (other than critically undercapitalized) and require the submission of a plan to correct the unsafe or unsound condition.

If the institution is not well capitalized, it cannot accept brokered deposits without prior FDIC approval. Even if approved, rate restrictions will govern the rate the institution may pay on the brokered deposits.  In addition, a bank that is undercapitalized cannot offer an effective yield in excess of 75 basis points over the “national rate” paid on deposits (including brokered deposits, if approval is granted for the bank to accept them) of comparable size and maturity.  The “national rate” is defined as a simple average of rates paid by insured depository institutions and branches for which data are available and is published weekly by the FDIC.  Institutions subject to the restrictions that believe they are operating in an area where the rates paid on deposits are higher than the “national rate” can use the local market to determine the prevailing rate if they seek and receive a determination from the FDIC that it is operating in a high-rate area. Regardless of the determination, institutions must use the national rate to determine conformance for all deposits outside their market area.

Moreover, if the institution becomes less than adequately capitalized, it must adopt a capital restoration plan acceptable to the FDIC.  The institution also would become subject to increased regulatory oversight, and is increasingly restricted in the scope of its permissible activities.  Each company having control over an undercapitalized institution also must provide a limited guarantee that the institution will comply with its capital restoration plan.  Except under limited circumstances consistent with an accepted capital restoration plan, an undercapitalized institution may not grow.  An undercapitalized institution may not acquire another institution, establish additional branch offices or engage in any new line of business unless it is determined by the appropriate federal banking agency to be consistent with an accepted capital restoration plan, or unless the FDIC determines that the proposed action will further the purpose of prompt corrective action.  The appropriate federal banking agency may take any action authorized for a significantly undercapitalized institution if an undercapitalized institution fails to submit an acceptable capital restoration plan or fails in any material respect to implement a plan accepted by the agency.  A critically undercapitalized institution is subject to having a receiver or conservator appointed to manage its affairs and for loss of its charter to conduct banking activities.

An insured depository institution may not pay a management fee to a bank holding company controlling that institution or any other person having control of the institution if, after making the payment, the institution would be undercapitalized.  In addition, an institution cannot make a capital distribution, such as a dividend or other distribution that is in substance a distribution of capital, to the owners of the institution if following such a distribution the institution would be undercapitalized.

As of September 30, 2010, the Bank’s regulatory capital surpassed the levels required to be considered “well capitalized” and met the requirements of the Capital Maintenance Agreement with the FDIC.

Transactions with Affiliates and Insiders

The Company is a legal entity separate and distinct from the Bank.  Various legal limitations restrict the Bank from lending or otherwise supplying funds to the Company or its non-bank subsidiaries.  The Company and the Bank are subject to Sections 23A and 23B of the Federal Reserve Act and Federal Reserve Regulation W.  Section 23A of the Federal Reserve Act places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates.  The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of the Bank’s capital and surplus and, as to all affiliates combined, to 20% of the Bank’s capital and surplus.  Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements.  The Bank is forbidden to purchase low quality assets from an affiliate.

Section 23B of the Federal Reserve Act, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

Regulation W generally excludes all non-bank and non-savings association subsidiaries of banks from treatment as affiliates, except to the extent that the Federal Reserve Board decides to treat these subsidiaries as affiliates.  The regulation also limits the amount of loans that can be purchased by a bank from an affiliate to not more than 100% of the bank’s capital and surplus.

The Bank is also subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests.  Those extensions of credit:

•                  must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties; and

•                  must not involve more than the normal risk of repayment or present other unfavorable features.

Branching

Under current Georgia law, we may open branch offices throughout Georgia with the prior approval of the Georgia Department of Banking and Finance.  In addition, with prior regulatory approval, the Bank will be able to acquire branches of existing banks located in Georgia.  Furthermore, the Dodd-Frank Wall Street Reform and Consumer Protection Act authorizes a state or national bank to branch into any state as if they were chartered in that state.

Anti-Tying Restrictions

Under amendments to the Bank Holding Company Act and Federal Reserve regulations, a bank is prohibited from engaging in certain tying or reciprocity arrangements with its customers.  In general, a bank may not extend credit, lease, sell property, or furnish any services or fix or vary the consideration for these on the condition that:

•                  the customer obtain or provide some additional credit, property, or services from or to the bank, the bank holding company or its subsidiaries; or

•                  the customer may not obtain some other credit, property, or services from a competitor, except to the extent reasonable conditions are imposed to assure the soundness of the credit extended.

Certain arrangements are permissible: a bank may offer combined-balance products and may otherwise offer more favorable terms if a customer obtains two or more traditional bank products; and certain foreign transactions are exempt from the general rule.  A bank holding company or any bank affiliate also is subject to anti-tying requirements in connection with electronic benefit transfer services.

Community Reinvestment Act

The Community Reinvestment Act requires a financial institution’s primary regulator, which is the FDIC for the Bank, to evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods.  These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or facility.  Failure to adequately meet these criteria could result in the imposition of additional requirements and limitations on the institution. Additionally, the institution must publicly disclose the terms of various Community Reinvestment Act-related agreements.

Finance Subsidiaries

Under the Gramm-Leach-Bliley Act (the “GLBA”), subject to certain conditions imposed by their respective banking regulators, national and state-chartered banks are permitted to form “financial subsidiaries” that may conduct financial or incidental activities, thereby permitting bank subsidiaries to engage in certain activities that previously were impermissible.  The GLBA imposes several safeguards and restrictions on financial subsidiaries, including that the parent bank’s equity investment in the financial subsidiary be deducted from the bank’s assets and tangible equity for purposes of calculating the bank’s capital adequacy.  In addition, the GLBA imposes new restrictions on transactions between a bank and its financial subsidiaries similar to restrictions applicable to transactions between banks and non-bank affiliates.

Consumer Protection Regulations

Activities of the Bank are subject to a variety of statutes and regulations designed to protect consumers. Interest and other charges collected or contracted for by the Bank are subject to state usury laws and federal laws concerning interest rates.  The Bank’s loan operations are also subject to federal laws applicable to credit transactions, such as:

•                  the Dodd-Frank Wall Street Reform and Consumer Protection Act that created the Bureau of Consumer Financial Protection within the Federal Reserve, which has broad rule-making authority over a wide range of consumer laws that apply to all insured depository institutions;

•                  the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•                  the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•                  the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•                  the Fair Credit Reporting Act of 1978, as amended by the Fair and Accurate Credit Transactions Act, governing the use and provision of information to credit reporting agencies, certain identity theft protections and certain credit and other disclosures;

•                  the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•                  the rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

The deposit operations of the Bank also are subject to:

•                  the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

•                  the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that Act, which governs automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Enforcement Powers

The Bank and its “institution-affiliated parties,” including its management, employees, agents, independent contractors, and consultants such as attorneys and accountants and others who participate in the conduct of the financial institution’s affairs, are subject to potential civil and criminal penalties for violations of law, regulations or written orders of a government agency.  These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports.  Civil penalties may be as high as $1,375,000 a day for those violations.  Criminal penalties for some financial institution crimes have been increased to 20 years.  In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties.  Possible enforcement actions include the termination of deposit insurance. Furthermore, banking agencies’ power to issue cease-and-desist orders were expanded.  These orders may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications or guarantees against loss.  A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

Anti-Money Laundering

Financial institutions must maintain anti-money laundering programs that include established internal policies, procedures and controls; a designated compliance officer; an ongoing employee training program; and testing of the program by an independent audit function.  Financial institutions are also prohibited from entering into specified financial transactions and account relationships and must meet enhanced standards for due diligence and “knowing your customer” in their dealings with foreign financial institutions, foreign customers and other high risk customers.  Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions, and recent laws provide law enforcement authorities with increased access to financial information maintained by banks.  Anti-money laundering obligations have been substantially strengthened as a result of the USA PATRIOT Act, enacted in 2001 and renewed in 2006, as described below. Bank regulators routinely examine institutions for compliance with these obligations and are required to consider compliance in connection with the regulatory review of applications.  The regulatory authorities have been active in imposing “cease and desist” orders and money penalty sanctions against institutions found to be violating these obligations.

USA PATRIOT Act

The USA PATRIOT Act became effective on October 26, 2001 and amended the Bank Secrecy Act.  The USA PATRIOT Act provides, in part, for the facilitation of information sharing among governmental entities and financial institutions for the purpose of combating terrorism and money laundering by enhancing anti-money laundering and financial transparency laws, as well as enhanced information collection tools and enforcement mechanics for the U.S. government, including:

•                  requiring standards for verifying customer identification at account opening;

•                  rules to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering;

•                  reports by nonfinancial trades and businesses filed with the Treasury Department’s Financial Crimes Enforcement Network for transactions exceeding $10,000; and

•                  filing suspicious activities reports by brokers and dealers if they believe a customer may be violating U.S. laws and regulations.

The USA PATRIOT Act requires enhanced due diligence requirements for financial institutions that administer, maintain, or manage private bank accounts or correspondent accounts for non-U.S. persons.  Bank regulators routinely examine institutions for compliance with these obligations and are required to consider compliance in connection with the regulatory review of applications.

Under the USA PATRIOT Act, the Federal Bureau of Investigation can send our banking regulatory agencies lists of the names of persons suspected of involvement in terrorist activities.  The Bank can be requested to search its records for any relationships or transactions with persons on those lists.  If the Bank finds any relationships or transactions, it must file a suspicious activity report and contact the FBI.

The Office of Foreign Assets Control

The Office of Foreign Assets Control (“OFAC”), which is a division of the U.S. Department of the Treasury, is responsible for helping to insure that United States entities do not engage in transactions with “enemies” of the United States, as defined by various Executive Orders and Acts of Congress.  OFAC has sent, and will send, our banking regulatory agencies lists of names of persons and organizations suspected of aiding, harboring or engaging in terrorist acts.  If the Bank finds a name on any transaction, account or wire transfer that is on an OFAC list, it must freeze the account, file a suspicious activity report and notify the FBI.  The Bank has appointed an OFAC compliance officer to oversee the inspection of its accounts and the filing of any notifications.  The Bank actively checks high-risk OFAC areas such as new accounts, wire transfers and customer files.  The Bank performs these checks using software that is updated each time a modification is made to the lists provided by OFAC and other agencies of Specially Designated Nationals and Blocked Persons.

Privacy and Credit Reporting

Financial institutions are required to disclose their policies for collecting and protecting confidential information.  Customers generally may prevent financial institutions from sharing nonpublic personal financial information with nonaffiliated third parties except under narrow circumstances, such as the processing of transactions requested by the consumer or when the financial institution is jointly sponsoring a product or service with a nonaffiliated third party.  Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing to consumers.  The Bank’s policy is not to disclose any personal information unless required by law.

Like other lending institutions, the Bank uses credit bureau data in its underwriting activities.  Use of that data is regulated under the Federal Credit Reporting Act on a uniform, nationwide basis, including credit reporting, prescreening, sharing of information between affiliates, and the use of credit data.  The Fair and Accurate Credit Transactions Act of 2003 authorizes states to enact identity theft laws that are not inconsistent with the conduct required by the provisions of the act.

Payment of Dividends

The Company is a legal entity separate and distinct from its subsidiary.  While there are various legal and regulatory limitations under federal and state law on the extent to which our Bank can pay dividends or otherwise supply funds to the Company, the principal source of the Company’s cash revenues is dividends from our Bank.  The relevant federal and state regulatory agencies also have authority to prohibit a bank or bank holding company, which would include the Company and the Bank, from engaging in what, in the opinion of the regulatory body, constitutes an unsafe or unsound practice in conducting its business.  The payment of dividends could, depending upon the financial condition of the subsidiary, be deemed to constitute an unsafe or unsound practice in conducting its business.

Under Georgia law, the prior approval of the Georgia Department of Banking and Finance is required before any cash dividends may be paid by a state bank if:

•                  total classified assets at the most recent examination of the bank exceed 80% of the equity capital (as defined, which includes the reserve for loan losses) of the bank;

•                  the aggregate amount of dividends declared or anticipated to be declared in the calendar year exceeds 50% of the net profits (as defined) for the previous calendar year; and

•                  the ratio of equity capital to adjusted total assets is less than 6%.

In addition, under the Georgia Department of Banking and Finance’s letter dated July 24, 2009, issuing its approval of the Interagency Notice of Change in Control filing with respect to the Bank, for a period of three years after consummation of the change in control transaction, the Bank must also obtain approval from the Georgia Department of Banking and Finance before paying any dividends, including dividend payments to the Company.  The Bank received approval from the Georgia Department of Banking and Finance to make a $718,000 dividend payment to the Company to fund its expected operating expenses for 2010.

Check 21

The Check Clearing for the 21st Century Act gives “substitute checks,” such as a digital image of a check and copies made from that image, the same legal standing as the original paper check. Some of the major provisions include:

•                  allowing check truncation without making it mandatory;

•                  requiring every financial institution to communicate to accountholders in writing a description of its substitute check processing program and their rights under the law;

•                  legalizing substitutions for and replacements of paper checks without agreement from consumers;

•                  retaining in place the previously mandated electronic collection and return of checks between financial institutions only when individual agreements are in place;

•                  requiring that when accountholders request verification, financial institutions produce the original check (or a copy that accurately represents the original) and demonstrate that the account debit was accurate and valid; and

•                  requiring the re-crediting of funds to an individual’s account on the next business day after a consumer proves that the financial institution has erred.

Effect of Governmental Monetary Policies

Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies.  The Federal Reserve Board’s monetary policies have had, and are likely to continue to have, an important effect on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession.  The monetary policies of the Federal Reserve Board have major effects on the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits.  We cannot predict the nature or effect of future changes in monetary and fiscal policies.

Insurance of Accounts and Regulation by the FDIC

Our deposits are insured up to applicable limits by the Deposit Insurance Fund of the FDIC.  As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC insured institutions.  It also may prohibit any FDIC insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the insurance fund.

Due to the large number of recent bank failures and the FDIC’s new Temporary Liquidity Guarantee Program, the FDIC adopted a revised risk-based deposit insurance assessment schedule in February 2009 that raised deposit insurance premiums.  The FDIC also implemented a five basis point special assessment of each insured depository institution’s assets minus Tier 1 capital as of June 30, 2009, which special assessment amount was capped at 10 basis points times the institution’s assessment base for the second quarter of 2009.  In addition, the FDIC required financial institutions like us to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010 through and including 2012 to re-capitalize the Deposit Insurance Fund.  During 2009, we paid $12.8 million in deposit insurance, which included regular premiums, the special assessment and the prepayment for all of 2010 through and including 2012.

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires the FDIC to amend its regulations to modify the FDIC’s assessment base on which deposit premiums are calculated.  The new assessment base will be equal to (1) the average consolidated total assets of an insured depository institution during the assessment period, minus (2) the average tangible equity of such insured depository institution during the assessment period.

FDIC insured institutions are required to pay an assessment to fund the interest on bonds issued to resolve thrift failures in the 1980s.  For the first quarter of 2009, the assessment equaled 1.14 basis points for domestic deposits.  These assessments, which may be revised based upon the level of deposits, will continue until the bonds mature in the years 2017 through 2019.

The FDIC may terminate the deposit insurance of any insured depository institution if it determines after a hearing that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.  It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital.  If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, remain insured for a period of six months to two years, as determined by the FDIC.

Proposed Legislation and Regulatory Action

New regulations and statutes are regularly proposed that contain wide-ranging provisions for altering the structures, regulations and competitive relationships of the nation’s financial institutions.  We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

Item 1A.  Risk Factors

Our business is subject to certain risks, including those described below.  If any of the events described in the following risk factors actually occurs, or if additional risks and uncertainties not presently known to us or that we currently deem immaterial, materialize, then our business, results of operations and financial condition could be materially adversely affected.  More detailed information concerning these risks is contained in other sections of this registration statement, including “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Risks Related to Our Business

Recent negative developments in the financial industry and the current economic environment pose significant challenges for our industry and us and could adversely affect our business, financial condition and results of operations.

We are operating in a challenging and uncertain economic environment, including generally uncertain national and local conditions.  Recent negative developments in the global credit and securitization markets have resulted in uncertainty in the financial markets in general, and the economy has continued to be weak in 2010, both nationally and in our Georgia markets. As a result of this “credit crunch,” commercial as well as consumer loan portfolio performances have deteriorated at many institutions, and the competition for deposits and quality loans has increased significantly.  Global securities markets, and bank and bank holding company stock prices in particular, have been negatively affected, as has the ability of banks and bank holding companies to raise capital or borrow in the debt markets.

Financial institutions like us have been, and may continue to be, affected by sharp declines in the real estate market, including falling home prices and increasing delinquencies, foreclosures and increased unemployment.  Concerns over the stability of the financial markets and the economy have resulted in decreased lending by financial institutions to their customers and to each other.  Those concerns have lead to increased commercial and consumer deficiencies, lack of customer confidence, increased market volatility and widespread reduction in general business activity.  We do not expect these difficult conditions to improve in the near future.  A worsening of these conditions would likely exacerbate the adverse effects on us.

As a result, we may face the following risks:

•                  economic conditions that negatively affect housing prices and the job market may cause the credit quality of our loan portfolios to deteriorate;

•                  market developments that affect consumer confidence may cause adverse changes in payment patterns by our customers, causing increases in delinquencies and default rates on loans and other credit facilities;

•                  the processes that we use to estimate our allowance for loan losses and reserves may no longer be reliable because they rely on judgments, such as forecasts of economic conditions, that may no longer be capable of accurate estimation;

•                  the value of our securities portfolio may decline; and

•                  we face increased regulation of our industry, and the costs of compliance with such regulation may increase.

These conditions or similar ones may continue to persist or worsen, causing us to experience continuing or increased adverse effects on our business, financial condition, results of operations and the price of our common stock.

A further adverse change in real estate market values may result in losses and otherwise adversely affect our profitability.

As of September 30, 2010, approximately 79.0% of our non-covered loan portfolio (those loans not covered by loss share agreements with the FDIC) was comprised of loans with real estate as a primary or secondary component of collateral.  The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended.  The recent negative developments in the financial industry and economy as a whole have adversely affected the real estate market values generally and in our market areas in Georgia specifically and may continue to decline.  A further decline in real estate values could further impair the value of our collateral and our ability to sell the collateral upon any foreclosure.  In the event of a default with respect to any of these loans, the amounts we receive on the sale of the collateral may be insufficient to recover the outstanding principal and interest on the loan.  As a result, our profitability and financial condition may be adversely affected by a further decrease in real estate market values.  Approximately 71.2% of the property underlying our non-covered loans is located in our Atlanta and Middle Georgia markets.

If, over the next three years, we are unable to replace the revenue we expect to derive from the continued realization of accretable discounts on our acquired loans and the FDIC receivable with new loans and other earning assets, our financial condition and earnings may be adversely affected.

As a result of the ten FDIC-assisted acquisitions we have made over the past 17 months and the negative purchase price associated with each acquisition, we anticipate that a significant portion of our income over the next three years will be derived from the continued realization of accretable discounts on the loans that we purchased in our FDIC-assisted acquisitions and from the FDIC receivable.  For the nine months ended September 30, 2010, we recognized $70.0 million of income, or 49.3 % of our total income from the period, from the realization of accretable discounts on our acquired loans and the FDIC receivable.  The accretable discount on the acquired loans will be recognized into interest income and the discount recorded on the FDIC receivable will be accreted into non-interest income over a period of four years from the date of each acquisition.  During this period, if we are unable to replace our acquired loans and the related accretion with new performing loans and other earning assets due to a decline in loan demand, competition from other financial institutions in our markets or if current economic conditions continue or further deteriorate, our financial condition and earnings may be adversely affected.

We may decide to make future acquisitions, which could expose us to additional risks.

We periodically evaluate opportunities to acquire additional financial institutions, including additional purchases from the FDIC.  As a result, we may engage in negotiations or discussions that, if they were to result in a transaction, could have a material effect on our operating results and financial condition, including short and long-term liquidity.

Our acquisition activities could be material and could require us to use a substantial amount of cash, other liquid assets, and/or incur debt.  In addition, if goodwill recorded in connection with our prior or potential future acquisitions were determined to be impaired, then we would be required to recognize a charge against our earnings, which could materially and adversely affect our results of operations during the period in which the impairment was recognized.

Our acquisition activities could involve a number of additional risks, including the risks of:

•                  incurring time and expense associated with identifying and evaluating potential acquisitions and negotiating potential transactions, resulting in management’s attention being diverted from the operation of our existing business;

•                  using inaccurate estimates and judgments to evaluate credit, operations, management and market risks with respect to the target institution or assets;

•                  incurring time and expense required to integrate the operations and personnel of the combined businesses, creating an adverse short-term effect on results of operations; and

•                  losing key employees and customers as a result of an acquisition that is poorly received.

We may be exposed to difficulties in combining the operations of acquired institutions, including the ten banks we acquired from the FDIC, into our own operations, which may prevent us from achieving the expected benefits from our acquisition activities.

We may not be able to fully achieve the strategic objectives and operating efficiencies that we anticipate in our acquisition activities, including our recent acquisition of the ten separate banks we acquired from the FDIC, as receiver.  Inherent uncertainties exist in integrating the operations of an acquired institution. In addition, the markets in which we and our potential acquisition targets operate are highly competitive. We may lose customers or the customers of an acquired institution as a result of an acquisition.  We also may lose key personnel from the acquired institution as a result of an acquisition.  We may not discover all known and unknown factors when examining an institution for acquisition during the due diligence period.  These factors could produce unintended and unexpected consequences.  Undiscovered factors as a result of an acquisition could bring civil, criminal and financial liabilities against us, our management and the management of the institutions we acquire.  These factors could contribute to our not achieving the expected benefits from our acquisitions within desired time frames, if at all.

Our business is subject to interest rate risk, and fluctuations in interest rates may adversely affect our earnings and capital levels and overall results.

The majority of our assets are monetary in nature and, as a result, we are subject to significant risk from changes in interest rates.  Changes in interest rates may affect our net interest income as well as the valuation of our assets and liabilities.  Our earnings depend significantly on our net interest income, which is the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings.  We expect to periodically experience “gaps” in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa.  In either event, if market interest rates move contrary to our position, this “gap” may work against us, and our earnings may be adversely affected.

An increase in the general level of interest rates may also, among other things, adversely affect the demand for loans and our ability to originate loans.  Conversely, a decrease in the general level of interest rates, among other things, may lead to prepayments on our loan and mortgage-backed securities portfolios and increased competition for deposits.  Accordingly, changes in the general level of market interest rates may adversely affect our net yield on interest-earning assets, loan origination volume and our overall results.

Although our asset-liability management strategy is designed to control and mitigate exposure to the risks related to changes in the general level of market interest rates, those rates are affected by many factors outside of our control, including inflation, recession, unemployment, money supply, international disorder and instability in domestic and foreign financial markets.  We may not be able to accurately predict the likelihood, nature and magnitude of those changes or how and to what extent they may affect our business.  We also may not be able to adequately prepare for or compensate for the consequences of such changes.  Any failure to predict and prepare for changes in interest rates or adjust for the consequences of these changes may adversely affect our earnings and capital levels and overall results.

We depend on our management team, and the loss of our senior executive officers or other key employees could impair our relationship with customers and adversely affect our business and financial results.

Our success largely depends on the continued service and skills of our existing management team, including Joseph W. Evans, our Chairman and Chief Executive Officer, J. Daniel Speight, our Vice Chairman, Chief Operating Officer and Chief Financial Officer, Kim M. Childers, our President and Chief Credit Officer and Stephen W. Doughty, our Chief Banking Officer and Executive Risk Officer, as well as other key employees with long-term customer relationships.  Our growth strategy is built primarily on our ability to retain employees with experience and business relationships within their respective segments. The loss of one or more of these key personnel could have an adverse effect on our business because of their skills, knowledge of the market, years of industry experience and the difficulty of finding qualified replacement personnel.

Our management team’s strategies for the enhancement of shareholder value may not succeed.

Our management team is taking actions to enhance shareholder value, including consolidating operation centers, reviewing personnel, assembling a team for correspondent banking and purchasing performing loans from the FDIC and others, and continuing to review FDIC-assisted deals on a whole bank and deposit only basis.  These actions may not enhance shareholder value.

FDIC-assisted acquisition opportunities may not become available to us, and increased competition may make it more difficult for us to bid on failed bank transactions on terms we consider to be acceptable.

Our near-term business strategy includes consideration of potential acquisitions of failing banks that the FDIC plans to place in receivership.  The FDIC may not place banks that meet our strategic objectives into receivership.  Failed bank transactions are attractive opportunities in part because of loss-sharing arrangements with the FDIC that limit the acquirer’s downside risk on the purchased loan portfolio and, apart from our assumption of deposit liabilities, we have significant discretion as to the nondeposit liabilities that we assume. In addition, assets purchased from the FDIC are marked to their fair value and in many cases there is little or no addition to goodwill arising from an FDIC-assisted transaction.  The bidding process for failing banks could become very competitive, and the increased competition may make it more difficult for us to bid on terms we consider to be acceptable.

We are subject to extensive regulation that could limit or restrict our activities and adversely affect our earnings.

We operate in a highly regulated industry and are subject to examination, supervision and comprehensive regulation by various federal and state agencies, including the Federal Reserve, the FDIC and the Georgia Department of Banking and Finance.  Our compliance with these regulations is costly and restricts our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices.  Our failure to comply with these requirements can lead to, among other remedies, administrative enforcement actions, termination or suspension of our licenses, rights of rescission for borrowers, and class action lawsuits. Many of these regulations are intended to protect depositors, the public and the FDIC rather than our shareholders. The laws and regulations applicable to the banking industry are changing rapidly to reflect the government’s concerns about the economy and the banking system, and these changes may adversely affect our business and profitability.  Changes to statutes, regulations or regulatory policies, and the interpretation and implementation of new statutes, regulations or policies could affect us in substantial and unpredictable ways, including limiting the types of financial services and products we may offer and/or increasing the ability of nonbanks to offer competing financial services and products.

In addition, following the effective date of this registration statement, we will be an SEC registrant subject to the requirements of the Sarbanes-Oxley Act of 2002.  Failure to have in place adequate programs and procedures could cause us to have weakness in our internal control environment, putting us and our shareholders at risk of loss.

These and other potential changes in government regulation or policies could increase our costs of doing business and could adversely affect our operations and the manner in which we conduct our business.

Regulatory reform of the U.S. banking system may adversely affect us.

On July 21, 2010, President Obama signed into law The Dodd-Frank Wall Street Reform and Consumer Protection Act which, among other things, changes the oversight and supervision of financial institutions, introduces minimum capital requirements, creates a new federal agency to regulate consumer financial products and services and implements changes to corporate governance and compensation practices.

Other recent developments include:

•                  the Federal Reserve’s proposed guidance on incentive compensation policies at banking organizations; and

•                  proposals to limit a lender’s ability to foreclose on mortgages or make those foreclosures less economically viable, including by allowing Chapter 13 bankruptcy plans to “cram down” the value of certain mortgages on a consumer’s principal residence to its market value and/or reset interest rates and monthly payments to permit defaulting debtors to remain in their home.

These initiatives may increase our expenses or decrease our income. Further, the overall effects of these and other legislative and regulatory efforts on the financial markets remain uncertain, and they may not have the intended results.  These efforts may even have unintended harmful consequences on the U.S. financial system and our business.  Should these or other legislative or regulatory initiatives have unintended effects, our business, financial condition, results of operations and prospects could be materially and adversely affected.

In addition, we may need to modify our strategies and business operations in response to these changes.  We may also incur increased capital requirements and constraints or additional costs to satisfy new regulatory requirements. Given the volatile nature of the current market and the uncertainties underlying efforts to mitigate or reverse disruptions, we may not timely anticipate or manage existing, new or additional risks, contingencies or developments in the current or future environment.  Our failure to do so could materially and adversely affect our business, financial condition, results of operations and prospects.

Recent legislative and regulatory initiatives to address the current difficult market and economic conditions may not achieve the desired effect.

Beginning in October 2008, a host of legislation and regulation has been enacted in response to the financial crises affecting the banking system and financial markets and the threats to investment banks and other financial institutions.  These include the following:

•                  On October 3, 2008, President Bush signed into law Emergency Economic Stabilization Act (“EESA”), under which the U.S. Treasury Department has the authority, among other things, to purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions under the Troubled Asset Relief Program for the purpose of stabilizing and providing liquidity to the U.S. financial markets.

•                  On October 14, 2008, the Treasury Department announced the Capital Purchase Plan under the EESA under which it would purchase senior preferred stock and warrants to purchase common stock from participating financial institutions.

•                  On November 21, 2008, the FDIC adopted a Final Rule with respect to its Temporary Liquidity Guarantee Program under which the FDIC will guarantee certain “newly-issued unsecured debt” of banks and certain holding companies and also guarantee, on an unlimited basis, non-interest bearing bank transaction accounts.

•                  On February 10, 2009, the Treasury Department announced the Financial Stability Plan under the EESA, which is intended to further stabilize financial institutions and stimulate lending across a broad range of economic sectors.

•                  On February 18, 2009, President Obama signed the American Recovery and Reinvestment Act, a broad economic stimulus package that included additional restrictions on, and potential additional regulation of, financial institutions.

•                  On March 18, 2009, the Federal Reserve announced its decision to purchase as much as $300 billion of long-term treasuries in an effort to maintain low interest rates.

•                  On March 23, 2009, the Treasury Department announced the Public-Private Investment Program, which will purchase real estate related loans from banks and securities from the broader markets, and is intended to create a market for those distressed debt and securities.

Each of these programs was implemented to help stabilize and provide liquidity to the financial system. However, the long-term effect that these or any other governmental program may have on the financial markets or our business or financial performance is unknown.  A continuation or worsening of current financial market conditions could materially and adversely affect our business, financial condition, results of operations, access to credit or the trading price of our common stock.

We will incur increased costs as a result of being a public company.

As a privately held company, we have not been responsible for the corporate governance and financial reporting practices and policies required of a publicly traded company.  Following the effectiveness of this registration statement, we will be a public company.  As a public company, we will incur significant legal, accounting and other expenses that we did not incur in the past and are not reflected in our historical financial statements.  In addition, the Sarbanes-Oxley Act, as well as new rules implemented by the SEC under the Dodd-Frank Act, will require changes in corporate governance practices.  We expect that these rules and regulations will increase our legal and financial compliance costs.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings will be adversely affected.

Our success depends significantly on the quality of our assets, particularly loans.  Like other financial institutions, we are exposed to the risk that our loan customers may not repay their loans according to their terms, and the collateral securing the payment of these loans may be insufficient to fully compensate us for the outstanding balance of the loan plus the costs to dispose of the collateral.  As a result, we may experience significant loan losses that may have a material adverse effect on our operating results and financial condition.

We maintain an allowance for loan losses with respect to our non-covered loan portfolio not subject to loss share agreements with the FDIC, in an attempt to cover loan losses inherent in our loan portfolio.  In determining the size of the allowance, we rely on an analysis of our loan portfolio, our experience and our evaluation of general economic conditions.  We also make various assumptions and judgments about the collectibility of our loan portfolio, including the diversification in our loan portfolio, the effect of changes in the economy on real estate and other collateral values, the results of recent regulatory examinations, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers, the amount of charge-offs for the period and the amount of non-performing loans and related collateral security.  If our assumptions prove to be incorrect, our current allowance may not be sufficient, and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Material additions to the allowance for loan losses would materially decrease our net income and adversely affect our financial condition generally.

In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our allowance for loan losses or recognize further loan charge-offs, based on judgments different than our management.  Any increase in our allowance for loan losses or loan charge-offs required by these regulatory agencies could have a material adverse effect on our operating results and financial condition.

We are exposed to higher credit risk by construction and development, commercial real estate, and commercial and industrial lending.

Construction and development, commercial real estate, and commercial and industrial lending usually involves higher credit risks than single-family residential lending.  As of September 30, 2010, the following loan types accounted for the stated percentages of our total loan portfolio: real estate construction and development — 30.5%, commercial real estate — 38.0%, and commercial and industrial — 10.2%.  As of September 30, 2010, of these loans, 68.4% are covered by loss share agreements with the FDIC.  However, over time, we expect that the number of non-covered loans in these categories will increase.  These types of loans involve larger loan balances to a single borrower or groups of related borrowers.

Commercial real estate loans may be affected to a greater extent than residential loans by adverse conditions in real estate markets or the economy because commercial real estate borrowers’ ability to repay their loans depends on successful development of their properties, in addition to the factors affecting residential real estate borrowers. These loans also involve greater risk because they generally are not fully amortizing over the loan period, but have a balloon payment due at maturity.  A borrower’s ability to make a balloon payment typically will depend on being able to either refinance the loan or sell the underlying property in a timely manner.

Risk of loss on a construction and development loan depends largely upon whether our initial estimate of the property’s value at completion of construction equals or exceeds the cost of the property construction (including interest), the availability of permanent take-out financing and the builder’s ability to ultimately sell the property. During the construction phase, a number of factors can result in delays and cost overruns.  If estimates of value are inaccurate or if actual construction costs exceed estimates, the value of the property securing the loan may be insufficient to ensure full repayment when completed through a permanent loan or by seizure of collateral.

Commercial and industrial loans are typically based on the borrowers’ ability to repay the loans from the cash flow of their businesses.  These loans may involve greater risk because the availability of funds to repay each loan depends substantially on the success of the business itself.  In addition, the assets securing the loans have the following characteristics: (a) they depreciate over time, (b) they are difficult to appraise and liquidate, and (c) they fluctuate in value based on the success of the business.

Construction and development loans, commercial real estate loans, and commercial and industrial loans are more susceptible to a risk of loss during a downturn in the business cycle.  Our underwriting, review and monitoring cannot eliminate all of the risks related to these loans.

As of September 30, 2010, our outstanding commercial real estate loans were equal to 193.4% of our total capital.  The banking regulators are giving commercial real estate lending greater scrutiny, and may require banks with higher levels of commercial real estate loans to implement improved underwriting, internal controls, risk management policies and portfolio stress testing, as well as possibly higher levels of allowances for losses and capital levels as a result of commercial real estate lending growth and exposures.

Changes in local economic conditions where we operate could have a negative effect.

Our success depends significantly on growth in population, income levels, deposits and housing starts in our markets in Georgia.  The local economic conditions in these areas have a significant effect on our loans, the ability of borrowers to repay our loans, and the value of the collateral securing our loans.  Adverse changes in, and further deterioration of, the economic conditions of the Southeastern United States in general or any one or more of our local markets could negatively affect our financial condition, results of operations and our profitability.  A continuing deterioration in economic conditions could result in the following consequences, any of which could have a material adverse effect on our business:

•                   loan delinquencies may increase;

•                   problem assets and foreclosures may increase;

•                   demand for our products and services may decline; and

•                   collateral for loans that we make, especially real estate, may decline in value, in turn reducing a customer’s borrowing power, and reducing the value of assets and collateral associated with our loans.

We face strong competition for customers, which could prevent us from obtaining customers or may cause us to pay higher interest rates to attract customer deposits.

The banking business is highly competitive, and we experience competition in our markets from many other financial institutions.  Customer loyalty can be easily influenced by a competitor’s new products, especially offerings that could provide cost savings or a higher return to the customer. Moreover, this competitive industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation.  We compete with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds and other mutual funds, as well as super-regional, national and international financial institutions that operate offices in our primary market areas and elsewhere.

We compete with these institutions both in attracting deposits and in making loans.  In addition, we have to attract our customer base from other existing financial institutions and from new residents.  Many of our competitors are well-established, larger financial institutions, such as SunTrust Bank, Bank of America, Wells Fargo (formerly Wachovia) and BB&T.  We also compete with local community banks in our market.  We may not be able to compete successfully with other financial institutions in our market, and we may have to pay higher interest rates to attract deposits, accept lower yields on loans to attract loans and pay higher wages for new employees, resulting in reduced profitability.  In addition, competitors that are not depository institutions are generally not subject to the extensive regulations that apply to us.

Future growth or operating results may require us to raise additional capital, but that capital may not be available or may be dilutive.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations.  We may at some point need to raise additional capital to support our operations and any future growth.

Our ability to raise capital will depend on conditions in the capital markets, which are outside of our control and largely do not depend on our financial performance.  Accordingly, we may be unable to raise capital when needed or on favorable terms.  If we cannot raise additional capital when needed, we will be subject to increased regulatory supervision and the imposition of restrictions on our growth and business.  These restrictions could negatively affect our ability to operate or further expand our operations through loan growth, acquisitions or the establishment of additional branches.  These restrictions may also result in increases in operating expenses and reductions in revenues that could have a material adverse effect on our financial condition, results of operations and the price of our common stock.

Higher FDIC deposit insurance premiums and assessments could adversely affect our financial condition.

FDIC insurance premiums increased substantially in 2009, and we expect to pay significantly higher FDIC premiums in the future.  As the large number of recent bank failures continues to deplete the Deposit Insurance Fund, the FDIC adopted a revised risk-based deposit insurance assessment schedule in February 2009, which raised deposit insurance premiums.  The FDIC required financial institutions, such as the Bank, to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010 through and including 2012 to re-capitalize the Deposit Insurance Fund.  The rule also provides for increasing the FDIC-assessment rates by three basis points effective January 1, 2011.  If FDIC deposit insurance premiums and assessments continue to increase, it could adversely affect our financial condition.

The accuracy of our financial statements and related disclosures could be affected if the judgments, assumptions or estimates used in our critical accounting policies are inaccurate.

The preparation of financial statements and related disclosure in conformity with accounting principles generally accepted in the United States requires us to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes.  Our critical accounting policies, which are included in this registration statement, describe those significant accounting policies and methods used in the preparation of our consolidated financial statements that we consider “critical” because they require judgments, assumptions and estimates that materially affect our consolidated financial statements and related disclosures. As a result, if future events differ significantly from the judgments, assumptions and estimates in our critical accounting policies, those events or assumptions could have a material impact on our audited consolidated financial statements and related disclosures.

We must respond to rapid technological changes, and these changes may be more difficult or expensive than anticipated.

We will have to respond to future technological changes.  Specifically, if our competitors introduce new banking products and services embodying new technologies, or if new banking industry standards and practices emerge, then our existing product and service offerings, technology and systems may be impaired or become obsolete.  Further, if we fail to adopt or develop new technologies or to adapt our products and services to emerging industry standards, then we may lose current and future customers, which could have a material adverse effect on our business, financial condition and results of operations.  The financial services industry is changing rapidly, and to remain competitive, we must continue to enhance and improve the functionality and features of our products, services and technologies.  These changes may be more difficult or expensive than we anticipate.

Our inability to use a short form registration statement on Form S-3 may affect our short-term ability to access the capital markets.

A registration statement on Form S-3 permits an eligible issuer to incorporate by reference its past and future filings and reports made under the Exchange Act.  In addition, Form S-3 enables eligible issuers to conduct primary offerings “off the shelf” under Rule 415 of the Securities Act.  The shelf registration process under Form S-3, combined with the ability to incorporate information on a forward basis, allows issuers to avoid additional delays and interruptions in the offering process and to access the capital markets in a more expeditious and efficient manner than raising capital in a standard registered offering on Form S-1. One of the requirements for Form S-3 eligibility is for an issuer to have been subject to the reporting requirements for the 12-month period immediately preceding the filing of the Form S-3.  Because we will not become subject to the reporting requirements of the Exchange Act until this registration statement on Form 10 becomes effective, we will not be able to use Form S-3 until 12 months following the effective date of this Form 10.  We may experience delays in our ability to raise capital in the capital markets during the period that we are unable to use Form S-3.  Any such delay may result in offering terms that may not be advantageous to us or may cause us not to obtain capital in a timely fashion to execute our business strategies.

Risks Related to the Acquisition of the Acquired Banks

We are subject to risks related to FDIC-assisted transactions.

The ultimate success of our past FDIC-assisted transactions, and any FDIC-assisted transactions in which we may participate in the future, will depend on a number of factors, including our ability:

•                   to fully integrate, and to integrate successfully, the branches acquired into the Bank’s operations;

•                   to limit the outflow of deposits held by our new customers in the acquired branches and to successfully retain and manage interest-earning assets (loans) acquired in FDIC-assisted transactions;

•                   to retain existing deposits and to generate new interest-earning assets in the geographic areas previously served by the acquired banks;

•                   to effectively compete in new markets in which we did not previously have a presence;

•                   to deploy the cash received in the FDIC-assisted transactions into assets bearing sufficiently high yields without incurring unacceptable credit or interest rate risk;

•                   to control the incremental non-interest expense from the acquired branches in a manner that enables us to maintain a favorable overall efficiency ratio;

•                   to retain and attract the appropriate personnel to staff the acquired branches;

•                   to earn acceptable levels of interest and non-interest income, including fee income, from the acquired branches; and

•                   to reasonably estimate cash flows for acquired loans to mitigate exposure greater than estimated losses at the time of acquisition.

As with any acquisition involving a financial institution, particularly one involving the transfer of a large number of bank branches as is often the case with FDIC-assisted transactions, there may be higher than average levels of service disruptions that would cause inconveniences to our new customers or potentially increase the effectiveness of competing financial institutions in attracting our customers.  We anticipate challenges and opportunities because of the unique nature of each acquisition.  Integration efforts will also likely divert our management’s attention and resources. We may be unable to integrate acquired branches successfully, and the integration process could result in the loss of key employees, the disruption of ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the FDIC-assisted transactions. We may also encounter unexpected difficulties or costs during the integration that could adversely affect our earnings and financial condition, perhaps materially.  Additionally, we may be unable to achieve results in the future similar to those achieved by our existing banking business, to compete effectively in the market areas previously served by the acquired branches or to manage effectively any growth resulting from FDIC-assisted transactions.

Our willingness and ability to grow acquired branches following FDIC-assisted transactions depend on several factors, most importantly the ability to retain the key personnel whom we hire or transfer in connection with FDIC-assisted transactions.  Our failure to retain these employees could adversely affect the success of FDIC-assisted transactions and our future growth.

Our ability to continue to receive the benefits of our loss share arrangements with the FDIC is conditioned upon our compliance with certain requirements under the agreements.

We are the beneficiary of loss share agreements with the FDIC that call for the FDIC to fund a portion of our losses on a majority of the assets we acquired in connection with our recent FDIC-assisted transactions.  To recover a portion of our losses and retain the loss share protection, we must comply with certain requirements imposed by the agreements.  The requirements of the agreements relate primarily to our administration of the assets covered by the agreements, as well as our obtaining the consent of the FDIC to engage in certain corporate transactions that may be deemed under the agreements to constitute a transfer of the loss share benefits.  For example, any merger or consolidation of the Bank or any public or private offering of common stock by us that would increase our outstanding shares by more than 9% requires the consent of the FDIC.

When the consent of the FDIC is required under the loss share agreements, the FDIC may withhold its consent or may condition its consent on terms that we do not find acceptable.  If the FDIC does not grant its consent to a transaction we would like to pursue, or conditions its consent on terms that we do not find acceptable, we may be unable to engage in a corporate transaction that might otherwise benefit our shareholders or we may elect to pursue such a transaction without obtaining the FDIC’s consent, which could result in termination of our loss share agreements with the FDIC.

Changes in national and local economic conditions could lead to higher loan charge-offs in connection with the acquisition of the Acquired Banks and the loss sharing agreement with the FDIC may not cover all of those charge-offs.

In connection with the acquisition of the Acquired Banks, we acquired a significant portfolio of loans.  Although we have marked down the loan portfolios we have acquired, the non-impaired loans we acquired may become impaired or may further deteriorate in value, resulting in additional charge-offs to the loan portfolio.  The fluctuations in national, regional and local economic conditions, including those related to local residential, commercial real estate and construction markets, may increase the level of charge-offs that we make to our loan portfolio and consequently reduce our capital.  These fluctuations are not predictable, cannot be controlled and may have a material adverse impact on our operations and financial condition even if other favorable events occur.

Our loss sharing arrangements with the FDIC will not cover all of our losses on loans we acquired through the acquisition of the Acquired Banks.

Although we have entered into loss share agreements with the FDIC that provide that the FDIC will bear a significant portion of losses related to specified loan portfolios that we acquired through the Acquired Banks, we are not protected for all losses resulting from charge-offs with respect to those specified loan portfolios.  Additionally, the loss sharing agreements have limited terms (10 years for losses on single-family residential real estate loans, five years for losses on non-residential real estate loans and eight years with respect to recoveries on non-residential real estate loans). Therefore, the FDIC will not reimburse us for any charge-off or related losses that we experience after the term of the loss share agreements, and any such charge-offs would negatively impact our net income.  Moreover, the loss share provisions in the loss share agreement may be administered improperly, or the FDIC may interpret those provisions in a way different than we do. In any of those events, our losses could increase.

The FDIC requires that we make a “true-up” payment to the FDIC if our realized losses are less than expected.

The loss share agreements between the Bank and the FDIC with respect to The Buckhead Community Bank, First Security National Bank and NorthWest Bank and Trust each contain a provision that obligates us to make a “true-up” payment to the FDIC if the realized losses of each of these acquired banks are less than expected.  The “true-up” calculation is scheduled to be made as of the 45th day following the last day of the calendar month of the tenth anniversary of the closing of the acquisitions of The Buckhead Community Bank, First Security National Bank and NorthWest Bank and Trust.  Any such “true-up” payment could have a negative effect on our business, financial condition and results of operations.

Risks Related to Our Common Stock

Although we plan to apply to list our shares on a national exchange, we may not be successful in doing so.  The lack of any established trading market may significantly restrict our shareholders’ ability to sell shares of our common stock.

There is no established trading market for our common stock.  The absence of an active trading market may significantly restrict our shareholders’ ability to transfer shares of our common stock.  We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market or how liquid that market might become.  Although we plan to apply to be listed on a national securities exchange such as the NYSE, NASDAQ or NYSE Amex, each market or exchange has its own listing criteria, including criteria related to minimum bid price, public float, market makers, minimum number of round lot holders and board independence requirements, that we may not meet.

In addition, even if our common stock is approved for listing or inclusion on a national exchange, we will have no prior trading history, and thus there is no way to determine the prices or volumes at which our common stock will trade.  Holders of shares of our common stock may not be able to resell the shares at or near their original acquisition price, or at any price. Additionally, each national securities exchange has its own corporate governance and other requirements that we must meet to maintain our listing.  If we qualify for listing and subsequently fail to meet the ongoing listing requirements of the exchange, our shares could be delisted.

Shares of our common stock are subject to dilution.

As of December 10, 2010, we had approximately 31,610,904 shares of common stock issued and outstanding and warrants to purchase another 2,720,561 shares of our common stock.  If we issue additional shares of common stock in the future and that issuance is not made to all then-existing common shareholders proportionate to their interests, then the issuance will result in dilution to each shareholder by reducing the shareholder’s percentage ownership of the total outstanding shares of our common stock.

Our board of directors may issue shares of preferred stock that would adversely affect the rights of our common shareholders.

Our authorized capital stock includes 2,000,000 shares of preferred stock of which no preferred shares are issued and outstanding.  Our board of directors, in its sole discretion, may designate and issue one or more series of preferred stock from the authorized and unissued shares of preferred stock.  Subject to limitations imposed by law or our articles of incorporation, our board of directors is empowered to determine:

•                  the designation of, and the number of, shares constituting each series of preferred stock;

•                  the dividend rate for each series;

•                  the terms and conditions of any voting, conversion and exchange rights for each series;

•                  the amounts payable on each series on redemption or our liquidation, dissolution or winding-up;

•                  the provisions of any sinking fund for the redemption or purchase of shares of any series; and

•                  the preferences and the relative rights among the series of preferred stock.

We could issue preferred stock with voting and conversion rights that could adversely affect the voting power of the shares of our common stock and with preferences over the common stock with respect to dividends and in liquidation.

We do not anticipate declaring dividends in the foreseeable future.

Holders of our common stock are not entitled to receive dividends unless our board of directors declares them. Since the inception of the Company in January 2010, we have not paid any dividends on our common stock and do not intend to pay dividends in the foreseeable future.  The Company’s principal source of funds to pay dividends is the cash dividends that it receives from the Bank.  Under the Georgia Department of Banking and Finance’s letter dated July 24, 2009 issuing its approval of the Interagency Notice of Change in Control application filed by Joseph W. Evans, J. Daniel Speight and Kim M. Childers, with respect to the Bank, the Bank must obtain approval from the Georgia Department of Banking and Finance before paying any dividends, including dividend payments to the Company, until July 2012.  In addition, even after this condition expires, our ability to pay dividends will be limited by regulatory restrictions, our financial condition, results of operations, capital requirements, level of indebtedness and other factors as our board of directors deems relevant.

Our securities are not FDIC insured.

Our securities, including our common stock, are not savings or deposit accounts or other obligations of the Bank, are not insured by the Deposit Insurance Fund, the FDIC or any other governmental agency and are subject to investment risk, including the possible loss of principal.

Item 2.  Financial Information

Selected Financial Data

The following table provides summary historical consolidated financial information for the periods and as of the dates indicated.  You should read this information in conjunction with our audited consolidated financial statements, including the related notes, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this registration statement.  The historical information at December 31, 2009 and 2008 and for the successor period from July 24, 2009 through December 31, 2009, the predecessor period from January 1, 2009 through July 23, 2009 and for the fiscal years ended December 31, 2008 and 2007 is derived from our audited consolidated financial statements that appear in this registration statement.  The historical information at December 31, 2007, 2006 and 2005 and for the fiscal years ended December 31, 2006 and 2005 is derived from our audited financial statements that do not appear in this registration statement.  The historical information at September 30, 2010 and for the nine months ended September 30, 2010 and for the interim successor period from July 24, 2009 through September 30, 2009 is derived from our unaudited interim consolidated financial statements, which are included elsewhere in this registration statement.  The historical results shown below and elsewhere in this registration statement are not necessarily indicative of our future performance.

	At
	September
	30, 2010	At December 31,
	(unaudited)	2009	2008	2007	2006	2005
(in thousands)	Successor Period		Predecessor Period

Selected Balance Sheet Data:
Assets	$2,709,685	$2,497,958	$33,591	$27,623	$20,452	$13,785
Investment securities	406,645	317,988	3,008	4,031	3,984	2,988
FDIC receivable for loss share agreements, net	525,645	605,502	—	—	—	—
Other real estate owned:
Not covered under FDIC loss share agreements	75	120	73	—	—	—
Covered under FDIC loss share agreements, net	153,814	141,690	—	—	—	—
Loan receivable:
Not covered under FDIC loss share agreements	221,168	47,389	22,539	19,189	11,669	2,193
Covered under FDIC loss share agreements, net	957,079	1,134,499	—	—	—	—
Allowance for loan losses	3,348	2,524	445	316	139	22
Goodwill and other intangible assets, net	9,425	12,334	—	—	—	—
Deposits	2,339,207	2,153,791	26,061	21,347	13,977	6,749
Shareholders’ equity	346,380	310,764	5,646	6,106	6,384	6,986

	Nine Months Ended September 30,
	2010	Interim Successor Period from July 24, 2009 to September 30, 2009	Predecessor Period from January 1, 2009 to July 23, 2009
	(unaudited)
Selected Results of Operations Data:
Interest income	$121,552	$25,537	$1,114
Interest expense	28,659	6,765	500
Net interest income	92,893	18,772	614
Provision for loan losses	1,847	1,280	261
Net interest income after provision for loan losses	91,046	17,492	353
Noninterest income	20,551	4,020	119
Noninterest expenses	60,382	9,262	719
Income (loss) before income taxes	51,215	12,250	(247)
Income taxes	19,160	4,402	—
Net income (loss)	$32,055	$7,848	$(247)

Per Share Data:
Earnings (loss):
Basic	1.02	0.25	(0.32)
Diluted	1.01	0.25	(0.32)
Tangible book value	$10.68	$9.59	$7.04
Weighted average shares outstanding:
Basic	31,541	30,177	767
Diluted	31,828	30,776	767

Performance Ratios:
Return on average assets	1.65%	2.32%	(1.25)%
Return on average equity	13.00%	15.98%	(7.61)%
Net interest margin(1)(4)	6.89%	8.64%	3.33%
Interest rate spread(2)(4)	7.15%	9.01%	2.65%
Efficiency ratio(3)(4)	53.23%	42.43%	98.09%
Average interest-earning assets to average interest-bearing liabilities	87.76%	88.41%	125.11%
Average loans receivable to average deposits	50.95%	50.87%	87.89%

	Nine Months Ended September 30,
	2010	Interim Successor Period from July 24, 2009 to September 30, 2009	Predecessor Period from January 1, 2009 to July 23, 2009
	(unaudited)
Asset Quality:
Non-performing loans to loans receivable: (5)(7)
Covered under loss shares agreements with the FDIC	36.33%	45.32%	—%
Not covered under loss shares agreements with the FDIC	2.57%	0.00%	0.68%
Non-performing assets to total assets: (6)(8)
Covered under loss shares agreements with the FDIC	64.15%	48.92%	—%
Not covered under loss shares agreements with the FDIC	0.36%	0.02%	0.70%
Allowance for loan losses to non-covered loans receivable	1.51%	3.37%	2.72%

Capital Ratios:
Average equity to average assets	12.68%	14.60%	16.11%
Leverage ratio	12.22%	14.61%	18.08%
Tier 1 risk-based capital ratio(9)	47.60%	43.67%	20.54%
Total risk-based capital ratio(9)	48.08%	44.93%	21.56%

(1)	Net interest income divided by average interest-earning assets.
(2)	Yield on interest-earning assets less costs of interest-bearing liabilities.
(3)	Noninterest expenses divided by net interest income and noninterest income.
(4)	Calculated on a fully tax-equivalent basis.
(5)	Non-performing loans include nonaccrual loans and loans past due 90 days or more and still accruing interest.
(6)	Non-performing assets are non-performing loans plus other real estate.
(7)	Ratio of non-covered non-performing loans to non-covered loans receivable and covered non-performing loans to covered loans receivable.
(8)	Ratio of non-covered non-performing assets to non-covered assets and covered non-performing assets to covered assets.

(9)

The increase in our risk-based capital ratios from December 31, 2009 to September 30, 2010 resulted from the FDIC Financial Institutions Letter (FIL-7-2010) dated February 26, 2010, entitled “Regulatory Capital Standards Clarification of the Risk Weights for FDIC Claims and Guarantees,” which clarifies that the FDIC receivable may be assigned a zero risk weight.

	Successor Period from July 24, 2009 to December 31,	Predecessor Interim Period from January 1, 2009 to July	Years Ended December 31,
	2009	23, 2009	2008	2007	2006	2005
		(in thousands)
Selected Results of Operations Data:
Interest income	$57,843	$1,114	$1,917	$1,789	$939	$217
Interest expense	14,741	500	823	585	229	15
Net interest income	43,102	614	1,094	1,204	710	202
Provision for loan losses	2,689	261	312	196	117	22
Net interest income after provision for loan losses	40,413	353	782	1,008	593	180
Noninterest income	10,293	119	177	132	52	4
Noninterest expenses	22,345	719	1,481	1,446	1,244	801
Income (loss) before income taxes	28,361	(247)	(522)	(306)	(599)	(617)
Income taxes	10,339	—	—	—	—	(4)
Net income (loss)	$18,022	$(247)	$(522)	$(306)	$(599)	$(613)

Per Share Data:
Earnings (loss):
Basic	0.59	(0.32)	(0.68)	(0.40)	(0.78)	(0.80)
Diluted	0.58	(0.32)	(0.68)	(0.40)	(0.78)	(0.80)
Tangible book value	$9.46	$7.04	$7.36	$7.96	$8.32	$9.10
Weighted average shares outstanding:
Basic	30,584	767	767	767	767	767
Diluted	31,014	767	767	767	767	767

Performance Ratios:
Return on average assets	2.04%	(1.25)%	(1.69)%	(1.33)%	(3.73)%	(6.36)%
Return on average equity	14.14%	(7.61)%	(8.73)%	(4.87)%	(9.04)%	(8.77)%
Net interest margin(1)(4)	6.95%	3.33%	3.83%	4.36%	5.30%	9.19%
Interest rate spread(2)(4)	7.16%	2.65%	2.98%	5.78%	4.73%	8.50%
Efficiency ratio(3)(4)	41.69%	98.09%	116.52%	108.23%	163.25%	388.83%
Average interest-earning assets to average interest-bearing liabilities	90.98%	125.11%	129.45%	150.49%	198.31%	390.28%
Average loans receivable to average deposits	61.51%	87.89%	105.13%	115.94%	95.41%	38.25%

	Successor Period from July 24, 2009 to December 31,	Predecessor Interim Period from January 1, 2009 to July	Years Ended December 31,
	2009	23, 2009	2008	2007	2006	2005

Asset Quality:
Non-performing loans to loans receivable: (5)(7)
Covered under loss shares agreements with the FDIC	26.61%	—	—	—	—	—
Not covered under loss shares agreements with the FDIC	1.17%	0.68%	0.83%	0.05%	—	—
Non-performing assets to total assets: (6)(8)
Covered under loss shares agreements with the FDIC	52.23%	—	—	—	—	—
Not covered under loss shares agreements with the FDIC	0.06%	0.70%	0.77%	0.03%	—	—
Allowance for loan losses to non-covered loans receivable	5.33%	2.72%	1.96%	1.65%	1.19%	1.00%

Capital Ratios:
Average equity to average assets	14.41%	16.11%	19.35%	27.23%	41.21%	72.49%
Leverage ratio	14.57%	18.08%	18.05%	23.23%	37.88%	72.49%
Tier 1 risk-based capital ratio (9)	30.60%	20.54%	21.60%	27.13%	45.91%	164.22%
Total risk-based capital ratio (9)	30.85%	21.56%	22.67%	28.38%	46.91%	164.74%

(1)	Net interest income divided by average interest-earning assets.
(2)	Yield on interest-earning assets less costs of interest-bearing liabilities.
(3)	Noninterest expenses divided by net interest income and noninterest income.
(4)	Calculated on a fully tax-equivalent basis.
(5)	Non-performing loans include nonaccrual loans and loans past due 90 days or more and still accruing interest.
(6)	Non-performing assets are non-performing loans plus other real estate.
(7)	Ratio of non-covered non-performing loans to non-covered loans receivable and covered non-performing loans to covered loans receivable.
(8)	Ratio of non-covered non-performing assets to non-covered assets and covered non-performing assets to covered assets.
(9)

The increase in our risk-based capital ratios from December 31, 2009 to September 30, 2010 resulted from the FDIC Financial Institutions Letter (FIL-7-2010) dated February 26, 2010, entitled “Regulatory Capital Standards Clarification of the Risk Weights for FDIC Claims and Guarantees,” which clarifies that the FDIC receivable may be assigned a zero risk weight.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our consolidated financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes.  Historical results of operations and the percentage relationships among any amounts included, and any trends that may appear, may not indicate trends in operations or results of operations for any future periods.

We have made, and will continue to make, various forward-looking statements with respect to financial and business matters.  Comments regarding our business that are not historical facts are considered forward-looking statements that involve inherent risks and uncertainties.  Actual results may differ materially from those contained in these forward-looking statements.  For additional information regarding our cautionary disclosures, see the “Cautionary Note Regarding Forward-Looking Statements” at the beginning of this registration statement.

Overview

On July 23, 2010, the Company became the bank holding company of the Bank under a plan of reorganization and share exchange that was approved by the boards of directors of the Company and the Bank and adopted by the shareholders of the Bank at the annual meeting held on March 11, 2010.  The Bank is a Georgia state-chartered bank that opened in October 2005 in Pinehurst, Georgia.  From October 2005 until July 23, 2009, the Bank operated as a small community bank with two branch offices located in Dooly County, Georgia with total assets of approximately $33.6 million, total loans receivable of approximately $22.5 million, total deposits of approximately $26.1 million and total shareholders’ equity of approximately $5.7 million at December 31, 2008.

On July 24, 2009, the Bank raised approximately $292.1 million in gross proceeds (before expenses) from investors in a private offering of its common stock.  Immediately following the private offering, these investors owned approximately 97% of the Bank’s outstanding common stock.  In connection with the private offering, the FDIC and the Georgia Department of Banking and Finance approved the Interagency Notice of Change in Control application filed by our new management team, which took control of the Bank on July 24, 2009.  As a result of the private offering and the 2009 acquisitions described below, the Bank was transformed from a small community bank in Pinehurst, Georgia to a much larger commercial bank operating 23 full service branches throughout middle Georgia and metropolitan Atlanta.  As of September 30, 2010, our total assets were approximately $2.7 billion, our total loans receivable were approximately $1.2 billion, our total deposits were approximately $2.3 billion and our total shareholders’ equity was approximately $346.4 million.

As a result of the private offering and change in control transaction, we applied the push-down basis of accounting to our 2009 audited financial statements.  Our 2009 financial statements present two periods that reflect our historical basis of accounting for the period from January 1, 2009 through July 23, 2009 (the “predecessor period”) and our new basis of push-down accounting for the period from July 24, 2009 through December 31, 2009 (the “successor period”).  In addition, because the change in control transaction occurred in the third quarter of 2009, our unaudited financial statements for the nine months ended September 30, 2009 also present two periods that reflect our historical basis of accounting for the predecessor period and our new basis of push-down accounting for the period from July 24, 2009 through September 30, 2009 (the “interim successor period”).

Our 2009 acquisitions resulted in total assets acquired of approximately $3.0 billion, compared to the Bank’s total asset size of only $33.6 million at December 31, 2008, an increase of almost 9,000%.  Given the enormous change in assets and the similar changes in deposits, shareholders’ equity and earnings from the predecessor period to the successor period, the discussion in this section of the registration statement primarily focuses on the interim successor and successor periods and 2010.  Although we have included a summary discussion and analysis of our results of operations for the predecessor period from January 1, 2009 through July 23, 2009 and the years ended December 31, 2008 and 2007, and of our financial condition as of December 31, 2008 and 2007, we believe that the financial information for the periods before July 24, 2009 does not contribute meaningfully to an investor’s understanding of our operations and financial condition after the July 24, 2009 private offering and our acquisition of the Acquired Banks.

Acquisitions

Six Security Banks

On July 24, 2009, immediately following the private offering, the Bank entered into a purchase and assumption agreement with a loss share arrangement with the FDIC, as receiver, under which the Bank assumed all of the $2.2 billion of liabilities of the Security Banks and acquired approximately $2.0 billion of the assets of the Security Banks.  The Bank now operates 14 former Security Bank branches in Macon, Warner Robins, Gray, Alpharetta and Perry, Georgia.

The Bank entered into 12 loss share agreements with the FDIC for the Security Banks (two for each Security Bank) that collectively cover $1.6 billion of the acquired assets, including 100% of the acquired loans and other real estate owned (“OREO”).  Under the loss share agreements for the Security Banks, the FDIC agreed to cover 80% of losses on the disposition of loans and OREO up to $563.0 million, and 95% of the losses that exceed $563.0 million. The term for loss sharing on single-family residential real estate loans is 10 years, while the term for loss sharing on non-residential real estate loans is five years with respect to losses and eight years with respect to recoveries.  The reimbursable losses from the FDIC are based on the book value of the relevant loans as determined by the FDIC at the date of the transaction.  The loss share agreements do not cover new loans made after that date.  At the time of acquisition, the Bank recorded a receivable from the FDIC of $403.6 million, which represented the estimated fair value of the FDIC’s portion of the losses that we expected to be incurred and reimbursed to us as of that date. The value of the FDIC receivable will continue to fluctuate over time based upon the continued performance of the loans and as the Bank receives payments from the FDIC under the loss share agreements.  Realized losses in excess of acquisition date estimates will result in an increase in the FDIC receivable.  Conversely, if realized losses are less than acquisition date estimates, the FDIC receivable for loss share agreements will be reduced.

Accounting standards prohibit carrying over an allowance for loan losses for impaired loans purchased in the acquisition of the Security Banks.  On the July 24, 2009 acquisition date, the preliminary estimate of the contractually required principal payments receivable for all impaired loans acquired from the Security Banks was $340.9 million, and the estimated fair value of those loans was $113.7 million.  We valued the impaired loans based on the liquidation value of the underlying collateral because we could not reasonably estimate the timing and amount of the expected cash flows.  As a result, we recorded no accretable discount on these impaired loans. We established a credit risk discount (non-accretable) of $227.2 million on the acquisition date relating to these impaired loans, reflected in the recorded net fair value of the impaired loans.

Our preliminary estimate on the acquisition date of the contractually required principal payments receivable for all other loans acquired in the acquisition of the Security Banks was $1.2 billion, and the estimated fair value of the loans was $751.2 million. At the acquisition date, we established a credit risk discount (non-accretable) of $255.0 million on these loans, representing amounts we did not expect to collect either from the customers or from the liquidation of collateral.  In our estimate of cash flows for the non-impaired loans of the Security Banks, we also recorded an accretable discount of $173.1 million relating to the loans, which represents the undiscounted cash flows expected to be collected in excess of the estimated fair value of the acquired loans.  This accretable discount is accreted into interest income on a method that approximates level yield over the estimated life of the related performing covered loans (which we estimate will be four years).  This accretion, which totaled $26.3 million in 2009 and $47.6 million for the nine months ended September 30, 2010, is included in interest income on loans in the consolidated statements of income.

As a result of the FDIC acquisition and the loss share agreements, our financial results and future risks related to the acquired assets and liabilities of the Security Banks are completely altered, making historical financial information of Security Bank Corporation, or the Security Banks, immaterial to an understanding of our present and planned future operations.  In addition, our business since July 24, 2009 and for the immediate future relies heavily on our loss share resolution business and on the income generated from the remediation and disposal of the assets we acquired from the FDIC and is fundamentally different from the business of Security Bank Corporation.  In light of the foregoing, we have determined that Security Bank Corporation is not the predecessor entity of the Company because we did not succeed to substantially all of the business of Security Bank Corporation in the acquisition, and we have therefore omitted historical financial statements of Security Bank Corporation and the Security Banks in this registration statement.

The Buckhead Community Bank

On December 4, 2009, the Bank entered into a purchase and assumption agreement with a loss share arrangement with the FDIC, as receiver of The Buckhead Community Bank, Atlanta, Georgia, to assume substantially all of the $810.0 million in liabilities and acquire approximately $880.5 million in assets of The Buckhead Community Bank, a former full-service community bank headquartered in Atlanta, Georgia.  The Bank now operates three former Buckhead Community Bank branches in Atlanta and Sandy Springs, Georgia.

All of the loans and OREO of The Buckhead Community Bank that we acquired are covered by loss share agreements between the Bank and the FDIC that give the Bank significant protection against future losses in the same manner as the loss share agreements for the Security Banks except as noted below.  Under the loss share agreements, the FDIC agreed to cover 80% of losses on the disposition of loans and OREO up to $254.0 million, and 95% of the losses that exceed $254.0 million.  At the time of acquisition, the Bank recorded a receivable from the FDIC of $213.8 million, which represented the estimated fair value of the FDIC’s portion of the losses that we expected to be incurred and reimbursed to us as of that date.

Accounting standards prohibit carrying over an allowance for loan losses for impaired loans purchased in the acquisition of The Buckhead Community Bank.  On the December 4, 2009 acquisition date, the preliminary estimate of the contractually required principal payments receivable for all impaired loans acquired from The Buckhead Community Bank was $184.9 million, and the estimated fair value of those loans was $68.7 million.  We valued the impaired loans based on the liquidation value of the underlying collateral because we could not reasonably estimate the timing and amount of the expected cash flows.  As a result, we recorded no accretable discount on these impaired loans. We established a credit risk discount (non-accretable) of $116.2 million on the acquisition date relating to these impaired loans, reflected in the recorded net fair value of the impaired loans.

Our preliminary estimate on the acquisition date of the contractually required principal payments receivable for all other loans acquired in the acquisition of The Buckhead Community Bank was $450.4 million, and the estimated fair value of the loans was $274.9 million.  At the acquisition date, we established a credit risk discount (non-accretable) of $140.6 million on these loans, representing amounts we did not expect to collect either from the customers or from the liquidation of collateral.  In our estimate of cash flows for the non-impaired loans of The Buckhead Community Bank, we also recorded an accretable discount of $35.4 million relating to the loans, which represents the undiscounted cash flows expected to be collected in excess of the estimated fair value of the acquired loans.  This accretable discount is accreted into interest income on a method that approximates level yield over the estimated life of the related performing covered loans (which we estimate will be four years).  This accretion, which totaled $1.0 million in 2009 and $8.9 for the nine months ended September 30, 2010, is included in interest income on loans in the consolidated statements of income.

First Security National Bank

Also on December 4, 2009, the Bank entered into a purchase and assumption agreement with a loss share arrangement with the FDIC, as receiver of First Security National Bank, Norcross, Georgia, to assume substantially all of the $118.9 million in liabilities and acquire approximately $113.0 million in assets of First Security National Bank, a former full-service community bank headquartered in Norcross, Georgia.  The Bank now operates two former First Security National Bank branches in Norcross and Atlanta, Georgia.

All of the loans and OREO that were acquired are covered by loss share agreements between the Bank and the FDIC that give the Bank significant protection against future losses in the same manner as the loss share agreements for the Security Banks except as noted below.  Under the loss share agreements, the FDIC agreed to cover 80% of losses on the disposition of loans and OREO up to $27.0 million, and 95% of the losses that exceed $27.0 million.  At the time of acquisition, the Bank recorded a receivable from the FDIC of $19.8 million, which represented the estimated fair value of the FDIC’s portion of the losses that we expected to be incurred and reimbursed to us as of that date.

Accounting standards prohibit carrying over an allowance for loan losses for impaired loans purchased in the acquisition of First Security National Bank.  On the December 4, 2009 acquisition date, the preliminary estimate of the contractually required principal payments receivable for all impaired loans acquired from First Security National Bank was $4.3 million, and the estimated fair value of those loans was $1.9 million.  We valued the impaired loans based on the liquidation value of the underlying collateral because we could not reasonably estimate the timing and amount of the expected cash flows.  As a result, we recorded no accretable discount on these impaired loans.  We established a credit risk discount (non-accretable) of $2.4 million on the acquisition date relating to these impaired loans, reflected in the recorded net fair value of the impaired loans.

Our preliminary estimate on the acquisition date of the contractually required principal payments receivable for all other loans acquired in the acquisition of First Security National Bank was $46.4 million, and the estimated fair value of the loans was $31.3 million.  At the acquisition date, we established a credit risk discount (non-accretable) of $12.3 million on these loans, representing amounts we did not expect to collect either from the customers or from the liquidation of collateral.  In our estimate of cash flows for the non-impaired loans of First Security National Bank, we also recorded an accretable discount of $2.8 million relating to the loans, which represents the undiscounted cash flows expected to be collected in excess of the estimated fair value of the acquired loans.  This accretable discount is accreted into interest income on a method that approximates level yield over the estimated life of the related performing covered loans (which we estimate will be four years).  This accretion, which totaled $137,000 in 2009 and $1.0 million for the nine months ended September 30, 2010, is included in interest income on loans in the consolidated statements of income.

NorthWest Bank and Trust

On July 30, 2010, the Bank entered into a purchase and assumption agreement with a loss share arrangement with the FDIC, as receiver of NorthWest Bank and Trust, Acworth, Georgia, to assume $133.3 million in liabilities and acquire approximately $154.5 million in assets of NorthWest Bank and Trust, a former full-service community bank headquartered in Acworth, Georgia.  The Bank now operates one former NorthWest Bank and Trust branch in Marietta, Georgia.

All of the loans and OREO that were acquired (with the exception of consumer loans) are covered by loss share agreements between the Bank and the FDIC that give the Bank significant protection against future losses in the same manner as the loss share agreements for the Security Banks except as noted below.  Under the loss share agreements, the FDIC agreed to cover 80% of losses on the disposition of loans and OREO.  At the time of acquisition, the Bank recorded a receivable from the FDIC of $25.0 million, which represented the estimated fair value of the FDIC’s portion of the losses that we expected to be incurred and reimbursed to us as of that date.

Accounting standards prohibit carrying over an allowance for loan losses for impaired loans purchased in the acquisition of NorthWest Bank and Trust.  On the July 30, 2010 acquisition date, the preliminary estimate of the contractually required principal payments receivable for all impaired loans acquired from NorthWest Bank and Trust was $20.8 million, and the estimated fair value of those loans was $6.0 million.  At the acquisition date, we established a credit risk discount (non-accretable) of $14.0 million on these loans, representing amounts we did not expect to collect either from the customers or from the liquidation of collateral. In our estimate of cash flows on the impaired loans, we also recorded an accretable discount of $842,000 relating to the loans, which represents the undiscounted cash flows expected to be collected in excess of the fair value of these loans.

Our preliminary estimate on the acquisition date of the contractually required principal payments receivable for all other loans acquired in the acquisition of NorthWest Bank and Trust was $77.0 million, and the estimated fair value of the loans was $51.0 million. At the acquisition date, we established a credit risk discount (non-accretable) of $16.2 million on these loans, representing amounts we did not expect to collect either from the customers or from the liquidation of collateral.  In our estimate of cash flows for the non-impaired loans of NorthWest Bank and Trust, we also recorded an accretable discount of $9.8 million relating to the loans, which represents the undiscounted cash flows expected to be collected in excess of the estimated fair value of the acquired loans.  This accretable discount is accreted into interest income on a method that approximates level yield over the estimated life of the related performing covered loans (which we estimate will be four years).  This accretion, which totaled $749,401 for the nine months ended September 30, 2010, is included in interest income on loans in the consolidated statements of income.

On November 8, 2010, the SEC granted us a waiver from the requirements to file financial statements otherwise required under Rule 3-05 of Regulation S-X, with respect to our acquisition of NorthWest Bank and Trust.  The waiver was granted in accordance with the guidance provided in Staff Accounting Bulletin Topic 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”).  SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X under certain circumstances, such as the acquisition of NorthWest Bank and Trust, where a registrant acquires a “troubled financial institution” (as defined in SAB 1:K) for which audited financial statements are not reasonably available and in which federal assistance is so pervasive as to substantially reduce the relevance of such information to an assessment of the registrant’s future operations.  The following discussion provides information that describes the assets we acquired and liabilities we assumed in our acquisition of NorthWest Bank and Trust from the FDIC, as receiver.

Investments

The following table presents information regarding the investment securities acquired in the NorthWest Bank and Trust acquisition at July 30, 2010:

	Fair value	Purchased yield
Type of Security	(in thousands)
GNMA, FMNA, and FHLMC mortgage-backed securities	$4,864	3.4%
U.S. Government agencies	8,532	1.1%
State and political subdivisions	2,822	6.5%

Total investment securities	$16,218	2.7%

The following table shows contractual maturities and yields on the acquired NorthWest Bank & Trust investments at July 30, 2010.  Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	U.S. Government agencies		Mortgage-backed securities		State and political subdivisions
(dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield
Maturity:
At July 30, 2010
One year or less	$—	—%	$303	0.81%	$—	—%
After one year through five years	—	—%	1,475	3.90%	—	—%
After five years through 10 years	2,545	0.67%	3,086	3.42%	—	—%
After 10 years	5,987	1.30%	—	—%	2,822	6.45%
Total	$8,532	1.05%	$4,864	3.40%	$2,822	6.45%

Loans

The following table presents information regarding the acquired NorthWest Bank and Trust loans on July 30, 2010.

	July 30, 2010 (dollars in thousands)
	Total Amount	Percent of Total
Contractual balance of acquired loans:
1-4 family residential real estate mortgage	$8,226	8.4%
Commercial real estate	56,733	58.0%
Commercial and industrial	12,951	13.2%
Real estate construction	19,054	19.5%
Consumer	873	0.9%
Total contractual balance of acquired loans	97,837	100.00%
Non-accretable discount	(30,219)
Accretable discount	(10,636)
Fair value of loans acquired	$56,982

The acquired loan portfolio consists of approximately $56.1 million in covered loans and $873,000 in non-covered consumer loans.

The following table provides the contractual maturity of the loans acquired in the NorthWest Bank and Trust acquisition as of July 30, 2010:

	One year or less	After one but within five years	After five years	Total
	(in thousands)
July 30, 2010:
Commercial	$2,006	$2,430	$2,683	$7,119
Real estate	39,864	46,071	3,910	89,845
Consumer	256	517	100	873
Total gross loans	$42,126	$49,018	$6,693	$97,837

Gross loans maturing after one year with:
Fixed interest rates	$49,849
Floating or adjustable interest rates	5,862
Total loans	$55,711

The following table presents the impaired and non-impaired loans acquired in the NorthWest Bank and Trust acquisition as of July 30, 2010:

	Impaired	Non-impaired
	Loans	Loans	Total
		(in thousands)
Contractually required principal payments receivable	$20,797	$77,040	$97,837
Non-accretable discount	(13,990)	(16,229)	(30,219)
Cash flows expected to be collected	6,807	60,811	67,618
Accretable discount	(842)	(9,794)	(10,636)
Fair value of loans acquired	$5,965	$51,017	$56,982

Deposits

Deposit liabilities assumed in the NorthWest Bank and Trust acquisition were comprised of the following at July 30, 2010:

July 30, 2010
(in thousands)
Noninterest bearing demand deposits	9,349
Interest bearing demand deposits	25,444
Savings and money market accounts	13,818
Time deposits	83,995
Total deposits assumed	$132,606

As of July 30, 2010, NorthWest Bank and Trust had $40.1 million of time deposits in denominations of $100,000 or more.  The following table provides the scheduled maturity of these time deposits.

July 30, 2010
(in thousands)
Maturing:
Three months or less	759
Over three through six months	810
Over six through twelve months	6,522
Over twelve months	31,996
Total	$40,087

United Americas Bank, N.A.

On December 17, 2010, the Bank entered into a purchase and assumption agreement with a loss share arrangement with the FDIC, as receiver of United Americas Bank, N.A., Atlanta, Georgia, to assume certain liabilities and acquire certain assets of United Americas Bank, a former full-service community bank headquartered in Atlanta, Georgia.  The Bank now operates two former United Americas Bank branches in Atlanta and Chamblee, Georgia.  As of September 30, 2010, United Americas Bank had approximately $242.3 million in total assets and $193.8 million in total deposits.

All of the loans and OREO that were acquired (with the exception of consumer loans) are covered by loss share agreements between the Bank and the FDIC that give the Bank significant protection against future losses in the same manner as the loss share agreements for the Security Banks except as noted below.  Under the loss share agreements, the FDIC agreed to cover 80% of losses on the disposition of loans and OREO.

Summary of Acquisition and Loss Share Accounting

We determined current fair value accounting estimates of the acquired assets and liabilities for the acquisitions in accordance with accounting requirements for fair value measurement and acquisition transactions as promulgated in FASB Accounting Standards Codification (“ASC”) Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, (AICPA SOP 03-3), FASB ASC Topic No. 805, Business Combinations, (formerly Statement of Financial Accounting Standards No. 141(R), Business Combinations) and FASB ASC Topic 820, Fair Value Measurements and Disclosures, (formerly Statements of Financial Accounting Standards No. 157, Fair Value Measurements).  We recorded identifiable intangible assets, including core deposit intangible assets, at fair value.  Because the fair value of assets acquired and intangible assets created as a result of three of our acquisitions exceeded the fair value of liabilities assumed in the acquisitions, we recorded a gain in our consolidated statements of income. In addition, in one of our acquisitions the fair value of liabilities assumed exceeded the fair value of assets acquired.  As a result, we recorded goodwill on that acquisition in our consolidated financial statements.

We expect to have sufficient non-accretable discounts (discounts representing amounts that are not expected to be collected from the customer and liquidation of collateral) to cover our estimated losses on the covered assets.  Furthermore, we expect to have accretable discounts (discounts representing the excess of a loan’s cash flows expected to be collected over the initial investment in the loan) to provide for market yields on the covered loans. We recorded both the purchased assets and the liabilities assumed at their respective acquisition date fair values.

The loss share agreements will have a material effect on our cash flows and operating results in both the short term and the long term.  In the short term, we believe it is likely that a significant amount of the covered loans will become delinquent and the proceeds from the liquidation of collateral will be inadequate to repay the loans.  In those instances, we will stop accruing interest on the loans, which will affect operating results.  Management believes that it has established sufficient non-accretable discounts on covered assets representing the expected losses compared to their acquired contractual payment amounts.  As a result, our operating results would only be adversely affected by loan losses on covered assets to the extent that those losses exceed the expected losses reflected in the fair value of the covered assets at the acquisition date.

The effects of the loss share agreements on cash flows and operating results in the long term will be similar to the short-term effects described above.  The long-term effects will depend primarily on the ability of borrowers to make required payments over time.  As the loss share agreements cover up to a 10-year period (five years for loans other than single family residential mortgage loans), changing economic conditions will likely affect the timing of future charge-offs and the resulting reimbursements from the FDIC.  Management believes that any recapture of interest income and recognition of cash flows from borrowers or amounts received from the FDIC arising from the FDIC receivable may be recognized unevenly over this period, as we exhaust our collection efforts under our normal practices.

In the income statement, the covered expenses incurred to manage and dispose of covered assets are expensed per our percentage under loss share (generally 20%), and the remaining amount (generally 80%) is added to the FDIC receivable each quarter.  We include these covered expenses in our quarterly reporting to the FDIC, and the FDIC reimburses us for them under the terms of the loss share agreements.

Critical Accounting Policies

We have adopted various accounting policies that govern the application of accounting principles generally accepted in the United States and with general practices within the banking industry in the preparation of our financial statements.  We describe our significant accounting policies in the notes to our audited consolidated financial statements as of December 31, 2009.  Management has discussed these critical accounting policies with the Audit Committee of our board of directors.

Some of the accounting policies involve significant judgments and assumptions by us that have a material impact on the carrying value of our assets and liabilities.  We consider these accounting policies to be critical accounting policies.  The judgment and assumptions we use are based on historical experience and other factors that we believe to be reasonable under the circumstances.  Because of the nature of the judgment and assumptions we make, actual results could differ from these judgments and estimates and could materially affect the carrying values of our assets and liabilities and our results of operations.

The following is a summary of the more judgmental estimates and complex accounting principles.

Acquisition Accounting

Generally accepted accounting principles require the use of fair values in determining the carrying values of certain assets and liabilities, as well as for specific disclosures.  The most significant uses of fair values include impaired loans and foreclosed property and the net assets acquired in business combinations.  We recorded assets purchased and liabilities assumed in our FDIC-assisted acquisitions at their fair values.  The fair value of a loan portfolio acquired in a business combination requires greater levels of management estimates and judgment than the remainder of purchased assets or assumed liabilities.  The credit risks inherent and evidenced in the FDIC-assisted transactions resulted in substantially all loans purchased in the transaction were purchased with a credit discount.  On the date of acquisition, when the loans have evidence of credit deterioration since their origination and we believe it is probable that we will not collect all contractually required principal and interest payments, we refer to the difference between contractually required payments and the cash flows expected to be collected as the non-accretable discount.  We must estimate expected cash flows at each reporting date.  Subsequent decreases to the expected cash flows will generally result in a provision for loan losses.  Subsequent increases in cash flows result in a reversal of the provision for loan losses to the extent of prior charges and adjusted accretable discount, which will have a positive effect on interest income.  We also use this method to handle purchased loans without evidence of credit deterioration.

Because we record loans acquired in connection with FDIC-assisted acquisitions at fair value, we record no allowance for loan losses related to the acquired covered loans on the acquisition date, given that the fair value of the loans acquired incorporates assumptions regarding credit risk.  We record acquired loans at fair value in accordance with the fair value methodology, exclusive of the loss share agreements with the FDIC.  These fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of expected principal, interest and other cash flows.

We continue to measure the loss share agreements on the same basis as the related covered loans.  Because the acquired covered loans are subject to the accounting prescribed by FASB ASC Topic 310, subsequent changes to the basis of the loss share agreements also follow that model.  Deterioration in the credit quality of the loans (immediately recorded as an adjustment to the allowance for loan losses) would immediately increase the basis of the loss share agreements, with the offset recorded through the consolidated statement of income.  Increases in the credit quality or cash flows of loans (reflected as an adjustment to the discount and accreted into income over the remaining life of the loans) decrease the basis of the loss share agreements.  That decrease is accreted into income over either the same period or the life of the loss share agreements, whichever is shorter. Loss assumptions used in the basis of the covered loans are consistent with the loss assumptions used to measure the FDIC receivable.  Fair value accounting incorporates into the fair value of the FDIC receivable an element of the time value of money, which is accreted back into income over the life of the loss share agreements.

FDIC Receivable for Loss Share Agreements

The majority of our loan and other real estate assets are covered under loss share agreements with the FDIC in which the FDIC has agreed to reimburse us for between 80% and 95% of all losses incurred in connection with those assets.  We estimated the amount that we will receive from the FDIC under the loss share agreements that will result from losses incurred as we dispose of covered loans and other real estate assets, and we recorded the estimate as a receiveable from the FDIC.

The FDIC receivable for loss share agreements is measured separately from the related covered assets because it is not contractually embedded in the assets and is not transferable if we sell the assets.  We estimated the fair value of the FDIC receivable using the present value of cash flows related to the loss share agreements based on the expected reimbursements for losses and the applicable loss share percentages.  We will review and update the fair value of the FDIC receivable prospectively as loss estimates related to covered loans and other real estate owned change.  Subsequent decreases in the amount expected to be collected result in a provision for loan and lease losses, an increase in the allowance for loan and lease losses, and a proportional adjustment to the FDIC receivable for the estimated amount to be reimbursed.  Subsequent increases in the amount expected to be collected result in the reversal of any previously-recorded provision for loan and lease losses and related allowance for loan and lease losses and adjustments to the FDIC receivable, or prospective adjustment to the accretable discount if no provision for loan and lease losses had been recorded.

Based on our due diligence review for each of our acquisitions, including estimates of the timing of cash flow receipts and the disposition of non-performing assets, we expect to dispose of the acquired covered assets over a period of four years and have estimated a four-year life for collection of the FDIC receivable. We discounted the receivable for the expected timing and receipt of these cash flows using a risk free rate plus a premium for risk.  For the risk free rate, we interpolated the three- and five-year U.S. Treasury rate.  The ultimate realization of the FDIC receivable depends on the performance of the underlying covered assets, the passage of time and claims paid by the FDIC. The accretion of the FDIC receivable discount is recorded into noninterest income using the level yield method over the estimated life of the receivable.

Allowance for Loan and Lease Losses (ALLL)

We assess the adequacy of the ALLL quarterly with respect to non-covered loans.  This assessment includes procedures to estimate the allowance and test the adequacy and appropriateness of the resulting balance. The ALLL consists of two components:

(1)           a specific amount representative of identified credit exposures that are readily predictable by the current performance of the borrower and underlying collateral; and

(2)           a general amount based upon historical losses that is then adjusted for various stress factors representative of various economic factors and characteristics of the loan portfolio.

Even though the ALLL is composed of two components, the entire ALLL is available to absorb any credit losses.

We establish the specific amount by examining impaired loans.  Under generally accepted accounting principles, we may measure the loss either by:

(1)           the observable market price of the loan;

(2)           the present value of expected future cash flows discounted at the loan’s effective interest rate; or

(3)           the fair value of the collateral if the loan is collateral dependent.

Because the majority of our impaired loans are collateral dependent, we calculate nearly all of our specific allowances based on the fair value of the collateral.

We establish the general amount by taking the remaining loan portfolio (excluding those impaired loans discussed above) with allocations based on historical losses in the total loan portfolio. We then subject the calculation of the general amount to stress factors that are somewhat subjective.  The stress testing attempts to correlate the historical loss rates with current economic factors and current risks in the portfolio. The stress factors consist of:

(1)           economic factors including changes in the local or national economy;

(2)           the depth of experience in the lending staff;

(3)           any concentrations of credit (such as commercial real estate) in any particular industry group;

(4)           new banking laws or regulations;

(5)           the credit grade of the loans in our unsecured consumer loan portfolio; and

(6)           additional risks resulting from the level of speculative real estate loans in the portfolio.

After we assess the applicable factors, we evaluate the remaining amount based on management’s experience.

Finally, we compare the level of the ALLL with historical trends and peer information as a reasonableness test. Management then evaluates the result of the procedures performed, including the result of our testing, and makes a conclusion regarding the appropriateness of the ALLL in its entirety.

Income Taxes

Income Tax Expense.  The calculation of our income tax expense requires significant judgment and the use of estimates.  We periodically assess tax positions based on current tax developments, including enacted statutory, judicial and regulatory guidance.  In analyzing our overall tax position, we consider the amount and timing of recognizing income tax liabilities and benefits.  In applying the tax and accounting guidance to the facts and circumstances, we adjust income tax balances appropriately through the income tax provision.  We maintain reserves for income tax uncertainties at levels we believe are adequate to absorb probable payments.  Actual amounts paid, if any, could differ significantly from these estimates.

Deferred Income Taxes.  We use the asset and liability method of accounting for income taxes.  Under this method, we recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We assess deferred tax assets based on expected realizations, and we establish a valuation allowance for any amounts we do not expect to realize.

Results of Operations

General

We reported net income of $32.1 million for the nine months ended September 30, 2010 and $18.0 million for the successor period from July 24, 2009 to December 31, 2009.  Earnings per share on a diluted basis were $1.01 for the nine months ended September 30, 2010 and $0.58 for the successor period from July 24, 2009 to December 31, 2009.  The accretion of fair value discounts on covered loans under our loss share agreements with the FDIC has significantly affected our earnings for the 2009 successor period and the first nine months of 2010.  Additionally, we recorded a gain of $1.2 million in 2009 related to two of our acquisitions.

We expect that over the next four years, as we manage the disposition of our covered loans and other real estate assets acquired from the FDIC, a significant portion of our earnings will result from the accretion of fair value discounts on our covered loan portfolio. We recorded the covered loans at fair value on the date of each acquisition.  In our estimate of cash flows for the acquired non-impaired loans, we recorded an accretable discount relating to the loans, which represents the undiscounted cash flows expected to be collected in excess of the estimated fair value of the acquired loans.  This accretable discount is accreted into interest income on a method that approximates level yield over the estimated life of the related performing covered loans (which we estimate will be four years from the date of each acquisition). During this four-year period, as we dispose of our covered loans, we also plan to grow our balance sheet by replacing our covered loans and the related accretion on the accretable discount with new performing loans and related interest income.

As part of our acquisitions, we also established an FDIC receivable for loss share agreements, which represents the present value of the estimated losses on covered loans and other real estate assets to be reimbursed by the FDIC.  We based the estimated losses on the same cash flow estimates we used to determine the fair value of the covered loans.  The FDIC receivable will be reduced as losses are recognized on covered loans and other real estate assets and loss share payments are received from the FDIC.  We expect to dispose of the acquired covered assets from our 2009 acquisitions over a period of four years and have estimated a four-year life from the date of each acquisition for collection of the FDIC receivable.  We record the accretion of the FDIC receivable discount into noninterest income using the level yield method over the estimated life of the receivable.

We report covered loans under loss share agreements with the FDIC exclusive of the FDIC receivable.  The covered loans acquired in our acquisitions are, and will continue to be, reviewed for collectability, based on the expectations of cash flows on these loans.  As a result, if there is a decrease in expected cash flows due to an increase in estimated credit losses compared to the estimate made on the acquisition date, we will record the decrease in the present value of expected cash flows as a provision for covered loan losses charged to earnings and will establish an allowance for covered loan losses.  We will recognize a related credit to income and an increase in the FDIC receivable at the same time, measured based on the applicable loss share percentage.

Net Interest Income

Our earnings depend to a large extent on net interest income, which is the excess of the interest income recognized on interest earning assets (such as loans and investment securities), as well as any accretion of fair value discounts on our covered loans, over the interest expense incurred on interest bearing liabilities such as deposits and borrowings.  Net interest income depends upon the volume of average interest-earning assets and average interest-bearing liabilities and the interest rates earned and paid on them. The significance of net interest income is a function of our balances of interest-earning assets and interest-bearing liabilities and the effect of market rates of interest as influenced by the Federal Reserve’s monetary policy.  Following our acquisitions, the accretion of fair value discounts on covered loans under our loss share agreements with the FDIC has significantly affected our net interest income, and we expect that to continue for the immediate future.

Nine months ended September 30, 2010 and interim successor period ended September 30, 2009.  Our net interest income was $92.9 million for the nine months ended September 30, 2010.  Our net interest rate spread, which is the yield on interest earning assets, including the accretion of the fair value discount on our covered loans, minus the cost of interest bearing liabilities, was 7.15 % for the nine months ended September 30, 2010, while our net interest margin, which is net interest income divided by average interest earnings assets, was 6.89%. Excluding the accretion of the fair value discount on our covered loans, our net interest rate spread for the nine months ended September 30, 2010 would have been 2.83% and our net interest margin would have been 3.88%.  Our net interest income was $18.8 million for the interim successor period ended September 30, 2009. Our net interest rate spread was 9.01% for the interim period ended September 30, 2009, while our net interest margin was 8.64%. Excluding the accretion of the fair value discount on our covered loans, our net interest rate spread for the interim period ended September 30, 2009 would have been 3.84% and our net interest margin would have been 3.47%.

Our interest income was $121.6 million for the nine months ended September 30, 2010, which included interest and fees earned on loans of $56.6 million and the accretion of the fair value discounts on our covered loans of $58.3 million.  Our interest income was $25.5 million for the interim successor period ended September 30, 2009, which included interest and fees earned on loans of $12.7 million and the accretion of the fair value discounts on our covered loans of $11.6 million.  We anticipate that the amortization period related to the accretion of the fair value discounts will run for a period of four years from the date of each of our FDIC-assisted acquisitions.

Interest expense was $28.7 million for the nine months ended September 30, 2010, compared to $6.8 million for the interim successor period ended September 30, 2009 and was comprised almost entirely of interest paid on deposit accounts of $28.6 million and $6.6 million, respectively. The average balance of interest bearing deposit accounts was $2.0 billion or 99.7 % of total interest bearing liabilities for the nine months ended September 30, 2010, compared to $908.0 million or 90.2% of total interest bearing liabilities for the interim successor period ended September 30, 2009.

Successor period ended December 31, 2009.  Our net interest income was $43.1 million for the successor period ended December 31, 2009.  Our net interest rate spread, including the accretion of the fair value discount on our covered loans, was 7.16%, while our net interest margin, was 6.95% for the successor period ended 2009.  Excluding the accretion of the fair value discount on our covered loans, our net interest rate spread would have been 2.74% and our net interest margin would have been 2.53% for the successor period ended December 31, 2009.

Our interest income was $57.8 million for the successor period ended December 31, 2009, which included interest and fees earned on loans of $27.6 million and the accretion of the fair value discount on our covered loans of $27.4 million.  We anticipate that the amortization period related to the accretion of the fair value discounts will run for a period of four years from the date of each of our FDIC-assisted acquisitions.

Interest expense was $14.7 million for the successor period ended December 31, 2009 and was comprised primarily of interest paid on deposit accounts of $13.6 million.  The average balance of interest bearing deposit accounts was $1.4 billion or 92% of total interest bearing liabilities for the successor period ended December 31, 2009.  Interest expense on deposits was reduced by $1.9 million from July 24, 2009 to December 31, 2009, due to the amortization of certificate of deposit discounts that resulted from our 2009 acquisitions.  The remaining discount of $4.6 million will be amortized over the life of the acquired certificates of deposit and will become fully amortized by October 2010.

Predecessor period ended July 23, 2009 and the years ended December 31, 2008 and 2007.  Our net interest income was $614,000 for the predecessor period from January 1, 2009 through July 23, 2009.  Our net interest income was $1.1 million and $1.2 million for the years ended December 31, 2008 and 2007, respectively.  Net interest income remained relatively consistent in these periods as the growth in the volume of interest earning assets was offset by declining asset yields as rates decreased.  The decline in loan yields outpaced the decline in deposit costs.

Our interest income was $1.1 million for the predecessor period from January 1, 2009 through July 23, 2009, consisting primarily of interest and fees earned on loans of $974,000 and $99,000 earned on investment securities.  Our interest income was $1.9 million for the year ended December 31, 2008, consisting primarily of interest and fees earned on loans of $1.7 million and $190,000 earned on investment securities.  Our interest income was $1.8 million for the year ended December 31, 2007, consisting primarily of interest and fees earned on loans of $1.5 million and $203,000 earned on investment securities.  Growth in earning assets drove increases in interest income, while rate reductions significantly offset these volume increases.

Interest expense was $500,000 for the predecessor period from January 1, 2009 through July 23, 2009 and was comprised primarily of interest paid on deposit accounts of $454,000.  Interest expense was $823,000 for the year ended December 31, 2008 and was comprised primarily of interest paid on deposit accounts of $807,000.  Interest expense was $585,000 for the year ended December 31, 2007 and was comprised primarily of interest paid on deposit accounts of $583,000.  Deposit growth drove the increases in interest expense as the average costs of deposits partially offset the volume increases.

Average Balances, Income and Expenses, and Rates

The following tables show our average balance sheet and our average yields on assets and average costs of liabilities for the periods indicated.  We derive these yields by dividing income or expense by the average balance of the corresponding assets or liabilities.  We have derived average balances from the daily balances throughout the periods indicated.

	For the Period From July 24, 2009 Through December 31, 2009			For the Period From January 1, 2009 Through July 23, 2009
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate(1)	Average Balance	Income/ Expense	Yield/ Rate(1)

Assets:
Interest earning balances	$297,323	$305	0.23%	$5,005	$41	1.46%
Taxable investment securities	241,889	2,531	2.39%	3,934	99	4.48%
Non-taxable investment securities, tax- equivalent basis (2)	574	15	5.81%	—	—	—
Loans receivable(3)	876,131	54,998	14.32%	23,905	974	7.25%
Total earning assets	1,415,917	57,849	9.32%	32,844	1,114	6.04%
Total nonearning assets	603,072			2,208
Total assets	$2,018,989			$35,052

Liabilities:
Interest-bearing liabilities:
Interest bearing transaction accounts	$247,629	$1,538	1.42%	$2,709	16	1.05%
Savings & money market	223,026	1,757	1.80%	4,777	59	2.20%
Time deposits less than $100,000	488,240	656	0.31%	9,184	183	3.55%
Time deposits greater than $100,000	473,927	9,685	4.66%	7,783	196	4.48%
Advances from FHLB	118,006	1,093	2.11%	1,800	46	4.55%
Repurchase agreements and federal funds sold	5,443	12	0.51%	—	—	—
Total interest-bearing liabilities	1,556,271	14,741	2.16%	26,253	500	3.39%

Noninterest-bearing liabilities:
Noninterest bearing demand deposits	149,008			2,746
Other liabilities	22,866			270
Shareholders’ equity	290,844			5,783

Total liabilities and shareholders’ equity	$2,018,989			$35,052
Net interest income		$43,108			$614
Net interest spread			7.16%			2.65%
Net interest margin			6.95%			3.33%

(1)	Annualized for the applicable period.
(2)

Reflects taxable equivalent adjustments using the statutory tax rate of 35% in adjusting interest on tax-exempt securities to a fully taxable basis. The taxable equivalent adjustments included above amounts to $5,000 for the successor period ended December 31, 2009.

(3)	Includes nonaccruing loans.

For the successor period ended December 31, 2009, interest income on loans receivable in the above table includes $27.4 million of accretion from the accretable discount recorded from our 2009 acquisitions.  Without this accretion, interest income on loans would have been $27.6 million resulting in a yield on loans receivable of 7.18%, a yield on earning assets of 4.90%, a net interest spread of 2.74% and a net interest margin of 2.53%.

	For the Year Ended December 31, 2008			For the Year Ended December 31, 2007
	Average Balance	Income/ Expense	Yield/ Rate(1)	Average Balance	Income/ Expense	Yield/ Rate(1)
			(dollars in thousands)
Assets:
Interest earning balances	$2,432	$56	2.30%	$751	$54	7.20%
Taxable investment securities	4,000	190	4.75%	4,082	203	4.97%
Non-taxable investment securities, tax- equivalent basis	0			0
Loans receivable(3)	22,155	1,671	7.54%	15,994	1,532	9.58%
Total earning assets	28,587	1,917	6.71%	20,827	1,789	8.59%
Total nonearning assets	2,301			2,255
Total assets	$30,888			$23,082

Liabilities:
Interest-bearing liabilities:
Interest bearing transaction accounts	$2,839	35	1.23%	$2,522	$32	1.27%
Savings & money market	3,497	82	2.34%	2,801	96	3.43%
Time deposits less than $100,000	7,203	352	4.89%	5,258	272	5.17%
Time deposits greater than $100,000	7,535	338	4.49%	3,215	183	5.69%
Advances from FHLB	900	14	1.56%	—	—	—
Repurchase agreements and federal funds sold	109	2	1.83%	44	2	4.55%
Total interest-bearing liabilities	22,083	823	3.73%	13,840	585	4.23%

Noninterest-bearing liabilities:
Noninterest bearing demand deposits	2,471			2,743
Other liabilities	358			214
Shareholders’ equity	5,976			6,285

Total liabilities and shareholders’ equity	$30,888			$23,082
Net interest income		$1,094			$1,204
Net interest spread			2.98%			4.36%
Net interest margin			3.83%			5.78%

(1)	Annualized for the applicable period.
(2)	Includes nonaccruing loans.

The decrease in loan yields during the year ended December 31, 2008 outpaced the decreases in deposit costs. Higher cost time deposits comprised the majority of funding during 2007 and 2008.  Increases in non-performing loans further decreased the net interest margin.

	For the Nine Months Ended September 30, 2010			For the Nine Months Ended September 30, 2009
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate(1)	Average Balance	Income/ Expense	Yield/ Rate(1)
Assets:
Interest earning balances	$270,223	$510	0.25%	$249,757	$217	0.34%
Taxable investment securities	386,511	6,044	2.09%	134,366	1,164	3.44%
Non-taxable investment securities, tax-equivalent basis (2)	4,878	207	5.68%	—	—	—%
Loans receivable(3)	1,142,973	114,869	13.44%	506,446	25,270	19.80%

Total earning assets	1,804,585	121,630	9.01%	890,569	26,651	11.87%
Total nonearning assets	795,261			401,693
Total assets	$2,599,846			$1,292,262

Liabilities:
Interest-bearing liabilities:
Interest bearing transaction accounts	$235,384	$1,437	0.82%	$166,180	$844	2.01%
Savings & money market	1,025,270	15,039	1.96%	80,475	451	2.22%
Time deposits less than $100,000	423,756	359	0.11%	318,447	498	0.62%
Time deposits greater than $100,000	364,852	11,797	4.32%	342,866	5,286	6.12%
Advances from FHLB	3	—	4.60%	94,094	183	0.77%
Repurchase agreements and federal funds sold	6,958	26	0.49%	5,242	3	0.23%
Total interest-bearing liabilities	2,056,223	28,658	1.86%	1,007,304	7,265	2.86%

Noninterest-bearing liabilities:
Noninterest bearing demand deposits	193,879			87,605
Other liabilities	20,135			8,627
Shareholders’ equity	329,609			188,726

Total liabilities and shareholders’ equity	$2,599,864			$1,292,262
Net interest income		$92,972			$19,386
Net interest spread			7.15%			9.01%
Net interest margin			6.89%			8.64%

(1)               Annualized for the applicable period.

(2)               Reflects taxable equivalent adjustments using the statutory tax rate of 35% in adjusting interest on tax-exempt securities to a fully taxable basis. The taxable equivalent adjustments included above amounts to $38,000 for 2010.

(3)               Includes nonaccruing loans.

For the nine months ended ended September 30, 2010, interest income on loans receivable in the above table includes $58.3 million of accretion from the accretable discount recorded from our 2009 and 2010 acquisitions.  Without this accretion, interest income on loans would have been $56.6 million resulting in a yield on loans receivable of 6.62%, a yield on earning assets of 4.69%, a net interest spread of 2.83% and a net interest margin of 3.88%.

For the nine months ended September 30, 2009, interest income on loans receivable includes $11.6 million of accretion from the accretable discount recorded from our July 2009 acquisition. Without this accretion, interest income on loans would have been $13.7 million resulting in a yield on loans receivable of 10.71%, a yield on earning assets of 6.70%, a net interest spread of 3.84% and a net interest margin of 3.47%.

Rate/Volume Analysis

Net interest income can be analyzed in terms of the impact of changing interest rates and changing volume.  The following tables reflect the effect that varying levels of interest-earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income for the periods presented.

	Successor Period Ended December 31, 2009 vs. Predecessor Period Ended July 23, 2009			Predecessor Period Ended July 23, 2009 vs. Year Ended December 31, 2008
	Increase (Decrease) Due to			Increase (Decrease) Due to
	(in thousands)
	Volume	Rate	Net Change	Volume	Rate	Net Change
Interest income
Loans	$61,824	$(7,800)	$54,024	$132	$(829)	$(697)
Taxable investment securities	10,661	(8,229)	2,432	(3)	(88)	(91)
Non-taxable investment securities	15	—	15	—	—	—
Interest bearing balances and federal funds sold	4,264	(4,000)	264	59	(74)	(15)
Total interest income	76,764	(20,029)	56,735	188	(991)	(803)

Interest expense
Deposits	45,271	(32,089)	13,182	136	(489)	(353)
Advances from FHLB and other borrowings	5,288	(4,241)	1,047	14	18	32
Securities sold under repurchase agreements and federal funds purchased	12	—	12	(2)	—	(2)
Total interest expense	50,571	(36,330)	14,241	148	(471)	(323)

Net interest income	$26,193	$16,301	$42,494	$(40)	$(520)	$(480)

	Year Ended December 31, 2008 vs. December 31, 2007			Nine Months Ended September 30, 2010 vs. September 30, 2009
	Increase (Decrease) Due to			Increase (Decrease) Due to
	(in thousands)
	Volume	Rate	Net Change	Volume	Rate	Net Change
Interest income
Loans	$590	$(451)	$139	$68,156	$21,443	$89,599
Taxable investment securities	(4)	(9)	(13)	8,666	(3,787)	4,879
Non-taxable investment securities	—	—	—	4,878	(4,671)	207
Interest bearing balances and federal funds sold	121	(119)	2	71	223	294
Total interest income	707	(579)	128	81,771	13,208	94,979

Interest expense
Deposits	374	(150)	224	24,383	(2,828)	21,555
Advances from FHLB and other borrowings	14	—	14	(726)	543	(183)
Securities sold under repurchase agreements and federal funds purchased	3	(3)	—	4	17	21
Total interest expense	391	(153)	238	23,661	(2,268)	21,393

Net interest income	$316	$(426)	$(110)	$58,110	$15,476	$73,586

Provision for Loan Losses

We have established an allowance for loan losses through a provision for loan losses charged as an expense on our statement of operations.  We review our non-covered loan portfolio, consisting of loans that are not covered by loss share agreements with the FDIC, on a quarterly basis to evaluate our outstanding loans and to measure both the performance of the portfolio and the adequacy of the allowance for loan losses.  Please see the discussion below under “Balance Sheet Review — Provision and Allowance for Loan Losses” for a description of the factors we consider in determining the amount of the provision we expense each period to maintain this allowance.

We do not maintain an allowance for loan loss for the covered loans in our loan portfolio that we acquired under the loss share agreements with the FDIC, because we recorded these loans at fair value at the time of each respective acquisition and subsequent to this date, there has been no significant deterioration that would require an allowance. However, we do evaluate the adequacy of the non-accretable discounts on our covered loans, and we determined that no additional provision for loan losses on covered loans was required for the nine months ended September 30, 2010.  At September 30, 2010, our non-covered loans totaled $221.2 million, or 12.6% of our total loan portfolio, compared to $47.4 million, or 2.3% of our total loan portfolio at December 31, 2009.  Before July 24, 2009, all of our loans were non-covered loans.

Nine months ended September 30, 2010 and the interim successor period ended 2009.  For the nine months ended September 30, 2010, our provision for loan losses was $1.8 million, compared to $1.3 million for the interim successor period ended September 30, 2009.  The allowance for loan losses was approximately $3.3 million and $831,000 as of September 30, 2010 and the interim successor period ended 2009, respectively.  Our allowance for loan losses as a percentage of gross non-covered loans was 1.5% at September 30, 2010, compared to 3.4% at September 30, 2009. The decrease in the allowance for loan losses as a percentage of gross non-covered loans was a result of charge-offs of specific allowances on impaired loans.

Successor period ended December 31, 2009.  For the successor period ended December 31, 2009, our provision for loan losses was $2.7 million.  Our allowance for loan losses was approximately $2.5 million at December 31, 2009.  Excluding our covered loans, our allowance for loan losses as a percentage of gross non-covered loans was 5.3% at December 31, 2009.

Predecessor period ended July 23, 2009 and the years ended December 31, 2008 and 2007.  For the predecessor period ended July 23, 2009, our provision for loan losses was $261,000, compared to $312,000 and $196,000 for the years ended December 31, 2008 and 2007, respectively.  The allowance for loan losses was approximately $445,000 and $316,000, as of December 31, 2008 and 2007, respectively.  Our allowance for loan losses as a percentage of total loans receivable was 1.97% and 1.65% at December 31, 2008 and 2007, respectively.

We review our loss experience on our covered loan portfolio periodically and compare our losses to the estimated losses in the fair value discounts.  In the future, if our actual losses exceed the estimated losses, we will need to record an adjustment to these discounts through a provision for loan losses charged as an expense on our statement of operations.  In that event, due to the FDIC loss share agreements, we would only expense between 5% and 20% of the estimated loss, depending upon the applicable acquisition and loss share agreement to which the loss is related. No such adjustments were required for the successor period ended December 31, 2009 or the nine months ended September 30, 2010.

Noninterest Income

Nine months ended September 30, 2010 and the interim successor period ended September 30, 2009.  Noninterest income totaled $20.6 million for the nine months ended September 30, 2010, compared to $4.0 million for the interim successor period ended September 30, 2009.  The accretion of the FDIC receivable discount of $11.7 million comprised 57.2% of our noninterest income for the nine months ended September 30, 2010, compared to $1.5 million, or 37.6% of our noninterest income for the interim successor period ended September 30, 2009.  The FDIC receivable discount had an estimated original life of four years from the date of each acquisition.  Service charges on deposits of $4.9 million comprised 23.9% of our noninterest income for the nine months ended September 30, 2010, compared to $1.6 million, or 38.9% of our noninterest income, for the interim successor period ended September 30, 2009.  These service charges are primarily from fees related to insufficient funds checks and the Bank’s bounce protection product.

Successor period ended December 31, 2009.  Noninterest income totaled $10.3 million for the successor period from July 24, 2009 through December 31, 2009.  The accretion of the FDIC receivable discount of $4.7 million comprised 46.1% of our noninterest income for the successor period ended December 31, 2009.  The FDIC receivable discount had an estimated original life of four years from the date of each acquisition, thus we expect the accretion to be completed in 2013. Service charges on deposits of $3.3 million comprised 32.7% of our noninterest income for the successor period ended December 31, 2009.  These service charges are primarily from fees related to insufficient funds checks and the Bank’s bounce protection product.

Predecessor period ended July 23, 2009 and the years ended December 31, 2008 and 2007.  For the predecessor period from January 1, 2009 through July 23, 2009, our noninterest expense totaled $119,000, which was primarily comprised of service charges on deposit accounts.  For the years ended December 31, 2008 and 2007, noninterest income totaled $212,000 and $203,000, respectively, which was primarily composed of service charges on deposit accounts.

Noninterest Expense

Nine months ended September 30, 2010 and the interim successor period ended September 30, 2009.  Noninterest expense totaled $60.4 million for the nine months ended September 30, 2010. Salaries and employee benefits were our most significant expense totaling $31.4 million, or 52.0% of noninterest expense for the nine months ended September 30, 2010.  Total salaries were $22.4 million, cash incentive plan expenses were $3.9 million and payroll taxes were $1.7 million.  Noninterest expense totaled $9.3 million for the interim successor period ended September 30, 2009.  Salaries and employee benefits were our most significant expense totaling $5.8 million, or 62.9% of noninterest expense for the interim successor period ended September 30, 2009.  Total salaries were $4.9 million and payroll taxes were $356,000.  Salaries and benefits increased in 2010 as our mortgage division began operations and we implemented our 401(k) savings and profit sharing plan.  We currently have higher than peer average expenses associated with the operation of our Special Assets Division, which services the problem assets acquired under the loss share agreements with the FDIC, and our Regulatory Relations Department, which manages our compliance with the FDIC loss share agreements.

Federal deposit insurance premiums and fees were $3.9 million, or 6.4% of noninterest expense for the nine months ended September 30, 2010, compared to $564,000, or 6.1 % of noninterest expense for the interim successor period ended September 30, 2009.  The increase in deposit insurance premiums in 2010 was the result of growth in our insured deposits.  Occupancy and equipment expenses were $6.4 million, or 10.6 % of noninterest expense for the nine months ended September 30, 2010, compared to $561,000, or 6.1% of noninterest expense for the interim successor period ended September 30, 2009.  During 2009 and the first half of 2010, we leased each of the acquired branch locations from our 2009 acquisitions from the FDIC.  As a result, our occupancy and equipment expenses include very little depreciation expense but a significant amount of leasing expense. The settlement with the FDIC on the 2009 acquisitions occurred in the third quarter of 2010, when we purchased the acquired branch locations for $21.9 million from the FDIC.  We have now begun depreciating the acquired assets. Subsequent to the branch purchases from the FDIC, we anticipate monthly depreciation expense to increase approximately $100,000.

Legal and professional expenses were $2.6 million, or 4.4% of noninterest expense for the nine months ended September 30, 2010, comprised of $1.0 million in legal fees, $836,000 in accounting and audit fees and $797,000 of consulting and other professional fees. Legal and professional expenses were $682,000, or 7.4% of noninterest expense for the interim successor period ended September 30, 2009, comprised of $294,000 in legal fees, $217,000 in accounting and audit fees and $170,000 of consulting and other professional fees.  Following the effective date of this registration statement, we will be obligated to file various reports required by the Exchange Act, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K.  As a result, we anticipate we will incur significant legal, accounting and other expenses that we did not incur in the past and, therefore, are not reflected in our historical financial statements.

Net costs of operations of other real estate owned were $7.7 million, or 12.7% of noninterest expense, for the nine months ended September 30, 2010.  These costs include losses on sales of other real estate of $4.1 million and expenses related to the management and collection of other real estate of $3.6 million. Under the loss share agreements, we record a portion of these losses and expenses in our statements of income (generally 20%) and we add the remaining 80% to the FDIC receivable.  Net costs of operations of other real estate owned were $56,000 for the interim successor period ended

September 30, 2009. The significantly lower net costs of other real estate owned for the interim successor period compared to 2010 is a result of the timing of the July 24, 2009 acquisition of the Security Banks.

Successor period ended December 31, 2009.  Noninterest expense totaled $22.3 million for the successor period from July 24, 2009 through December 31, 2009.  Salaries and employee benefits were our most significant expense totaling $13.2 million, or 58.9% of noninterest expense for the successor period ended December 31, 2009.  Total salaries were $10.3 million, cash incentive plan expenses were $1.7 million and payroll taxes were $851,000.

Federal deposit insurance premiums and fees were $1.7 million, or 7.8% of noninterest expense, for the successor period ended December 31, 2009.  During the fourth quarter of 2009, like other banks, we prepaid an amount estimated to be three years of deposit premiums to the FDIC totaling $12.0 million.  This prepayment will be amortized to expense over the three-year period and adjusted for changes in deposit levels and risk factors.

Occupancy and equipment expenses were $1.7 million, or 7.5% of noninterest expense for the successor period ended December 31, 2009.  During 2009, we leased each of the acquired branch locations from the FDIC.  As a result, our occupancy and equipment expenses include very little depreciation expense but a significant amount of leasing expense.  The settlement with the FDIC on the 2009 acquisitions occurred in the third quarter of 2010, and we have begun depreciating the acquired assets. Subsequent to the branch purchases from the FDIC, we anticipate monthly depreciation expense to increase approximately $100,000.

Legal and professional expenses were $1.4 million, or 6.4% of noninterest expense for the successor period ended December 31, 2009, comprised of $427,000 in legal fees, $578,000 in accounting and audit fees and $469,000 of consulting and other professional fees.  Our resolution efforts with respect to our covered assets and our acquisition activity in 2009 have resulted in increased legal and professional expenses.

Predecessor period ended July 23, 2009 and the years ended December 31, 2008 and 2007.  For the predecessor period from January 1, 2009 through July 23, 2009, our noninterest expense totaled $719,000, consisting primarily of $380,000 in salaries and employee benefits, $115,000 in occupancy expenses, $64,000 in data processing and $89,000 in other expense. For the year ended December 31, 2008, noninterest expense totaled $1.5 million, consisting primarily of $728,000 in salaries and employee benefits, $289,000 in occupancy expenses, $111,000 in data processing and $156,000 in other expense.  For the year ended December 31, 2007, noninterest expense totaled $1.4 million, consisting primarily of $783,000 in salaries and employee benefits, $303,000 in occupancy expenses, $99,000 in data processing and $187,000 in other expense.  Because of the small size of the Bank during these periods, there was very little variability in noninterest expenses as the Bank was experiencing expected growth designed to better absorb fixed costs.

Balance Sheet Review

General

At September 30, 2010, we had total assets of $2.7 billion, consisting principally of $1.2 billion in loans, $406.6 million in investment securities, $525.6 million in FDIC receivable, $153.9 million in other real estate owned and $336.8 million in cash and cash equivalents. Our liabilities at September 30, 2010 totaled $2.4 billion, consisting principally of $2.3 billion in deposits.  At September 30, 2010, our shareholders’ equity was $346.4 million.

At December 31, 2009, we had total assets of $2.5 billion, consisting principally of $1.2 billion in loans, $318.0 million in investment securities, $605.5 million in FDIC receivables, $141.8 million in other real estate owned and $200.2 million in cash and cash equivalents.  Our liabilities at December 31, 2009 totaled $2.2 billion, consisting principally of $2.2 billion in deposits.  At December 31, 2009, our shareholders’ equity was $310.8 million.

Investments

Our investment portfolio serves as a source of liquidity and earnings and is used to manage interest rate risk.  At September 30, 2010, the $406.6 million in our available-for-sale investment securities portfolio represented approximately 15.0% of our total assets compared to $318.0 million, or 12.7% of total assets, at December 31, 2009.  We anticipate maintaining an investment portfolio to provide both increased earnings and liquidity.

Our investment portfolio primarily consists of U.S. government agency securities and agency mortgage-backed securities. As of September 30, 2010, $185.8 million, or 45.7%, of our available-for-sale securities were invested in agency mortgage-backed securities, compared to $229.5 million, or 72.2%, as of December 31, 2009.  As of September 30, 2010, $20.2, or 5.0% of our available-for-sale securities were invested in non-agency mortgage-backed securities.  None of our available-for-sale securities were invested in non-agency mortgage-backed securities as of December 31, 2009.

Agency mortgage-backed securities are securities that have been developed by pooling a number of real estate mortgages and are principally issued by “quasi-federal” agencies such as Fannie Mae and Freddie Mac. These securities are deemed to have high credit ratings, and the minimum monthly cash flows of principal and interest are guaranteed by the issuing agencies.  Although investors generally assume that the federal government will support these agencies, it is under no obligation to do so.  Other agency mortgage-backed securities are issued by Ginnie Mae, which is a federal agency, and are guaranteed by the U.S. government. As of September 30, 2010, $191.3 million, or 47.1%, of our available-for-sale securities were invested in U.S. government agencies, compared to $84.7 million, or 26.6%, as of December 31, 2009.

At December 31, 2008, the $3.0 million in our available-for-sale investment securities portfolio represented approximately 9.0% of our total assets compared to $4.0 million, or 14.6% of total assets at December 31, 2007.

Following is a summary of our available for sale investment portfolio for the periods presented.

	September 30, 2010		December 31, 2009		December 31, 2008		December 31, 2007
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(in thousands)
Available for Sale:
Government-sponsored enterprises	$190,144	$191,337	$85,227	$84,716	$2,000	$2,115	$2,998	$3,043
FNMA, GNMA, FHLMC mortgage-backed securities	181,248	185,765	228,649	229,542	867	893	993	987
Collateralized mortgage obligations Non-amortizing	19,929	20,156	—	—	—	—	—	—
State, county and municipals	8,657	8,886	3,176	3,212	—	—	—	—
Other investments	344	501	325	518	—	—	—	—
Total	$400,322	$406,645	$317,377	$317,988	$2,867	$3,008	$3,991	$4,030

The following table shows contractual maturities and yields on our investments at September 30, 2010 and December 31, 2009. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Government- sponsored enterprises		Mortgage-backed securities		State, county and municipals		Other investments
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(in thousands)
Maturity:
At September 30, 2010
One year or less	$67,037	0.49%	$—	—	$—	—	$—	—
After one year through five years	112,092	1.47%	286	2.23%	2,827	1.57%	—	—
After five years through 10 years	8,942	3.48%	1,960	2.36%	444	5.10%	501	17.04%
After 10 years	3,266	4.00%	203,675	2.60%	5,615	7.08%	—	—
Total	$191,337	1.25%	$205,921	2.60%	$8,886	5.18%	$501	17.04%
Maturity:
At December 31, 2009
One year or less	$6,026	4.98%	$—	—	$251	0.10%	$—	—
After one year through five years	55,261	1.45%	33	1.82%	—	—	—	—
After five years through 10 years	9,686	3.40%	2,754	2.54%	1,159	3.47%	518	17.04%
After 10 years	13,743	4.47%	226,755	2.58%	1,802	7.56%	—	—
Total	$84,716	2.42%	$229,542	2.58%	$3,212	5.49%	$518	17.04%

Loans

Loans receivable constitutes our largest interest-earning asset.  Total loans outstanding at September 30, 2010 and December 31, 2009 were approximately $1.2 billion, after subtracting the accretable discount, non-accretable discount, allowance for loan losses and net unamortized loan origination fees.  Total loans outstanding at December 31, 2008 and 2007 were $22.5 million and $19.2 million, respectively.

Loans secured by real estate mortgages are the principal component of our loan portfolio.  Most of our real estate loans are secured by residential or commercial property.  We do not generally originate traditional long-term residential mortgages for the portfolio, but we do issue traditional second mortgage residential real estate loans and home equity lines of credit.  We obtain a security interest in real estate whenever possible, in addition to any other available collateral, to increase the likelihood of the ultimate repayment of the loan.  Generally, we limit the loan-to-value ratio on loans we make to 85%.

We acquired the vast majority of our loans in our nine FDIC-assisted transactions.  We refer to these acquired loans as “covered loans” in the table below. Before we acquired the Security Banks from the FDIC on July 24, 2009, we had no covered loans.  The current concentrations in our loan portfolio may not be indicative of concentrations in our loan portfolio in the future.  We will attempt to maintain a relatively diversified loan portfolio to help reduce the risk inherent in concentration in certain types of collateral.

As seen below, during 2010 our covered loans decreased by 22.0% and our non-covered loans increased by 368.9%. We have planned for and expect these trends to continue. The covered loans will decrease as they are collected or charged-off or the underlying collateral is foreclosed on and sold. Our covered loans may increase in the future if we acquire more failed banks from the FDIC in transactions that include loss share agreements. Our non-covered loans will increase as we originate and purchase well-underwritten loans. Due to the current economic environment we are operating in, covered loans may continue to decrease faster than non-covered loans increase thereby resulting in a net decrease in loans receivable.

The following tables summarize the composition of our loan portfolio for the periods presented:

	September 30, 2010				December 31, 2009
	(dollars in thousands)
	Covered Loans	Non- Covered Loans	Total Amount	% of Total	Covered Loans	Non- Covered Loans	Total Amount	% of Total
Commercial
Commercial and industrial	$149,152	$30,326	$179,478	10.2%	$187,388	$5,552	$192,940	9.6%

Real Estate
Mortgage(1)	273,639	19,268	292,907	16.6%	321,326	8,219	329,545	16.3
Commercial	573,594	96,143	669,737	38.1%	568,245	14,487	582,732	28.8
Construction	481,900	55,488	537,388	30.5%	810,057	8,019	818,076	40.5
Total real estate	1,329,133	170,899	1,500,032	85.2%	1,699,628	30,725	1,730,353	85.6

Consumer
Consumer	60,069	21,254	81,323	4.6%	85,643	11,172	96,815	4.8

Total loans receivable	$1,538,354	$222,479	$1,760,833	100.0%	$1,972,659	$47,449	2,020,108	100.0%

Deferred origination fees, net			(1,311)				(60)
Total gross loans, net of deferred fees			1,759,522				2,020,048
Less — allowance for loan losses			(3,348)				(2,524)
Less — discounts			(581,275)				(838,160)
Total loans, net			$1,174,899				$1,179,364

(1)           Real Estate-Mortgage loans are the only type of loan covered by the Single Family Loss Agreement; all other classes are covered by the Commercial Loss Agreement.

	December 31,
	2008		2007		2006		2005
(dollars in thousands)	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
Commercial
Commercial and industrial	$3,960	17.6%	$2,857	14.9%	$1,540	13.2%	$852	38.9%

Real Estate
Mortgage	1,374	6.1%	1,863	9.7%	1,614	13.8%	213	9.7%
Commercial	9,612	42.6%	7,728	40.3%	6,779	58.1%	535	24.4%
Construction	3,810	16.9%	3,286	17.1%	430	3.7%	—	—
Total real estate	14,796	65.6%	12,877	67.1%	8,823	75.6%	748	34.1%
Consumer
Consumer	3,784	16.8%	3,457	18.0%	1,309	11.2%	593	27.0%

Total loans receivable	22,540	100.0%	19,191	100.0%	11,672	100.0%	2,193	100.0%

Deferred origination fees, net	(1)		(2)		(3)		—
Total gross loans, net of deferred fees	22,539		19,189		11,669		2,193
Less — allowance for loan losses	(445)		(316)		(139)		(22)
Total loans, net	$22,094		$18,873		$11,530		$2,171

Maturities and Sensitivity of Loans to Changes in Interest Rates

The information in the following table is based on the contractual maturities of individual loans, including loans that may be subject to renewal at their contractual maturity.  Renewal of these loans is subject to review and credit approval, as well as modification of terms upon maturity.  Actual repayments of loans may differ from the maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties.

The following table summarizes the loan maturity distribution by type and related interest rate characteristics at September 30, 2010 and December 31, 2009:

	One year or less	After one but within five years	After five years	Total
	(in thousands)
September 30, 2010:
Commercial	$99,618	$61,606	$18,254	$179,478
Real estate	913,576	449,313	137,143	1,500,032
Consumer	33,802	44,230	3,291	81,323
Total gross loans	$1,046,996	$555,149	$158,688	$1,760,833

Gross loans maturing after one year with:
Fixed interest rates	$373,162
Floating or adjustable interest rates	340,675
Total loans	$713,837

	One year or less	After one but within five years	After five years	Total
	(in thousands)
December 31, 2009:
Commercial	$110,449	$67,363	$15,128	$192,940
Real estate	1,014,794	471,881	243,678	1,730,353
Consumer	55,566	39,748	1,501	96,815
Total gross loans	$1,180,809	$578,992	$260,307	$2,020,108

Gross loans maturing after one year with:
Fixed interest rates	$348,813
Floating or adjustable interest rates	490,486
Total loans	$839,299

FDIC Receivable for Loss Share Agreements

As of September 30, 2010, 87.4% of our outstanding principal balance of loans and 99.9% of our other real estate assets were covered under loss share agreements with the FDIC in which the FDIC has agreed to reimburse us for between 80% and 95% of all losses incurred in connection with those assets.  We estimated the FDIC reimbursement that will result from losses incurred as we dispose of covered loans and other real estate assets, and we recorded the estimate as a receivable from the FDIC.  The FDIC receivable for loss share agreements was approximately $525.6 million as of September 30, 2010 and $605.5 million as of December 31, 2009.  Realized losses in excess of acquisition date estimates will result in an increase in the FDIC receivable for loss share agreements.  Conversely, if realized losses are less than acquisition date estimates, the FDIC receivable for loss share agreements will be reduced.  The discount on the FDIC receivable is accreted into noninterest income using the level yield method over the estimated life of the receivable, including estimates of the timing of cash flow receipts and the disposition of non-performing assets.  We expect to dispose of the acquired covered assets in our FDIC-assisted acquisitions over a period of four years from the date of each acquisition and we have estimated a four-year life for the collection of the FDIC receivable.

Allowance for Loan Losses

We recorded the loans acquired in our acquisitions at their acquisition date fair value, which was based on expected cash flows and included an estimation of expected future loan losses.  As a result, the loans acquired are excluded from the calculation of allowance for loan losses and thus we have not recorded any provision for loan losses for these loans.  Under current accounting principles, within a given measurement period, not to exceed one year, we may adjust our estimate of loan fair values based on new information we obtain about facts and circumstances that existed as of the acquisition date that, if known, would have affected our loan fair values.  This measurement period ends on the earlier of one year or the date we receive the information about the facts and circumstances that existed on each acquisition date.  If we discover during the measurement period that we have materially underestimated or overestimated our loan fair values and that the facts and circumstances that resulted in the adjustment existed at the date of acquisition, we will retroactively adjust our loan fair values and make a corresponding adjustment to our bargain purchase gain or goodwill.  Beyond the measurement period (or if we determine that losses arose based on facts and circumstances that arose after the acquisition date) our portion of any additional losses will be reflected as a provision for loan losses.  The measurement period has expired for each of our 2009 acquisitions, and we made no measurement period adjustments.  Through September 30, 2010, we have not recorded any material adjustments to the allowance for loan losses.

For our non-covered loans, we have established an allowance for loan losses through a provision for loan losses charged to expense on our statement of income.  We maintain the allowance at a level deemed appropriate by management to provide adequately for known and inherent losses in our non-covered loan portfolio.  Our judgment as to the adequacy of the allowance for loan losses is based on a number of assumptions about future events, which we believe to be reasonable, but which may or may not prove to be accurate. In general, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process we refer to as “seasoning.”  As a result, a portfolio of older loans will usually behave more predictably than a newer portfolio.  Because our non-covered loan portfolio is relatively new, the current level of delinquencies and defaults may not be representative of the level that will prevail when the portfolio becomes more seasoned, which may be higher than current levels.

Our determination of the allowance for loan losses is based on evaluations of the collectability of loans, including consideration of factors such as the balance of impaired loans, the quality, mix and size of our non-covered loan portfolio, economic conditions that may affect the borrower’s ability to repay, the amount and quality of collateral securing the loans and a review of specific problem loans.  In addition, because of the lack of seasoning in our non-covered loan portfolio, we use peer data to develop our historical loss migration analysis, rather than our own historical loan loss data.  We also consider subjective issues such as changes in the lending policies and procedures, changes in the local/national economy, changes in volume or type of credits, changes in volume/severity of problem loans, quality of loan review and board of director oversight, concentrations of credit and peer group comparisons.  More specifically, in determining our allowance for loan losses, we review loans for specific impaired reserves based on current appraisals of collateral less disposal costs.  We determine general reserves by using the peer data applied to risk rated loans grouped by FDIC call report classification code.  We calculate the general reserves by applying the appropriate historical loss ratio to the loan categories grouped by risk rating (pass, special mention, substandard and doubtful) and adjusted for quantitative factors.  Impaired loans are excluded from this analysis as they are individually reviewed for valuation.

We assign the relationships that comprise our loan portfolio a risk grade based on a common set of parameters.  These parameters include debt to worth, liquidity of the borrower, net worth, experience in a particular field and other factors.  We also give weight to the relative strength of any guarantors on the loan.  We have an internal loan specialist dedicated to the review of loan files on a test basis to confirm the grading of each loan.

A significant portion of our non-covered loan portfolio has been booked within the last 12 months under stringent underwriting standards and has not experienced any significant losses to date. Due to the lack of historical loss data, we use peer group data to determine an appropriate basis for historical losses.  As a result of the economic conditions present in the country in general and in our markets in particular, we believe the use of peer group data to develop loss estimates is appropriate until our non-covered loan portfolio ages and reaches a size that will yield its own loss characteristics.

Separately, we review all impaired non-covered loans individually to determine a specific allocation for each.  In our assessment of impaired loans, we consider the primary source of repayment when determining whether loans are collateral dependent. We measure impairment of a loan based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.  When management determines that a loan is impaired, the difference between our investment in the related loan and the present value of the expected future cash flows, or the fair value of the collateral, is generally charged against the allowance for loan losses.

Periodically, we adjust the amount of the allowance based on changing circumstances.  We recognize loan losses to the allowance and add back subsequent recoveries.  In addition, on a quarterly basis we informally compare our allowance for loan losses to various peer institutions.  We recognize, however, that allowances will vary because financial institutions are unique in the make-up of their loan portfolios and customers, which necessarily creates different risk profiles for the institutions.  We would only consider further adjustments to our allowance for loan losses based on this peer review if our allowance was significantly different from our peer group. To date, we have not made any such adjustment.  Loan charge-offs in future periods may exceed the allowance for loan losses as estimated at any point in time, and provisions for loan losses may be significant to a particular accounting period, especially considering the overall weakness in the commercial and residential real estate markets in our market areas.

The following table summarizes the activity related to our allowance for loan losses related to our non-covered loans for the periods presented. All of our loans before July 24, 2009 were non-covered loans.

		Successor	Predecessor
		Period from	Period from
		July 24, 2009	January 1,
		to December	2009 to	December 31,
	September 30, 2010	31, 2009	July 23, 2009	2008	2007	2006	2005
	(dollars in thousands)
Balance, at the beginning of period	2,524	$—	$445	316	139	22	$—
Charge—offs:
Commercial and industrial	—	459	—	—	23	—	—
Commercial real estate	682	—	—	—	—	—	—
Real estate mortgage	79	—	—	178	—	—	—
Real estate construction and development	255	—	—	—	—	—	—
Consumer	11	—	—	10	1	—	—
Total charge-offs	$1,027	$459	$—	$188	$24	$—	$—
Recoveries:
Commercial and industrial	—	294	—	—	5	—	—
Real estate mortgage	4	—	—	—	—	—	—
Real estate construction and development	—	—	—	—	—	—	—
Consumer	—	—	—	5	—	—	—
Total recoveries	$4	$294	$—	$5	$5	$—	$—
Net charge-offs	1,023	165	—	183	19	—	—
Provision for loan losses	1,847	2,689	261	312	196	117	22
Balance, at end of period	$3,348	$2,524	$706	$445	$316	$139	$22

Allowance for loan losses to non- covered loans receivable	1.50%	5.32%	2.10%	1.97%	1.65%	1.19%	1.00%
Ratio of net charge-offs to average loans outstanding	0.09%	0.09%	0.00%	0.83%	0.12%	0.00%	0.00%

Allocation of Allowance for Loan Losses

The following tables present the allocation of the allowance for loan losses and the percentage of the total amount of loans in each loan category listed as of the dates indicated.

	September 30, 2010		December 31, 2009
	Amount	% of loans in each category to total loans	Amount	% of loans in each category to total loans
	(dollars in thousands)
Commercial
Commercial and industrial	$341	10.2%	$241	9.6%
Real Estate
Mortgage	557	16.6	412	16.3
Commercial	1,273	38.1	728	28.8
Construction	1,022	30.5	1,022	40.5
Total real estate	2,852	85.2	2,162	85.6
Consumer
Consumer	155	4.6	121	4.8
Total allowance for loan losses	$3,348	100.0%	$2,524	100.0%

	December 31,
	2008		2007		2006		2005
	(dollars in thousands)
	Amount	% of loans in each category to total loans	Amount	% of loans in each category to total loans	Amount	% of loans in each category to total loans	Amount	% of loans in each category to total loans
Commercial
Commercial and industrial	$78	17.6%	$47	14.9%	$18	13.2%	$9	38.9%
Real Estate
Mortgage	27	6.1	31	9.7	19	13.8	2	9.7
Commercial	190	42.6	127	40.3	81	58.1	5	24.4
Construction	75	16.9	54	17.1	5	3.7	—	—
Total real estate	292	65.6	212	67.1	105	75.6	7	34.1
Consumer
Consumer	75	16.8	57	18.0	16	11.2	6	27.0
Total allowance for loan losses	$445	100.0%	$316	100.0%	$139	100.0%	$22	100.0%

Non-performing Assets

Non-performing assets consist of nonaccrual loans, loans past due 90 days or more as to interest or principal and still accruing, and other real estate owned, which is real estate acquired through foreclosure. Nonaccrual loans are those loans on which we have discontinued recognition of interest income.  When management believes there is sufficient doubt as to the collectibility of principal or interest on any loan, or generally when loans are 90 days or more past due, we discontinue the accrual of the applicable interest and designate the loan as “nonaccrual,” unless the loan is well secured and in the process of collection.  Management reviews past due loans on a monthly basis and will place certain loans on nonaccrual status at 60 days past due in some circumstances. We apply interest payments received on nonaccrual loans against principal.  We return loans to an accrual status when factors indicating doubtful collectibility on a timely basis no longer exist.  We record a provision for estimated losses if a subsequent decline in value occurs.

Nonaccrual loans are valued at either the observable market price of the loan, the present value of expected future cash flows or the fair value of the collateral if the loan is collateral dependent.  Substantially all of our nonaccrual loans are collateral dependent and, therefore, are valued at the fair value of the collateral.  We then discount this amount further by the estimated costs to liquidate the collateral.  When the loan reaches nonaccrual status, we will review the current appraisal on file and if necessary, based on our assessment of the appraisal, such as its age and market, we will discount this amount to a more appropriate current value based on inputs from lenders and realtors.  We will typically obtain an updated appraisal, however, if the current appraisal is more than one year old.  We will also require an updated appraisal on or about the time of foreclosure or repossession of the underlying collateral.  We initially record other real estate owned at the lower of cost or estimated market value at the date of acquisition.

We contract a third-party property valuation company to order, obtain and review the appraisals prepared by a pre-approved third-party appraiser.  We conduct this process independently from our loan production staff. Due to the current economic conditions and the number of nonperforming loans in our markets, there is often a 60 to 90 day period between the date we order an appraisal and the date we receive and review it. Once the third-party property valuation company completes its review of the new appraisal, they provide it either to our Credit Administration Department (for non-covered loans) or the Special Assets Division (for covered loans).  For non-covered loans, we will record either a specific allowance or a charge-off against the allowance for loan losses if our review of the current appraisal or the new appraisal indicates a loss.  Subsequently, we will review our allowance at the end of each quarter and replenish it as required by our ALLL model.  For covered loans, we will record a charge-off against the appropriate fair value discount (impaired or other) if our review of the current appraisal or the new appraisal indicates a loss.

Partially charged-off collateral dependent loans with an updated appraisal remain on nonaccrual status until the factors that previously indicated doubtful collectability on a timely basis no longer exist.  Specifically, we look at the following factors before returning a partially charged-off loan to performing status: documented evidence of debt service capacity; adequate collateral; and a minimum of six months of receiving payments as agreed.

Loan modifications constitute a troubled debt restructuring if we, for economic or legal reasons related to the borrower’s financial difficulties, grant a concession to the borrower that we would not otherwise consider.  For loans that are considered troubled debt restructurings, we either compute the present value of expected future cash flows discounted at the original loan’s effective interest rate or, as a practical expedient, we may measure impairment based on the observable market price of the loan or the fair value of the collateral even though we do not expect to deem troubled debt restructurings collateral dependent.  We record the difference between the carrying value and fair value of the loan as a valuation allowance.

The following tables set forth our non-performing assets for the periods presented.

	At September 30, 2010			At December 31, 2009
	Covered Loans	Non- Covered Loans	Total	Covered Loans	Non- Covered Loans	Total
	(dollars in thousands)
Nonaccrual loans	$558,831	$5,680	$564,511	$524,855	$555	$525,410
Accruing loans 90 days or more past due	—	—	—	—	—	—
Troubled debt restructurings not included in above	—	—	—	—	—	—
Total non-performing loans	558,831	5,680	564,511	524,855	555	525,410
Other real estate owned	153,814	75	153,889	141,690	120	141,810
Total non-performing assets	$712,645	$5,755	$718,400	$666,545	$675	$667,220

Non-performing loans to total loans	36.33%	2.57%	38.90%	26.61%	1.17%	27.78%
Non-performing assets to total assets	64.15%	0.36%	64.50%	52.23%	0.06%	52.29%

	At December 31,
	2008	2007	2006	2005
	(in thousands)
Nonaccrual loans	$161	$4	$—	$—
Accruing loans 90 days or more past due	27	3	—	—
Troubled debt restructurings not included in above	—	—	—	—
Total non-performing loans	$188	7	—	—
Other real estate owned	73	0	—	—
Total non-performing assets	$261	$7	$—	$—

Non-performing loans to total loans	0.83%	0.04%	—	—
Non-performing assets to total assets	0.77%	0.03%	—	—

Non-performing assets, defined as nonaccrual loans, loans past due 90 days or more as to interest or principal and still accruing, and other real estate owned, totaled $719.4 million, or 26.5% of total assets at September 30, 2010, compared to $667.2 million, or 26.7% of total assets at December 31, 2009.  Of the $719.4 million in non-performing assets at September 30, 2010 and the $667.2 million in non-performing assets at December 31, 2009, $712.6 million and $666.5 million, respectively, relate to assets that are covered by loss share agreements with the FDIC.  Total non-performing covered assets accounted for 99.1% and 99.9% of total non-performing assets at September 30, 2010 and December 31, 2009, respectively.

Interest income that would have been reported on the nonaccrual loans for the nine months ended September 30, 2010 and the successor period from July 24, 2009 through December 31, 2009 was approximately $26.7 million and $8.4 million, respectively. Interest income recognized on non-covered impaired loans for the nine months ended September 30, 2010 and the successor period from July 24, 2009 through December 31, 2009 was approximately $117,347 and $783,000, respectively.

At December 31, 2009, we had approximately $230.6 million in potential problem loans, compared to $82.0 million at September 30, 2010.  The significant decrease in potential problem loans from December 31, 2009 to September 30, 2010 resulted primarily from transfers of loans to other real estate, as well as charge-offs resulting from nonaccrual status. Potential problem loans are those loans where management has a concern about the financial health of a borrower that causes management to have serious doubts as to the ability of the borrower to comply with the present loan terms.  At December 31, 2009 and September 30, 2010, substantially all of our potential problem loans were covered loans, with only $1.2 million in non-covered potential problem loans at September 30, 2010.

Deposits

Total deposits at September 30, 2010 and December 31, 2009 were $2.3 billion and $2.2 billion, respectively.  At September 30, 2010, noninterest bearing accounts totaled $219.5 million, or 9.4% of total deposits, compared to $187.7 million, or 8.7% of total deposits at December 31, 2009.  Time deposits totaled $660.0 million, or 28.2% of interest bearing deposits at September 30, 2010, compared to $1.2 billion, or 60.5% of interest bearing deposits at December 31, 2009.  Out of market brokered and wholesale time deposits totaled $20.2 million and $50.9 million at September 30, 2010 and December 31, 2009, respectively.  Money market and savings accounts totaled $1.2 billion, or 51.7% of interest bearing deposits, at September 30, 2010, compared to $460.2 million, or 23.4% of interest bearing deposits at December 31, 2009.  During 2010, we continued our strategy of actively marketing our State of Banking Money Market account in order to grow transaction accounts and reduce our reliance on time deposits.

During 2009, we were able to use the liquidity from our recapitalization and our FDIC-assisted acquisitions to pay off more than $628.1 million in brokered and wholesale time deposits.  In addition, under the terms of our purchase and assumption agreements with the FDIC, for each FDIC-assisted acquisition, we were able to reprice these deposits at a market rate that resulted in many being redeemed (without penalty), which improved our net interest margin.

The following table shows the average balance amounts and the average rates paid on deposit held by us for the periods presented.

	Nine Months Ended		Years Ended
	September 30, 2010		December 31, 2009		December 31, 2008		December 31, 2007
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(in thousands)
Noninterest bearing demand deposits	$193,879	0.00%	$149,008	0.00%	$2,471	0.00%	$2,743	0.00%
Interest bearing demand deposits	235,384	0.82%	247,628	1.42%	2,839	1.23%	2,522	1.27%
Savings and money market accounts	1,025,270	1.96%	223,026	1.80%	3,497	2.34%	2,801	3.43%
Time deposits less than $100,000	423,756	0.11%	488,240	0.31%	7,203	4.89%	5,258	5.17%
Time deposits greater than $100,000	364,852	4.32%	473,927	4.66%	7,535	4.49%	3,215	5.69%
Total deposits	$2,243,141	1.87%	$1,581,829	1.92%	$23,545	3.83%	$16,539	4.23%

The maturity distribution of our time deposits of $100,000 or more at September 30, 2010 and December 31, 2009 was as follows:

	September 30, 2010	December 31, 2009
	(in thousands)
Three months or less	$78,995	$109,259
Over three through six months	44,334	91,425
Over six though twelve months	108,835	208,924
Over twelve months	73,517	135,804
Total	$305,681	$545,412

Borrowings and Other Interest-Bearing Liabilities

The following table outlines our various sources of borrowed funds for the nine months ended September 30, 2010 and the successor period ended December 31, 2009, and the amounts outstanding at the end of each period, the maximum amount for each component during such period, the average amounts for each period and the average interest rate that we paid for each borrowing source.  The maximum month-end balance represents the high indebtedness for each component of borrowed funds at any time during each of the periods shown.

	Ending	Period End	Maximum Month End	Average for the Period
	Balance	Rate	Balance	Balance	Rate
	(dollars in thousands)
At or for the nine months ended September 30, 2010:
Securities sold under agreement to repurchase	$4,420	0.56%	$7,808	$6,944	0.47%
Advances from FHLB	—	—	—	—	0.00%
Other short term borrowings	—	—	1,690	19	2.84%

At or for the successor period ended December 31, 2009:
Securities sold under agreement to repurchase	$9,606	0.25%	$11,796	$4,239	0.59%
Advances from FHLB	5,000	0.28%	161,255	118,006	2.11%
Other short term borrowings	—	—	—	97	2.35%

At or for the year ended December 31, 2008:
Securities sold under agreement to repurchase	—	—	—	—	—
Advances from FHLB	1,800	0.79%	1,800	1,800	0.39%
Other short term borrowings	—	—	—	—	—

At or for the year ended December 31, 2007:
Securities sold under agreement to repurchase	—	—	—	—	—
Advances from FHLB	—	—	—	—	—
Other short term borrowings	—	—	305	202	0.58%

Capital Resources

We strive to maintain an adequate capital base to support our activities in a safe manner while at the same time maximizing shareholder returns.  At September 30, 2010, we exceeded all minimum regulatory capital requirements as shown in the tables below.  At September 30, 2010, our equity capital was $346.4 million, or 12.8% of total assets, compared to $310.8 million, or 12.4% of total assets, at December 31, 2009.

On July 24, 2009, the Bank raised approximately $292.1 million in gross proceeds (before expenses) from investors in a private offering of its common stock, including the sale of 28,455,000 shares of common stock to accredited investors at $10.00 per share. Following this recapitalization, the Bank raised an additional $15.7 million in common equity through the sale of 1,518,540 shares and 458,029 warrants to acquire shares of common stock to certain investors, including officers, directors and employees of the Bank. In October 2010, the Company raised an additional $923,000 in common equity through the sale of 69,927 shares and 59,927 warrants to acquire shares of common stock to certain members of the Bank’s senior management and one of our directors.

The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average equity), and average equity to average assets ratio (average equity divided by average total assets) for the periods presented:

		December 31,
	September 30, 2010	2009	2008	2007
Return on average assets	1.65%	2.04%	(1.69)%	(1.33)%
Return on average equity	13.00%	14.14%	(8.73)%	(4.87)%
Equity to assets ratio	12.68%	14.41%	19.35%	27.23%

The Federal Reserve and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. Under the capital adequacy guidelines, regulatory capital is classified into two tiers.  These guidelines require an institution to maintain a certain level of Tier 1 and Tier 2 capital to risk-weighted assets.  Tier 1 capital consists of common shareholders’ equity, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets.  In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100% based on the risks believed to be inherent in the type of asset.  Tier 2 capital consists of Tier 1 capital plus the general reserve for loan losses, subject to certain limitations.  The Bank is required to maintain capital at a minimum level based on total average assets, which is known as the Tier 1 leverage ratio.

To be considered “well capitalized” under capital guidelines, we must maintain total risk-based capital of at least 10%, Tier 1 capital of at least 6%, and a leverage ratio of at least 5%. To be considered “adequately capitalized” under capital guidelines, we must maintain a minimum total risk-based capital of 8%, with at least 4% being Tier 1 capital.  In addition, banking regulators have established a minimum Tier 1 leverage ratio of at least 4%.  We expect banking regulators to increase these minimum levels in the future.

The following table shows the Bank’s regulatory capital ratios for the periods presented.  The capital ratios of the Company have been omitted for the periods presented, as the Company did not become the Bank’s holding company until July 23, 2010.  For all periods, the Bank was considered “well capitalized.”

		December 31,
	September 30, 2010	2009	2008	2007
Leverage ratio	12.22%	14.57%	18.05%	23.23%
Tier 1 risk-based capital ratio(1)	47.60%	30.60%	21.60%	27.13%
Total risk-based capital ratio(1)	48.08%	30.85%	22.67%	28.38%

(1)          The increase in our risk-based capital ratios from December 31, 2009 to September 30, 2010 resulted from the FDIC Financial Institutions Letter (FIL-7-2010) dated February 26, 2010, entitled “Regulatory Capital Standards Clarification of the Risk Weights for FDIC Claims and Guarantees,” which clarifies that the FDIC receivable may be assigned a zero risk weight.

We intend to maintain a capital level for the Bank that exceeds the FDIC requirements to be classified as a “well capitalized” bank.  In addition, as a condition to the FDIC’s approval of the Notice of Change in Control filing of Mr. Evans, Mr. Speight and Mr. Childers (our management team) in connection with the July 2009 recapitalization and acquisition, the Bank was required to execute a Capital Maintenance Agreement with the FDIC. Under the terms of the agreement, the Bank must at all times maintain a leverage ratio of at least 10% and a total risk-based capital ratio of at least 12%.  The agreement terminates on July 23, 2012.  At September 30, 2010, the Bank was in compliance with the Capital Maintenance Agreement.

Effect of Inflation and Changing Prices

The effect of relative purchasing power over time due to inflation is not reflected in our consolidated financial statements.  Rather, our financial statements have been prepared on an historical cost basis in accordance with generally accepted accounting principles.

Unlike most industrial companies, our assets and liabilities are primarily monetary in nature.  Therefore, the effect of changes in interest rates will have a more significant effect on our performance than will the effect of changing prices and inflation in general.  In addition, interest rates may generally increase as the rate of inflation increases, although not necessarily in the same magnitude.

Off-Balance Sheet Arrangements

Commitments to extend credit are agreements to lend to a customer as long as the customer has not violated any material condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee.  At September 30, 2010, unfunded commitments to extend credit were $156.9 million, and at December 31, 2009, unfunded commitments to extend credit were $109.5 million.  A significant portion of the unfunded commitments related to commercial real estate and land development and consumer equity lines of credit.  Based on experience, we anticipate that a significant portion of these lines of credit will not be funded.  We evaluate each customer’s credit worthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary by us upon extension of credit, is based on our credit evaluation of the borrower.  The type of collateral varies but may include accounts receivable, inventory, property, plant and equipment, and commercial and residential real estate.

At September 30, 2010 and December 31, 2009, there were commitments totaling approximately $2.4 million and $5.9 million, respectively, under letters of credit.  The credit risk and collateral involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.  Because most of the letters of credit are expected to expire without being drawn upon, they do not necessarily represent future cash requirements.

Except as disclosed in this registration statement, we are not involved in off-balance sheet contractual relationships, unconsolidated related entities that have off-balance sheet arrangements, or transactions that could result in liquidity needs or other commitments that significantly impact earnings.

Contractual Obligations

In the normal course of business, we have various outstanding contractual obligations that will require future cash outflows.

The following table presents our contractual obligations as of September 30, 2010.

	Payments Due by Period
					More
		Less than 1	1 to 3	3 to 5	than
Contractual Obligations	Total	year	years	years	5 years
	(in thousands)
FHLB Advances	$—	$—	$—	$—	$—
Operating Lease Obligations	3,358	1,051	2,307	—	—
Securities Repurchase Agreements	4,420	4,420	—	—	—
Other Borrowings	—	—	—	—	—
	$7,778	$5,471	$2,307	$—	$—

The following table presents our contractual obligations as of December 31, 2009.

	Payments Due by Period
					More
		Less than	1 to 3	3 to 5	than
Contractual Obligations	Total	1 year	years	years	5 years
	(in thousands)
FHLB Advances	$5,000	$—	$5,000	$—	$—
Operating Lease Obligations	5,978	1,591	2,191	1,456	740
Securities Repurchase Agreements	9,606	9,606	—	—	—
Other Borrowings	—	—	—	—	—
	$20,584	$11,197	$7,191	$1,456	$740

Liquidity

Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss, and the ability to raise additional funds by increasing liabilities. Liquidity management involves monitoring our sources and uses of funds to meet our day-to-day cash flow requirements while maximizing profits.  Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control.  For example, the timing of maturities of our investment portfolio is fairly predictable and subject to a high degree of control when we make investment decisions.  Net deposit inflows and outflows, however, are far less predictable and are not subject to the same degree of control.

At September 30, 2010, our liquid assets, which consist of cash and due from banks, interest bearing deposits and federal funds sold, amounted to $336.8 million, or 12.4% of total assets, compared to $200.2 million, or 8.0% of total assets at December 31, 2009.  Our available for sale securities at September 30, 2010 and December 31, 2009 amounted to $406.6 million, or 15.0% of total assets, and $318.0 million, or 12.7% of total assets, respectively.  Investment securities traditionally provide a secondary source of liquidity because they can be converted into cash in a timely manner.

Our ability to maintain and expand our deposit base and borrowing capabilities serves as our primary source of liquidity.  We plan to meet our future cash needs through the generation of deposits and through collection of the FDIC receivable as we dispose of our covered loans and assets. In addition, we receive cash on the maturity and sale of loans and the maturity of investment securities.  We maintain seven federal funds lines of credit with correspondent banks totaling $160.0 million.  We are also a member of the Federal Home Loan Bank of Atlanta (FHLB), from which we can borrow for leverage or liquidity purposes.  The FHLB requires that securities, qualifying mortgage loans and stock of the FHLB owned by the Bank be pledged to secure any advances. At September 30, 2010, we had no advances from the FHLB and a remaining credit availability of $39.1 million.  In addition, we maintain a line of credit with the Federal Reserve Bank of $57.5 million secured by certain loans in our loan portfolio.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk of loss from adverse changes in market prices and rates, which principally arise from interest rate risk inherent in our lending, investing, deposit gathering and borrowing activities.  Other types of market risk, such as foreign currency exchange rate risk and commodity price risk, do not generally arise in the normal course of our business. Asset/liability management is the process by which we monitor and control the mix and maturities of our assets and liabilities.  The essential purposes of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and liabilities to minimize potentially adverse effects on earnings from changes in market interest rates.  Our asset/liability committee monitors and considers methods of managing exposure to interest rate risk.  The asset/liability committee is responsible for maintaining the level of interest rate sensitivity of our interest sensitive assets and liabilities within board-approved limits.

At September 30, 2010, approximately 52.8% of our loans were variable rate loans, compared to 63.4% at December 31, 2009.  Approximately 23.7% of our interest-bearing liabilities reprice within one year. However, interest rate movements typically result in changes in interest rates on assets that are different in magnitude from the corresponding changes in rates paid on liabilities.  While a substantial portion of our loans reprice within the first three months of the year, a larger majority of our deposits will reprice within a 12-month period.  Interest rate sensitivity is a function of the repricing characteristics of the portfolio of assets and liabilities.  These repricing characteristics are the time frames within which the interest-earning assets and interest-bearing liabilities are subject to change in interest rates either at replacement, repricing or maturity during the life of the instruments.  Interest rate sensitivity management focuses on the maturity structure of assets and liabilities and their repricing characteristics during periods of changes in market interest rates.  Effective interest rate sensitivity management seeks to ensure that both assets and liabilities respond to changes in interest rates within an acceptable timeframe that minimizes the changes in net interest income.

One of the tools management uses to estimate the sensitivity of net interest revenue changes to interest rates is an asset/liability simulation model.  The resulting estimates are based upon a number of assumptions for each scenario, including the level of balance sheet growth, loan and deposit repricing characteristics and the rate of prepayments.  The asset/liability committee actively monitors the assumptions and estimates based on input data and future expectations. Actual net interest revenue, however, may vary from model results.

Our policy is based on a 12-month impact on net interest income of interest rate ramps that increase 200 basis points and decrease 200 basis points from the base scenario.  In the ramp scenarios, rates change 16.7 basis points per month over 12 months.  The policy limits the change in net interest income over 12 months to a 10% decrease in either scenario.  The policy ramp and base scenarios assume a static balance sheet.  Given the historically low rate environment, management has determined that the use of the down 200 basis point scenario is not meaningful and, therefore, has used what it believes to be a more reasonable rate scenario of down 100 basis points over a 12-month period.  At September 30, 2010, our most recent asset/liability simulation run, the model indicated that a 200 basis point increase would cause an approximate 40 basis point decrease in net interest income over the next 12 months and a 100 basis point decrease in rates would cause an approximate 20 basis point increase in net interest income over the next 12 months.

In addition, management seeks to reduce overall interest rate risk by maintaining relatively short maturities. For additional detail on loan maturity and distribution and information regarding sensitivity of loans and leases to changes in interest rates see the table under “Maturities and Sensitivities of Loans to Changing Interest Rates” on pages 62 and 63.  Information on the maturity of our investment securities is located in the tables on pages 60 and 61.  The maturity distributions of our time deposits with balances in excess of $100,000 is located on page 69.

Item 3.  Properties

Our administrative office is located at 415 East Paces Ferry, Atlanta, Georgia 30305 and the Bank’s main office is located at 4219 Forsyth Road, Macon, Georgia 31210.  In addition, the Bank operates 22 additional branches located in Bibb, Cobb, Dooly, Houston, Fulton, Gwinnett and Jones Counties, Georgia.  The address locations of these branches are provided below.

Branch	Address	City, State, Zip	Lease/Own
Alpharetta	2380 Old Milton Parkway	Alpharetta, Georgia 30008	Own
Bass Road	1535 Bass Road	Macon, Georgia 31210	Own
Buford Highway	4997 Buford Highway	Chamblee, Georgia	Lease
Chastain	4241 Roswell Road	Atlanta, Georgia 30342	Own
Gray	282 W. Clinton Street	Gray, Georgia 31032	Own
Hartley Bridge	4315 Hartley Bridge Road	Macon, Georgia 31216	Own
Houston Lake	119 S. Houston Lake Road	Warner Robins, Georgia 31088	Own
Highway 96	849 Warren Drive	Warner Robins, Georgia 31088	Own
Log Cabin	4699 Log Cabin Drive	Macon, Georgia 31206	Own
Marietta	250 Church Street	Marietta, Georgia 30060	Lease
Midtown	860 Peachtree Street, Suite J	Atlanta, Georgia 30308	Own
Norcross	6170 Peachtree Parkway	Norcross, Georgia 30092	Own
Northeast	614 Shurling Drive	Macon, Georgia 31201	Own
Perry	1208 Washington Street	Perry, Georgia 31069	Own
Pinehurst	321 Fullington Avenue	Pinehurst, Georgia 31070	Own
Pio Nono	3945 Pio Nono Avenue	Macon, Georgia 31206	Own
Riverside	2918 Riverside Drive	Macon, Georgia 31204	Own
Roswell Road	3789 Roswell Road	Atlanta, Georgia 30342	Lease
Sandy Springs	6000 Sandy Springs Circle	Sandy Springs, Georgia 30328	Lease
Unadilla	2206 Pine Street	Unadilla, Georgia 31091	Own
Walnut	700 Walnut Street	Macon, Georgia 31201	Own
Zebulon	5980 Zebulon Road	Macon, Georgia 31210	Own

We lease our administrative office and own the Bank’s main office location.  In connection with our acquisition of NorthWest Bank and Trust from the FDIC, pursuant to the terms and conditions of the purchase and assumption agreement, we have the opportunity to purchase and/or assume certain contracts associated with NorthWest Bank and Trust’s assets, including its branch office location in Marietta, Georgia.  To date, we have not finalized the terms and conditions associated with our purchase of this branch office.  The approximate value of the initial commitment to purchase this location from the FDIC was $750,000.  In connection with our acquisition of United Americas Bank from the FDIC, pursuant to the terms and conditions of the purchase and assumption agreement, we also have the opportunity to purchase and/or assume certain contracts associated with United Americas Bank’s assets, including certain of its branch office locations.

Item 10.  Recent Sales of Unregistered Securities

On October 14, 2010, we sold 69,927 shares of our common stock and warrants to purchase 59,927 shares of our common stock to certain members of  the Bank’s senior management and one of our directors for aggregate gross proceeds of $922,912.  The shares and warrants were sold in reliance upon the exemption from registration for transactions not involving a public offering under Section 4(2) of the Securities Act, and, in particular, the safe harbor provisions afforded by Rule 504 of Regulation D, as promulgated thereunder.

On July 23, 2010, we consummated our plan of reorganization and share exchange with the Bank pursuant to which we have issued 31,540,977 shares of our common stock in exchange for 31,540,977 shares of the Bank’s common stock pursuant to the exemption from registration contained in Section 3(a)(12) of the Securities Act.

On December 9, 2009, the Bank sold 850,000 shares of common stock to an investment fund for aggregate gross proceeds of $8.5 million.  The shares were sold in reliance upon the exemption from registration for transactions not involving a public offering under Section 4(2) of the Securities Act, and, in particular, the safe harbor provisions afforded by Rule 506 of Regulation D, as promulgated thereunder.  The investor represented to us that it was an “accredited investor” as defined in Rule 501(a) of Regulation D. In addition, the shares were securities of the Bank, a banking institution supervised by the Georgia Department of Banking and Finance and the FDIC and, therefore, are considered exempt securities pursuant to Section 3(a)(2) of the Securities Act and are not required to be registered with the SEC.

On September 30, 2009, the Bank sold 350,740 shares of common stock and warrants to purchase 217,900 shares of common stock to certain members of its senior management for aggregate gross proceeds of $3,742,732. On October 26, 2009, the Bank sold 121,300 shares of common stock and warrants to purchase 96,300 shares of common stock to certain members of its senior management for aggregate gross proceeds of $1,317,004.  On November 13, 2009, the Bank sold an additional 191,500 shares of common stock and warrants to purchase 143,829 shares of common stock to certain members of its board of directors and senior management for aggregate gross proceeds of $2,070,335.  Similarly, on December 15, 2009, the Bank sold 5,000 shares of common stock to a member of its senior management team for aggregate proceeds of $50,000. The shares and warrants were sold in reliance upon the exemption from registration for transactions not involving a public offering under Section 4(2) of the Securities Act, and, in particular, the safe harbor provisions afforded by Rule 506 of Regulation D, as promulgated thereunder.  Each of the investors represented to us that he or she is an “accredited investor” as defined in Rule 501(a) of Regulation D.  In addition, the shares and warrants were securities of the Bank, a banking institution supervised by the Georgia Department of Banking and Finance and the FDIC and, therefore, are considered exempt securities pursuant to Section 3(a)(2) of the Securities Act and are not required to be registered with the SEC.

On July 24, 2009, the Bank completed a private offering of 28,455,000 shares of its common stock for aggregate gross proceeds of $284,550,000.  The Bank engaged FBR Capital Markets & Co. (“FBR”) as its placement agent to assist with the offering.  The investors in the offering, either directly or through affiliated funds, included hedge funds, mutual funds, an insurance company and individuals.

Also on July 24, 2009, the Bank closed on the sale of 700,000 units to certain of our current executive officers, a member of the Bank’s senior management and one of our directors for aggregate gross proceeds of $7.0 million.  The units consisted of 700,000 shares of common stock and warrants to purchase an additional 2,102,605 shares of our common stock for $10.00 per share. The Bank also closed on the sale of 100,000 units to certain of the Bank’s former directors for aggregate gross proceeds of $500,000, which units consisted of 100,000 shares of our common stock and warrants to purchase 100,000 shares of our common stock for $5.00 per share.

All of the shares and warrants sold in the July 24, 2009 private offerings were sold in reliance upon the exemption from registration for transactions not involving a public offering under Section 4(2) of the Securities Act, and, in particular, the safe harbor provisions afforded by Rule 506 of Regulation D, as promulgated thereunder.  Each of the investors represented to us that he or she is an “accredited investor” as defined in Rule 501(a) of Regulation D.  In addition, the shares and warrants were securities of the Bank, a banking institution supervised by the Georgia Department of Banking and Finance and the FDIC and, therefore, are considered exempt securities pursuant to Section 3(a)(2) of the Securities Act and are not required to be registered with the SEC.

For a description of the terms of the warrants described above, see Item 11, Description of Registrant’s Securities to be Registered — Warrants, included in amendment No. 2 to the Form 10 registration statement filed on December 14, 2010.

Item 15. Financial Statements and Exhibits

(b)         Exhibits. The following documents are filed as exhibits hereto:

Exhibit No.	Document

2.1*

Purchase and Assumption Agreement dated as of July 24, 2009 among the Federal Deposit Insurance Corporation, Receiver of Security Bank of Bibb County, Macon Georgia; Security Bank of Gwinnett County, Suwannee, Georgia; Security Bank of Houston County, Perry, Georgia; Security Bank of Jones County, Gray, Georgia; Security Bank of North Fulton, Alpharetta, Georgia; Security Bank of North Metro, Woodstock,

Exhibit No.	Document

Georgia, State Bank and Trust Company and the Federal Deposit Insurance Corporation acting in its corporate capacity

2.2*

Purchase and Assumption Agreement dated as of December 4, 2009 among the Federal Deposit Insurance Corporation, Receiver of The Buckhead Community Bank, Atlanta, Georgia, State Bank and Trust Company and the Federal Deposit Insurance Corporation acting in its corporate capacity

2.3*

Purchase and Assumption Agreement dated as of December 4, 2009 among the Federal Deposit Insurance Corporation, Receiver of First Security National Bank, Norcross, Georgia, State Bank and Trust Company and the Federal Deposit Insurance Corporation acting in its corporate capacity

2.4*	Plan of Reorganization and Share Exchange dated January 27, 2010

2.5*

Purchase and Assumption Agreement dated as of July 30, 2010 among the Federal Deposit Insurance Corporation, Receiver of NorthWest Bank and Trust, Acworth, Georgia, State Bank and Trust Company and the Federal Deposit Insurance Corporation acting in its corporate capacity

2.6

Purchase and Assumption Agreement dated as of December 17, 2010 among the Federal Deposit Insurance Corporation, Receiver of United Americas Bank, N.A., Atlanta, Georgia, State Bank and Trust Company and the Federal Deposit Insurance Corporation acting in its corporate capacity

3.1*	Amended and Restated Articles of Incorporation of State Bank Financial Corporation

3.2*	Bylaws of State Bank Financial Corporation

4.1*	See Exhibits 3.1 and 3.2 for provisions in State Bank Financial Corporation’s Articles of Incorporation and Bylaws defining the rights of holders of common stock

4.2*	Form of certificate of common stock

10.1*	Employment Agreement dated July 24, 2009 by and among of Joseph W. Evans and State Bank and Trust Company

10.2*	Employment Agreement dated July 24, 2009 by and among of Kim M. Childers and State Bank and Trust Company

10.3*	Employment Agreement dated July 24, 2009 by and among of J. Daniel Speight and State Bank and Trust Company

10.4*	Employment Agreement dated July 19, 2010 by and among of Stephen W. Doughty and State Bank and Trust Company

10.5*	First Amendment to Employment Agreement dated May 11, 2010 by and among Joseph W. Evans and State Bank and Trust Company

10.6*	First Amendment to Employment Agreement dated May 11, 2010 by and among Kim M. Childers and State Bank and Trust Company

10.7*	First Amendment to Employment Agreement dated May 11, 2010 by and among J. Daniel Speight and State Bank and Trust Company

Exhibit No.	Document

10.8*	Stock Purchase Agreement dated July 14, 2009

10.9*

Form of Warrant Agreement (Pursuant to Instruction 2 of Item 601, one form of Warrant Agreement has been filed which has been executed by each of the following executive officers and the following director: Kim M. Childers, Stephen W. Doughty, Joseph W. Evans, J. Daniel Speight and John Thomas Wiley, Jr.)

10.10*	Form of Purchase Agreement (Pursuant to Instruction 2 of Item 601, one form of Purchase Agreement has been filed which has been executed by Kim M. Childers, Joseph W. Evans and J. Daniel Speight)

10.11*	Form of Purchase Agreement (Pursuant to Instruction 2 of Item 601, one form of Purchase Agreement has been filed which has been executed by Stephen W. Doughty and John Thomas Wiley, Jr.)

10.12***	Second Amendment to Employment Agreement dated November 5, 2010 by and among Joseph W. Evans And State Bank and Trust Company

10.13***	Second Amendment to Employment Agreement dated November 5, 2010 by and among Kim M. Childers and State Bank and Trust Company

10.14***	Second Amendment to Employment Agreement dated November 5, 2010 by and among J. Daniel Speight and State Bank and Trust Company

10.15***	First Amendment to Employment Agreement dated November 5, 2010 by and among Stephen W. Doughty and State Bank and Trust Company

10.16***	Third Amendment to Employment Agreement dated December 2, 2010 by and among Joseph W. Evans And State Bank and Trust Company

10.17***	Third Amendment to Employment Agreement dated December 2, 2010 by and among Kim M. Childers and State Bank and Trust Company

10.18***	Third Amendment to Employment Agreement dated December 2, 2010 by and among J. Daniel Speight and State Bank and Trust Company

10.19***	Second Amendment to Employment Agreement dated December 2, 2010 by and among Stephen W. Doughty and State Bank and Trust Company

16.1**	Letter from Nichols, Cauley & Associates, LLC dated November 1, 2010

21.1*	Subsidiaries of State Bank Financial Corporation

* Previously filed on October 29, 2010

** Previously filed on November 5, 2010

*** Previously filed on December 14, 2010

SIGNATURES

Pursuant to the requirements of Section 12 of the securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

STATE BANK FINANCIAL CORPORATION

Date: December 27, 2010	By:	/s/ J. Daniel Speight
J. Daniel Speight
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document

2.1*

Purchase and Assumption Agreement dated as of July 24, 2009 among the Federal Deposit Insurance Corporation, Receiver of Security Bank of Bibb County, Macon Georgia; Security Bank of Gwinnett County, Suwannee, Georgia; Security Bank of Houston County, Perry, Georgia; Security Bank of Jones County, Gray, Georgia; Security Bank of North Fulton, Alpharetta, Georgia; Security Bank of North Metro, Woodstock, Georgia, State Bank and Trust Company and the Federal Deposit Insurance Corporation acting in its corporate capacity

2.2*

Purchase and Assumption Agreement dated as of December 4, 2009 among the Federal Deposit Insurance Corporation, Receiver of The Buckhead Community Bank, Atlanta, Georgia, State Bank and Trust Company and the Federal Deposit Insurance Corporation acting in its corporate capacity

2.3*

Purchase and Assumption Agreement dated as of December 4, 2009 among the Federal Deposit Insurance Corporation, Receiver of First Security National Bank, Norcross, Georgia, State Bank and Trust Company and the Federal Deposit Insurance Corporation acting in its corporate capacity

2.4*	Plan of Reorganization and Share Exchange dated January 27, 2010

2.5*

Purchase and Assumption Agreement dated as of July 30, 2010 among the Federal Deposit Insurance Corporation, Receiver of NorthWest Bank and Trust, Acworth, Georgia, State Bank and Trust Company and the Federal Deposit Insurance Corporation acting in its corporate capacity

2.6

Purchase and Assumption Agreement dated as of December 17, 2010 among the Federal Deposit Insurance Corporation, Receiver of United Americas Bank, N.A., Atlanta, Georgia, State Bank and Trust Company and the Federal Deposit Insurance Corporation acting in its corporate capacity

3.1*	Amended and Restated Articles of Incorporation of State Bank Financial Corporation

3.2*	Bylaws of State Bank Financial Corporation

4.1*	See Exhibits 3.1 and 3.2 for provisions in State Bank Financial Corporation’s Articles of Incorporation and Bylaws defining the rights of holders of common stock

4.2*	Form of certificate of common stock

10.1*	Employment Agreement dated July 24, 2009 by and among of Joseph W. Evans and State Bank and Trust Company

10.2*	Employment Agreement dated July 24, 2009 by and among of Kim M. Childers and State Bank and Trust Company

10.3*	Employment Agreement dated July 24, 2009 by and among of J. Daniel Speight and State Bank and Trust Company

10.4*	Employment Agreement dated July 19, 2010 by and among of Stephen W. Doughty and State Bank and Trust Company

10.5*	First Amendment to Employment Agreement dated May 11, 2010 by and among Joseph W. Evans and S State Bank and Trust Company

10.6*	First Amendment to Employment Agreement dated May 11, 2010 by and among Kim M. Childers and State Bank and Trust Company

Exhibit No.	Document

10.7*	First Amendment to Employment Agreement dated May 11, 2010 by and among J. Daniel Speight and State Bank and Trust Company

10.8*	Stock Purchase Agreement dated July 14, 2009

10.9*

Form of Warrant Agreement (Pursuant to Instruction 2 of Item 601, one form of Warrant Agreement has been filed which has been executed by each of the following executive officers and the following director: Kim M. Childers, Stephen W. Doughty, Joseph W. Evans, J. Daniel Speight and John Thomas Wiley, Jr.)

10.10*	Form of Purchase Agreement (Pursuant to Instruction 2 of Item 601, one form of Purchase Agreement has been filed which has been executed by Kim M. Childers, Joseph W. Evans, and J. Daniel Speight)

10.11*	Form of Purchase Agreement (Pursuant to Instruction 2 of Item 601, one form of Purchase Agreement has been filed which has been executed by Stephen W. Doughty and John Thomas Wiley, Jr.)

10.12***	Second Amendment to Employment Agreement dated November 5, 2010 by and among Joseph W. Evans And State Bank and Trust Company

10.13***	Second Amendment to Employment Agreement dated November 5, 2010 by and among Kim M. Childers and State Bank and Trust Company

10.14***	Second Amendment to Employment Agreement dated November 5, 2010 by and among J. Daniel Speight and State Bank and Trust Company

10.15***	First Amendment to Employment Agreement dated November 5, 2010 by and among Stephen W. Doughty and State Bank and Trust Company

10.16***	Third Amendment to Employment Agreement dated December 2, 2010 by and among Joseph W. Evans And State Bank and Trust Company

10.17***	Third Amendment to Employment Agreement dated December 2, 2010 by and among Kim M. Childers and State Bank and Trust Company

10.18***	Third Amendment to Employment Agreement dated December 2, 2010 by and among J. Daniel Speight and State Bank and Trust Company

10.19***	Second Amendment to Employment Agreement dated December 2, 2010 by and among Stephen W. Doughty and State Bank and Trust Company

16.1**	Letter from Nichols, Cauley & Associates, LLC dated November 1, 2010

21.1*	Subsidiaries of State Bank Financial Corporation

* Previously filed on October 29, 2010

** Previously filed on November 5, 2010

*** Previously filed on December 14, 2010